EXECUTION

A PORTION OF THIS EXHIBIT HAS BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT AND SUCH PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Originally dated as of November 15, 2007

Originally Amended and Restated as of July 11, 2008

among

QUEST RESOURCE CORPORATION

as the Borrower,

ROYAL BANK OF CANADA,

as Administrative Agent and Collateral Agent

and

The Lenders Party Hereto

$28,250,000.00 ORIGINAL TERM LOAN

$8,000,000.00 REVOLVING OIL & GAS DEVELOPMENT LOAN

$862,785.96 INTEREST DEFERRAL NOTE

$282,500.00 PIK NOTE

$25,000.00 SECOND PIK NOTE

RBC CAPITAL MARKETS

As Lead Arranger and Sole Bookrunner

Dated as of September 11, 2009

TABLE OF CONTENTS

Page

ARTICLE I. DEFINITIONS AND ACOUNTING TERMS	2
1.01 Defined Terms	2
1.02 Other Interpretive Provisions	24
1.03 Accounting Terms	24
1.04 Rounding	25
1.05 References to Agreements and Laws	25
ARTICLE II. OUTSTANDING LOANS AND REVOLVING O&G DEVELOPMENT LOAN COMMITMENT	25
2.01 Loans Outstanding on Restatement Date	25
2.02 Revolving O&G Development Loans	26
2.03 Borrowings of O&G Development Loans	26
2.04 Prepayments	28
2.05 Reduction or Termination of AggregateRevolving O&G Development Loan Commitment	29
2.06 Repayment of Loans	29
2.07 Interest	29
2.08 Fees	30
2.09 Computation of Interest and Fees	32
2.10 Evidence of Debt	32
2.11 Payments Generally	32
2.12 Sharing of Payments	35
2.13 Pari Passu Lien Securing Lender Hedging Obligations and Approved Hedge Counterparty Swap Contracts	35
2.14 Letters of Credit	35
ARTICLE III TAXES AND YIELD PROTECTION	42
3.01 Taxes	42
3.02 Intentionally Deleted	44
3.03 Intentionally Deleted	44
3.04 Increased Cost and Reduced Return; Capital Adequacy	44
3.05 Intentionally Deleted	45
3.06 Matters Applicable to all Requests for Compensation	45
3.07 Survival	45
3.08 Mitigation Obligations	45
ARTICLE IV. CONDITIONS PRECEDENT	46
4.01 Conditions Precedent	46
4.02 Conditions Precedent to all Credit Extensions	48
ARTICLE V REPRESENTATIONS AND WARRANTIES.	49
5.01 Existence; Qualification and Power; Compliance with Laws	49
5.02 Authorization; No Contravention	50

i

5.03 Governmental Authorization	50
5.04 Binding Effect	50
5.05 Financial Statements; No Material Adverse Effect	50
5.06 Litigation	50
5.07 No Default	51
5.08 Ownership of Property; Liens;	51
5.09 Environmental Compliance	51
5.10 Insurance	51
5.11 Taxes	51
5.12 ERISA Compliance	51
5.13 Subsidiaries and other Investments	52
5.14 Margin Regulations; Investment Company Act; Use of Proceeds	52
5.15 Disclosure; No Material Misstatements	52
5.16 Location of Business and Offices	53
5.17 Compliance with Laws	53
5.18 Third Party Approvals	53
5.19 Solvency	53
5.20 Oil and Gas Leases	53
5.21 Oil and Gas Contracts	53
5.22 Producing Wells	54
5.23 Purchasers of Production	54
5.24 Swap Contracts	54
ARTICLE VI. AFFIRMATIVE COVENANTS	54
6.01 Financial Statements and Reports	54
6.02 Certificates; Other Information	56
6.03 Notices	56
6.04 Payment of Obligations	57
6.05 Preservation of Existence, Etc.	57
6.06 Maintenance of Assets and Business	57
6.07 Maintenance of Insurance	58
6.08 Compliance with Laws and Contractual Obligations	58
6.09 Books and Records	59
6.10 Inspection Rights	59
6.11 Compliance with ERISA	59
6.12 Use of Proceeds	59
6.13 Material Agreements	59
6.14 Guaranties	59
6.15 Further Assurances; Additional Collateral; In Lieu Letters	60
6.16 Title Defects	61
6.17 Leases	61
6.18 Development of Phase I Oil and Gas Properties	61
6.19 Operation of Phase I Oil and Gas Properties	62
6.20 Change of Purchasers of Production	62
6.21 Fiscal Year	62
6.22 Liens on Oil and Gas Properties; Title Information	62

6.23 Available Cash Balances	63
ARTICLE VII NEGATIVE COVENANTS.	63
7.01 Liens	63
7.02 Investments	66
7.03 Hedging Agreements	67
7.04 Indebtedness	67
7.05 Lease Obligations	68
7.06 Fundamental Changes	69
7.07 Dispositions	69
7.08 Restricted Payments; Distributions and Redemptions	70
7.09 ERISA	70
7.10 Nature of Business; Capital Expenditures; Risk Management	70
7.11 Transactions with Affiliates	70
7.12 Burdensome Agreements	70
7.13 Use of Proceeds	70
7.14 Material Agreements	71
7.15 Phase I Oil and Gas Property Capital Expenditures	71
7.16 Material Acquisitions	71
7.17 Financial Covenants	71
ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES	71
8.01 Events of Default	71
8.02 Remedies Upon Event of Default	74
8.03 Application of Funds	75
ARTICLE IX. ADMINISTRATIVE AGENT	75
9.01 Appointment and Authorization of Agents; Lender Hedging Agreements	75
9.02 Delegation of Duties	76
9.03 Default; Collateral	76
9.04 Liability of Agents	78
9.05 Reliance by Administrative Agent	78
9.06 Notice of Default	79
9.07 Credit Decision; Disclosure of Information by Administrative Agent	79
9.08 Indemnification of Agents	80
9.09 Administrative Agent in its Individual Capacity	80
9.10 Successor Administrative Agent and Collateral Agent	81
9.11 Other Agents; Arranger	81
9.12 Administrative Agent May File Proofs of Claim	81
9.13 Hedging Agreements	82
ARTICLE X MISCELLANEOUS.	82
10.01 Amendments, Release of Collateral, Etc	82
10.02 Notices and Other Communications; Facsimile Copies	84
10.03 No Waiver; Cumulative Remedies	85
10.04 Attorney Costs; Expenses and Taxes	86
10.05 Indemnification	86

10.06 Payments Set Aside	87
10.07 Successors and Assigns	87
10.08 Confidentiality	90
10.09 Set-off	91
10.10 Interest Rate Limitation	91
10.11 Counterparts	91
10.12 Integration	91
10.13 Survival of Representations and Warranties	92
10.14 Severability	92
10.15 Replacement of Lenders	92
10.16 Governing Law	93
10.17 Waiver of Right to Trial by Jury, Etc	93
10.18 Time of the Essence	94
10.19 Amendment and Restatement	94
10.20 ENTIRE AGREEMENT	94

SCHEDULES

2.01	Loans and Commitments as of Restatement Date
5.06	Litigation
5.12	ERISA Compliance
5.13	Subsidiaries and Equity Investments
5.21	Take-or Pay and Gas Balancing Obligations
5.23	Purchasers of Production
5.24	Swap Contracts
6.12	Phase I Oil and Gas Property Development Funding
7.01	Existing Liens
7.04	Indebtedness
7.11	Transactions With Affiliates
10.02	Addresses for Notices to Borrower, Guarantors and Administrative Agent

EXHIBITS

Exhibit:	Form of:
A-1	Borrowing Notice
A-2	Repayment Notice
B-1	Original Term Loan Note
B-2	Revolving O&G Development Loan Note
B-3	PIK Note
B-4	Interest Deferral Note
B-5	Second PIK Note
C	Compliance Certificate pursuant to Section 6.02(a)
D	Assignment and Assumption
E	ORRI Conveyance

v

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of September 11, 2009, among QUEST RESOURCE CORPORATION a Nevada corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, “Lender”), and ROYAL BANK OF CANADA, as Administrative Agent and Collateral Agent.

PRELIMINARY STATEMENTS

A.        The Borrower, Royal Bank of Canada, as administrative agent and collateral agent, and Royal Bank of Canada, as sole lender, entered into a Credit Agreement dated as of November 15, 2007 providing for an aggregate revolving credit facility of $50,000,000 (as amended, the “Original Credit Agreement”).

B.        The Original Credit Agreement was amended and restated in its entirety by an Amended and Restated Credit Agreement dated as of July 11, 2008 among the Borrower, Royal Bank of Canada, as administrative agent and collateral agent, and Royal Bank of Canada, as sole lender(as amended, the “First Amended and Restated Credit Agreement”). Pursuant to the First Amended and Restated Credit Agreement the outstanding balance of $35,000,000.00 owing under the Original Credit Agreement was converted to a $35,000,000.00 term loan with a maturity date of July 11, 2010.

C.        In connection with the Fourth Amendment to the First Amended and Restated Credit Agreement, in lieu of paying the 1% amendment fee payable in connection therewith, the Borrower issued to Royal Bank of Canada, as Lender, a $282,500.00 note dated May 29, 2009 with a maturity date of July 11, 2010.

D.        In connection with the Fifth Amendment to the First Amended and Restated Credit Agreement, in lieu of paying a $25,000.00 amendment fee in connection therewith, the Borrower issued to Royal Bank of Canada, as Lender, a $25,000.00 note dated June 30, 2009 with a maturity date of July 11, 2010. Additionally, in lieu of paying interest accrued on the indebtedness outstanding under the First Amended and Restated Credit Agreement on June 30, 2009, the Borrower issued to Royal Bank of Canada, as Lender, a $862,785.96 note dated June 30, 2009 with a maturity date of September 30, 2009.

E.        The Borrower has requested that Royal Bank of Canada, as sole lender, agree to advance up to $8,000,000.00 to fund development costs associated with the Borrower's Phase I Oil and Gas Properties, general and administrative expenses, working capital and other corporate purposes and Royal Bank of Canada, subject to the terms and conditions set forth herein, has agreed to provide the requested $8,000,000.00 development loan, to renew and rearrange the Outstanding Amount of the Term Loan ($28,250,000.00) and in furtherance thereof the parties have agreed to amend and restate the First Amended and Restated Credit Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree that the First Amended and Restated Credit Agreement is amended and restated in its entirety to read as follows:

1	Quest Resource Corp. 2nd Amended and Restated Credit Agreement

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01	Defined Terms

As used in this Agreement, the terms defined in the introductory paragraph hereof shall have the meanings therein indicated and the following terms shall have the meanings set forth below:

Additional PIK Interest means interest that accrues and is payable on each Interest Payment Date on each Loan that the Borrower elects not to pay in cash but to pay via a "payment-in-kind" or Additional PIK Loan made by Lenders to Borrower, which shall be added to the outstanding principal balance of the respective Loan, and shall thereafter accrue interest thereon at a rate equal to the rate payable on the respective Loan from time to time as provided herein, but in no event to exceed the Maximum Rate.

Additional PIK Loan means the additional "payment-in-kind" loan advance made by Lenders to Borrower automatically in the event Borrower does not pay accrued interest payable on the Original Term Loan, the Interest Deferral Loan, the PIK Loan or the Second PIK Loan on any Interest Payment Date, which Additional PIK Loan shall be added to the outstanding principal balance of the respective Loan, and shall thereafter accrue interest thereon at a rate equal to the rate payable on the respective Loan from time to time as provided herein, but in no event to exceed the Maximum Rate.

Adjusted Base Rate means the Base Rate plus ten percent (10%) per annum, but in no event to exceed the Maximum Rate.

Administrative Agent means Royal Bank of Canada in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

Administrative Agent's Office means the Administrative Agent's address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

Administrative Details Form means the Administrative Details Reply Form furnished by a Lender to the Administrative Agent in connection with this Agreement.

Affiliate means, as to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to be controlled by any other Person if such other Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

Agent-Related Persons means the Administrative Agent (including any successor administrative agent), the Collateral Agent (including any successor collateral agent) and their respective Affiliates (including the officers, directors, employees, agents and attorneys-in-fact of such Person).

Aggregate Revolving O&G Development Loan Commitment means collectively the Revolving O&G Development Loan Commitments of all the Lenders which Revolving O&G Development Loan Commitment collectively for all Lenders shall be an amount (subject to increase, reduction or cancellation as herein provided) up to $5,600,000.00 through November 30, 2009; provided if no Event of Default

2	Quest Resource Corp. 2nd Amended and Restated Credit Agreement

shall have occurred and be continuing on November 30, 2009, the Revolving O&G Development Loan Commitment will be automatically increased to an amount not exceeding $8,000,000.00.

Agreement means this Second Amended and Restated Credit Agreement.

Approved Budgets means the Approved Capital and Operating Budget and the Approved General and Administrative Budget.

Approved Capital and Operating Budget means Borrower's budget, as approved by Administrative Agent and set forth on Schedule 6.12, as such Schedule 6.12 may be changed to accelerate expenditures for Value Enhancing CapEx or to provide for such other changes as may be approved by the Administrative Agent, in each case pursuant to Section 6.01(c), for conducting Approved Development Activities on the Phase I Oil and Gas Properties (including Mandatory CapEx and Value Enhancing CapEx for the 4 wells identified on Schedule 6.12). Schedule 6.12 shall set forth, by well, projected Mandatory CapEx and Value Enhancing CapEx related to the operation and development of the Phase I Oil and Gas Properties.

Approved Development Activities means, subject to prudent industry standards, drilling, geological and geophysical investigations and evaluations and related activities on the Phase I Oil and Gas Properties, in accordance with Schedule 6.12 (as revised from time to time pursuant to Section 6.01(c) to reflect the acceleration of expenditures for, or other changes to, Value Enhancing CapEx as may be approved by the Administrative Agent), (i) in order to bring into production Proved Reserves and other reserves, and (ii) in order to further explore and/or develop the Hydrocarbons. Certain Approved Development Activities have been approved in the initial Schedule 6.12; depending upon the success of these initial Approved Development Activities, Administrative Agent may approve the acceleration of expenditures for, or other changes to, Value Enhancing CapEx, in an updated Schedule 6.12 delivered to and approved by the Administrative Agent pursuant to Section 6.01(c).

Approved Fund means any Fund that is administered or managed by a Lender, an Affiliate of a Lender, or an entity or an Affiliate of an entity that administers or manages a Lender.

Approved General and Administrative Budget means Borrower's budget, as approved by Administrative Agent and set forth on Schedule 6.12, as such Schedule 6.12 may be changed pursuant to Section 6.01(c), for general and administrative expenses.

Approved Hedge Counterparty means BP Corporation North America, Inc. or any of its Affiliates or any other Person designated by the Administrative Agent in writing to be an Approved Hedge Counterparty that enters into an Approved Hedge Counterparty Swap Contract.

Approved Hedge Counterparty Swap Contract means any Swap Contract entered into by an Approved Hedge Counterparty with the Borrower.

Arranger means RBC Capital Markets in its capacity as lead arranger and sole bookrunner.

Assignment and Assumption means an Assignment and Assumption substantially in the form of Exhibit D.

3	Quest Resource Corp. 2nd Amended and Restated Credit Agreement

Attorney Costs means and includes the reasonable fees and disbursements of any law firm or other external counsel and the reasonable allocated cost of internal legal services and disbursements of internal counsel.

Attributable Indebtedness means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

Authorizations means all filings, recordings, and registrations with, and all validations or exemptions, approvals, orders, authorizations, consents, franchises, licenses, certificates, and permits from, any Governmental Authority.

Available Cash means Cash Equivalents excluding: (i) all outstanding checks and other uncleared items; (ii) Cash Equivalents pledged to secure letter of credit reimbursement obligations to the extent provided herein; and (iii) other amounts that are being held for the benefit of third parties (including, without limitation, amounts being held in suspense, amounts payable to royalty and working interest owners, amounts payable for gathering, compression, treating and transportation services and Swap Contract settlements).

Base Rate means for any day a fluctuating rate per annum equal to the greater of (a) the Federal Funds Rate plus one-half of one percent (0.5%) and (b) the Prime Rate for such day. Any change in the Base Rate due to a change in the Prime Rate or Federal Funds Rate shall be effective automatically and without notice to Borrower or the Lenders on the effective date of such change in the Prime Rate or Federal Funds Rate, respectively.

Board means the Board of Governors of the Federal Reserve System of the United States.

Borrower has the meaning specified in the introductory paragraph hereto.

Borrower Affiliate means each of the QRC Subsidiaries.

Borrowing means a borrowing of Revolving O&G Development Loans pursuant to Section 2.02.

Borrowing Notice means a notice of Borrowing, which, if in writing, shall be substantially in the form of Exhibit A-1.

Business Day means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of New York, or are in fact closed.

Capital Expenditure by a Person means an expenditure (determined in accordance with GAAP) for any fixed asset owned by such Person for use in the operations of such Person having a useful life of more than one year, or any improvements or additions thereto and with respect to the development of the Phase I Oil and Gas Properties means Mandatory CapEx and Value Enhancing CapEx.

4	Quest Resource Corp. 2nd Amended and Restated Credit Agreement

Capital Lease means any capital lease or sublease which should be capitalized on a balance sheet in accordance with GAAP.

Cash Collateralize means to pledge and deposit with or deliver to the Administrative Agent or Collateral Agent, for the benefit of the L/C Issuer and the Lenders and their Affiliates, as collateral for the L/C Obligations, cash and deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents hereby are consented to by the Lenders).

Cash Equivalents means:

(a)	United States Dollars;

(b)       direct general obligations, or obligations of, or obligations fully and unconditionally guaranteed as to the timely payment of principal and interest by, the United States or any agency or instrumentality thereof having remaining maturities of not more than thirteen (13) months, but excluding any such securities whose terms do not provide for payment of a fixed dollar amount upon maturity or call for redemptions;

(c)       certificates of deposit and eurodollar-time deposits with remaining maturities of thirteen (13) months or less, bankers acceptances with remaining maturities not exceeding one hundred eighty (180) days, overnight bank deposits and other similar short term instruments, in each case with any domestic commercial bank having capital and surplus in excess of $250,000,000 and having a rating of at least “A2” by Moody's or at least “A” by S&P;

(d)       repurchase obligations with a remaining term of not more than thirteen (13) months for underlying securities of the types described in (b) and (c) above entered into with any financial institution meeting the qualifications in (c) above;

(e)       commercial paper (having remaining maturities of not more than two hundred seventy (270) days) of any Person rated “P-1” or better by Moody's or “A-1” or the equivalent by S&P;

(f)        money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P or Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and

(g)       money market mutual or similar funds having assets in excess of $100,000,000, at least 95% of the assets of which are comprised of assets specified in clause (a) through (f) above, except that with respect to the maturities of the assets included in such funds the requirements of clauses (a) through (f) shall not be applied to the individual assets included in such funds but to the weighted-average maturity of all assets included in such funds.

Change in Law means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 3.04(b), by any Lending Office of such Lender or by such Lender's holding

5	Quest Resource Corp. 2nd Amended and Restated Credit Agreement

company) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

Change of Control means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934) of 50% or more of the outstanding shares of Voting Stock of Borrower; provided, however, that the following shall not be deemed a Change of Control: (i) a merger of Borrower into another entity in which the other entity is the survivor if Borrower's stockholders of record as constituted immediately prior to such acquisition hold more than 50% of the outstanding shares of Voting Stock of the surviving entity; (ii) actions taken to effect the Recombination and the Recombination itself; and (iii) any Equity Offering.

Code means the Internal Revenue Code of 1986.

Collateral means all property and interests in property and proceeds thereof now owned or hereafter acquired by the Borrower and its Subsidiaries (other than the Excluded MLP Entities and Excluded Recombination Entities) in or upon which a Lien now or hereafter exists in favor of the Secured Parties, or the Administrative Agent or Collateral Agent on behalf of the Secured Parties, including, but not limited to substantially all of the Oil and Gas Properties and personal property (including stock and other equity interests) of the Borrower and its respective Subsidiaries (other than the Excluded MLP Entities and Excluded Recombination Entities), whether under this Agreement, the Collateral Documents, or under any other document executed by any Borrower Affiliate (other than the Excluded MLP Entities and Excluded Recombination Entities) and delivered to the Administrative Agent, Collateral Agent or any Secured Party. For the avoidance of doubt, the ORRI is not Collateral.

Collateral Agent means Royal Bank of Canada in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent.

Collateral Documents means (a) each Guaranty, Mortgage and Security Agreement, and all other security agreements, deeds of trust, mortgages, chattel mortgages, assignments, pledges, guaranties, extension agreements and other similar agreements or instruments executed by the Borrower, or any other Loan Party for the benefit of the Secured Parties now or hereafter delivered to the Secured Parties, the Administrative Agent or the Collateral Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the Uniform Commercial Code or comparable Law) against the Borrower or any QRC Subsidiary as debtor in favor of the Secured Parties, the Administrative Agent or the Collateral Agent for the benefit of the Secured Parties, as secured party, to secure or guarantee the payment of any part of the Obligations or the performance of any other duties and obligations of Borrower under the Loan Documents or the Lender Hedging Agreements or Approved Hedge Counterparty Swap Contracts, whenever made or delivered, and (b) any amendments, supplements, modifications, renewals, replacements, consolidations, substitutions, restatements, continuations, and extensions of any of the foregoing.

Compensation Period has the meaning set forth in Section 2.11(e)(ii).

Compliance Certificate means a certificate substantially in the form of Exhibit C.

6	Quest Resource Corp. 2nd Amended and Restated Credit Agreement

Consolidated EBITDA means, for any period, for the Borrower and the QRC Subsidiaries on a consolidated basis, an amount equal to the sum of (i) Consolidated Net Income, (ii) Consolidated Interest Charges, (iii) the amount of taxes, based on or measured by income, used or included in the determination of such Consolidated Net Income, (iv) the amount of depreciation, depletion and amortization expense deducted in determining such Consolidated Net Income, (v) merger and acquisition costs required to be expensed under FAS 141(R), (vi) fees and expenses of the internal investigation and forensic accounting investigation relating to the misappropriation of funds by Jerry D. Cash, David Grose and Brent Mueller, which shall be capped at $1,500,000 for purposes of this definition, and (vii) other non-cash charges and expenses deducted in the determination of such Consolidated Net Income, including, without limitation, non-cash charges and expenses relating to Swap Contracts or resulting from accounting convention changes, of the Borrower and the QRC Subsidiaries on a consolidated basis, all determined in accordance with GAAP.

Consolidated Funded Debt means, as of any date of determination, for the Borrower and the QRC Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations and liabilities, whether current or long-term, for borrowed money (including Obligations hereunder), (b) all reimbursement obligations relating to letters of credit that have been drawn and remain unreimbursed, (c) Attributable Indebtedness pertaining to Capital Leases, (d) Attributable Indebtedness pertaining to Synthetic Lease Obligations, and (e) without duplication, all Guaranty Obligations with respect to Indebtedness of the type specified in subsections (a) through (d) above.

Consolidated Interest Charges means, for any period, for the Borrower and the QRC Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, fees, charges and related expenses of the Borrower and the QRC Subsidiaries in connection with Indebtedness (net of interest rate Swap Contract settlements (including capitalized interest)), to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrower and the QRC Subsidiaries with respect to such period under Capital Leases that is treated as interest in accordance with GAAP.

Consolidated Net Income means, for any period, for the Borrower and the QRC Subsidiaries on a consolidated basis, the net income or net loss of the Borrower and the QRC Subsidiaries from continuing operations, provided that there shall be excluded from such net income (to the extent otherwise included therein): (a) the income (or loss) of any entity other than a QRC Subsidiary in which the Borrower or a QRC Subsidiary has an ownership interest, except to the extent that any such income has been actually received by the Borrower or such QRC Subsidiary in the form of cash dividends or similar cash distributions (including cash distributions actually received by Borrower or any QRC Subsidiary from QMLP and QELP in respect of general partner interest, limited partner interest and incentive distribution rights); (b) net extraordinary gains and losses (other than, in the case of losses, losses resulting from charges against net income to establish or increase reserves for potential environmental liabilities), (c) any gains or losses attributable to non-cash write-ups or write-downs of assets, (d) proceeds of any insurance on property, plant or equipment other than business interruption insurance, (e) any gain or loss, net of taxes, on the sale, retirement or other disposition of assets (including the capital stock or other equity ownership of any other Person, but excluding the sale of inventories in the ordinary course of business), and (f) the cumulative effect of a change in accounting principles.

Contractual Obligation means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

7	Quest Resource Corp. 2nd Amended and Restated Credit Agreement

Credit Extension means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

Debt Issuance means the issuance by the Borrower or any Subsidiary (other than the Excluded MLP Entities and Excluded Recombination Entities) of any Indebtedness listed in clause (a) of such definition other than Indebtedness permitted under Section 7.04.

Debtor Relief Laws means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

Default means any event that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

Default Rate means an interest rate equal to (a) the Adjusted Base Rate plus (b) 2% per annum, to the fullest extent permitted by applicable Laws.

Defaulting Lender means any Lender that (a) has failed to fund any portion of the Revolving O&G Development Loans required to be funded by it under this Agreement within one Business Day of the date required to be funded by it under this Agreement, (b) has otherwise failed to pay over to Administrative Agent or any other Lender any other amount required to be paid by it under this Agreement within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

Disposition or Dispose means the sale, transfer, license or other disposition (including any sale and leaseback transaction) of any property (including stock, partnership and other equity interests but excluding sale of inventory in the ordinary course of business) by any Person of property owned by such Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. For the avoidance of doubt, a Restricted Payment is not a Disposition.

Dollar and $ means lawful money of the United States.

Eligible Assignee means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural Person) approved by the Administrative Agent and, unless an Event of Default has occurred and is continuing, the Borrower (the Borrower’s approval not to be unreasonably withheld, conditioned or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower, or any of its Affiliates or Subsidiaries.

Environmental Law means any applicable Law that relates to (a) the condition or protection of air, groundwater, surface water, soil, or other environmental media, (b) the environment, including natural resources or any activity which affects the environment, (c) the regulation of any pollutants, contaminants, wastes, substances, and Hazardous Substances, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §9601 et seq.) (“CERCLA”), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Federal Water Pollution Control Act, as amended by the Clean Water Act (33 U.S.C. § 1251 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), the Emergency Planning and Community Right to Know Act of

8	Quest Resource Corp. 2nd Amended and Restated Credit Agreement

1986 (42 U.S.C. § 1100 1 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the National Environmental Policy Act of 1969 (42 U.S.C. § 4321 et seq.), the Oil Pollution Act (33 U.S.C. § 2701 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Rivers and Harbors Act (33 U.S.C. §401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 201 and § 300f et seq.), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984 (42 U.S.C. § 6901 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and analogous state and local Laws, as any of the foregoing may have been and may be amended or supplemented from time to time, and any analogous enacted or adopted Law, or (d) the Release or threatened Release of Hazardous Substances.

Equity Offering means a private or public sale of common or preferred stock in the Borrower (or any other sale to the public of equity interest in the Borrower including from debt convertible into equity of the Borrower), excluding proceeds from the exercise of director and employee stock options.

ERISA means the Employee Retirement Income Security Act of 1974 and any regulations issued pursuant thereto.

ERISA Affiliate means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions of this Agreement relating to obligations imposed under Section 412 of the Code).

ERISA Event means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

Event of Default means any of the events or circumstances specified in Article VIII.

Evergreen Letter of Credit has the meaning specified in Section 2.14(b)(iii).

Excluded Assets means any contracts, agreements or permits as to which the granting of a security interest in same would cause a default, termination or penalty thereunder or under any applicable requirement of a Governmental Authority.

Excluded MLP Entities means collectively QMLPGP, QMLP and each of their Subsidiaries, QELPGP, QELP and each of their Subsidiaries.

9	Quest Resource Corp. 2nd Amended and Restated Credit Agreement

Excluded Recombination Entities means collectively each of New Quest Holdings Corp., a Delaware corporation, Quest Resource Acquisition Corp., a Delaware corporation, Quest Energy Acquisition, LLC, a Delaware limited liability company, Quest Midstream Holdings Corp., a Delaware corporation, and Quest Midstream Acquisition, LLC, a Delaware limited liability company.

Facility Fee Reduction Conditions means the following conditions precedent to the proportionate reduction in the $2,000,000.00 facility fee contemplated by Section 2.08(a): (i) repayment by the Borrower in full in cash of the outstanding principal owing in connection with the Revolving O&G Development Loan; (ii) termination by the Borrower of the Aggregate Revolving O&G Development Loan Commitment; (iii) the outstanding amount of Original Term Loan Principal Debt at the time of payment of the facility fee is not in excess of the amount of Original Term Loan Principal Debt that would have been outstanding if the Original Term Loan Principal Debt had been reduced by $1,500,000.00 on the last Business Day of each March, June, September and December commencing September 30, 2008; (iv) payment by the Borrower in full in cash of all Additional PIK Interest owing in connection with the Original Term Loan; and (v) repayment by the Borrower in full in cash of the outstanding principal and accrued interest (including Additional PIK Interest) owing in connection with the Interest Deferral Note, PIK Note and Second PIK Note.

Federal Funds Rate means, for any day, the rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

First Amended and Restated Credit Agreement has the meaning set forth in the Preliminary Statement B.

Foreign Lender means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

Fund means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

GAAP means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board and the Public Company Accounting Oversights Board or such other principles as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances as of the date of determination, consistently applied.

10	Quest Resource Corp. 2nd Amended and Restated Credit Agreement

Governmental Authority means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other legal entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

Guarantors means any Person and every present and future Subsidiary of Borrower (other than the Excluded MLP Entities and Excluded Recombination Entities) which undertakes to be liable for all or any part of the Obligations by execution of a Guaranty, or otherwise.

Guaranty means a Guaranty now or hereafter made by any Guarantor in favor of the Administrative Agent on behalf of the Lenders, including any Subsidiary Guaranty, each in form and substance acceptable to the Administrative Agent.

Guaranty Obligation means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other payment obligation of another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other payment obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other payment obligation of the payment of such Indebtedness or other payment obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other payment obligation, or (iv) entered into for the purpose of assuring in any other manner the obligees in respect of such Indebtedness or other payment obligation of the payment thereof or to protect such obligees against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other payment obligation of any other Person, whether or not such Indebtedness or other payment obligation is assumed by such Person; provided, however, that the term “Guaranty Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be the lesser of (a) an amount equal to the stated or determinable outstanding amount of the related primary obligation and (b) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation, unless the outstanding amount of such primary obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of such Guaranty Obligation shall be the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

Hazardous Substance means any substance that poses a threat to, or is regulated to protect, human health, safety, public welfare, or the environment, including without limitation: (a) any “hazardous substance,” “pollutant” or “contaminant,” and any “petroleum” or “natural gas liquids” as those terms are defined or used under Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ( 42 U.S.C. §§ 9601 et seq.) (CERCLA), (b) “solid waste” as defined by the federal Solid Waste Disposal Act (42 U. S.C. § § 6901 et seq.), (c) asbestos or a material containing asbestos, (d) any material that contains lead or lead-based paint, (e) any item or equipment that contains or is contaminated by polychlorinated biphenyls, (f) any radioactive material, (g) urea formaldehyde, (h) putrescible materials, (i) infectious materials, (j) toxic microorganisms, including mold, or (k) any substance the presence or Release of which requires reporting, investigation or remediation under any Environmental Law.

11	Quest Resource Corp. 2nd Amended and Restated Credit Agreement

Honor Date has the meaning set forth in Section 2.14(c)(i).

Hydrocarbons means crude oil, condensate, natural gas, natural gas liquids, coal bed methane and other hydrocarbons and all products refined or separated therefrom.

Indebtedness means, as to any Person at a particular time, all of the following:

(a)       all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)       the face amount of all letters of credit (including standby and commercial), banker's acceptances, surety bonds, and similar instruments issued for the account of such Person, and, without duplication, all drafts drawn and unpaid thereunder;

(c)       whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services, other than trade accounts payable in the ordinary course of business not overdue by more than 90 days, and Indebtedness of others (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person, whether or not such Indebtedness shall have been assumed by such Person or is limited in recourse;

(d)       all obligations of such Person under conditional sales or other title retention agreements relating to property acquired by such Person;

(e)       Capital Leases and Synthetic Lease Obligations of such Person; and

(f)        all Guaranty Obligations of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner, unless such Indebtedness is expressly made non-recourse to such Person except for customary exceptions acceptable to the Required Lenders. The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. In addition, the determination of Indebtedness of the Borrower and/or the QRC Subsidiaries shall be made on a consolidated basis without taking into account any Indebtedness owed by any such Person to any other such Person.

Indemnified Liabilities has the meaning set forth in Section 10.05.

Indemnitees has the meaning set forth in Section 10.05.

Interest Coverage Ratio means for any relevant period and as of any determination date, as calculated based on the quarterly compliance certificate most recently delivered pursuant to Section 6.02(a) for the Borrower and the QRC Subsidiaries, the ratio of (a) Consolidated EBITDA for the four (4) fiscal quarters ending on the applicable determination date to (b) Consolidated Interest Charges for the four (4) fiscal quarters ending on the applicable determination date.

12	Quest Resource Corp. 2nd Amended and Restated Credit Agreement

Interest Deferral Loan means that certain loan from Royal Bank of Canada in the original principal amount of $862,785.96 evidencing interest payable as of June 30, 2009 on the Original Term Loan Principal Debt outstanding under the First Amended and Restated Credit Agreement.

Interest Deferral Loan Principal Debt means, on any date of determination, the aggregate unpaid principal balance of the Interest Deferral Loan.

Interest Deferral Note means that certain promissory note of the Borrower dated June 30, 2009, in the original principal amount of $862,785.96 evidencing the obligation of Borrower to pay the amount of deferred interest due and payable on the Original Term Loan Principal Debt outstanding under the First Amended and Restated Credit Agreement on June 30, 2009, payable to the order of Royal Bank of Canada, as renewed pursuant to that certain Renewal Interest Deferral Note of even date herewith in the original principal amount of $862,785.96 in substantially the form of Exhibit B-4, together with all future renewals and extensions of all or any part thereof.

Interest Payment Date means, as to the Original Term Loan, Interest Deferral Loan, PIK Loan and Second PIK Loan, the last Business Day of each March, June, September and December and the applicable Maturity Date.

Investment means, as to any Person, any acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, guaranty of Indebtedness of, or purchase or other acquisition of any other Indebtedness or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less all returns of principal or equity thereon, and shall, if made by the transfer or exchange of property other than cash be deemed to have been made in an amount equal to the fair market value of such property.

IRS means the United States Internal Revenue Service.

ISDA means the International Swaps and Derivatives Association, Inc.

JOA means, collectively, each joint operating agreement to which Borrower or any QRC Subsidiary is a party with respect to any of its Oil and Gas Properties.

Laws means, collectively, all applicable international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, licenses, authorizations and permits of, any Governmental Authority.

L/C Advance means, with respect to each Lender, such Lender's participation in any L/C Borrowing.

13	Quest Resource Corp. 2nd Amended and Restated Credit Agreement

L/C Borrowing means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

L/C Credit Extension means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

L/C Issuer means Royal Bank of Canada in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder which is a Lender or an Affiliate of a Lender.

L/C Obligations means, as at any date of determination, the aggregate undrawn face amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.

Leases means oil and gas leases and all oil, gas and mineral leases constituting any part of the Oil and Gas Properties.

Lender and Lenders have the meanings specified in the introductory paragraph hereto.

Lender Hedging Agreement means a Swap Contract between the Borrower and any of the QRC Subsidiaries and a Lender or an Affiliate of a Lender.

Lending Office means, as to any Lender, the office or offices of such Lender set forth on its Administrative Details Form, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

Letter of Credit means any standby letter of credit issued hereunder.

Letter of Credit Application means an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the L/C Issuer.

Letter of Credit Expiration Date means July 6, 2010.

Letter of Credit Sublimit means an amount equal to the lesser of (i) the Aggregate Revolving O&G Development Loan Commitment and (ii) $500,000.00

Leverage Ratio means, for the Borrower and the QRC Subsidiaries on a consolidated basis, the ratio, as calculated based on the quarterly compliance certificate most recently delivered pursuant to Section 6.02(a), of (a) Consolidated Funded Debt as of the determination date to (b) Consolidated EBITDA for the four (4) fiscal quarters ending on the applicable determination date.

Lien means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever to secure or provide for payment of any obligation of any Person (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable Laws of any jurisdiction, other

14	Quest Resource Corp. 2nd Amended and Restated Credit Agreement

than any financing statement filed as a notice filing), including the interest of a purchaser of accounts receivable.

Loan Documents means this Agreement, the Original Term Loan Note, the Interest Deferral Note, the PIK Note, the Second PIK Note, the Revolving O&G Development Loan Note, the ORRI Conveyance, each of the Collateral Documents, each Borrowing Notice, each Letter of Credit Application, each Compliance Certificate, the Guaranties, and each other agreement, document or instrument delivered by any Loan Party from time to time in connection with this Agreement and the Notes.

Loan Party means each of the Borrower, each Guarantor, and each other entity that is an Affiliate of the Borrower that executes one or more Loan Documents, but specifically excluding the Excluded MLP Entities and Excluded Recombination Entities.

Loans means collectively the Original Term Loan, the Revolving O&G Development Loan, the Interest Deferral Loan, the PIK Loan, the Second PIK Loan and each Additional PIK Loan, and Loan means any of the foregoing individually.

Mandatory CapEx means mandatory Capital Expenditures for the Approved Development Activities as set forth in Schedule 6.12 and approved by the Administrative Agent.

Marketable Title means good and indefeasible title, free and clear of all Liens other than Permitted Liens.

Margin Regulations means Regulations U, T and X of the Board.

Material Acquisition means any acquisition of property or series of related acquisitions of property that involves the payment of consideration (including, without limitation, the issuance of equity) by the Borrower and the QRC Subsidiaries in excess of $1,000,000.

Material Adverse Effect means: (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or financial condition of the Borrower and the QRC Subsidiaries taken as a whole; (b) a material adverse effect on the ability of any Loan Party to perform its obligations under the Loan Documents to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any other Loan Party of any Loan Documents, except to the extent that any such change or effect arises or results from (A) changes in general economic, capital market, regulatory or political conditions or changes in Law or accounting policies or the interpretation thereof, (B) changes that affect generally the industries in which the Loan Parties are engaged, (C) any change in the trading prices or trading volume of the Borrower's common stock (but not any change or effect underlying such change in prices or volume to the extent such change or effect would otherwise constitute a Material Adverse Effect), (D) any changes or fluctuations in the prices of oil, natural gas or any other commodity, (E) the announcement, pendency or closing of the Recombination Agreement, including any loss of sales or loss of employees or labor disputes or employee strikes, slowdowns, job actions or work stoppages or labor union activities, or (F) any war, act of terrorism, civil unrest, acts of God or similar events occurring after the Restatement Date.

15	Quest Resource Corp. 2nd Amended and Restated Credit Agreement

Material Agreements means the following: (i) Omnibus Agreement (QMLP) and (ii) Omnibus Agreement (QELP) and any agreement or agreements entered into in replacement or substitution of any of the forgoing. “Material Agreement” means each of such Material Agreements.

Material Disposition means any sale, transfer or other disposition of property or series of related sales, transfers or other dispositions of properties that yields gross proceeds to the Borrower or any QRC Subsidiary in excess of $5,000,000.

Maturity Date means with respect to the Revolving O&G Development Loans, Interest Deferral Loan, PIK Loan and Second PIK Loan, July 11, 2010 and with respect to the Original Term Loan, January 11, 2012.

Maximum Amount and Maximum Rate respectively mean, for each Lender, the maximum non-usurious amount and the maximum non-usurious rate of interest which, under applicable Law, such Lender is permitted to contract for, charge, take, reserve, or receive on the Obligations.

Midstream Businesses means gathering, transportation, fractionation, processing, marketing, and storage of natural gas, crude oil, natural gas liquids and other liquid and gaseous hydrocarbons and businesses closely related to the foregoing.

Moody’s means Moody’s Investors Service, Inc.

Mortgaged Properties means collectively all the Mortgaged Property as defined in the Mortgages and Mortgaged Property individually means any one of such Mortgaged Properties.

Mortgages means the mortgages, deeds of trust, or similar instruments executed by any of the Loan Parties in favor of Administrative Agent or Collateral Agent, for the benefit of the Secured Parties, and all supplements, assignments, amendments, and restatements thereto (or any agreement in substitution therefor) and Mortgage means each of such Mortgages.

Multiemployer Plan means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding three calendar years, has made or been obligated to make contributions.

Net Cash Proceeds means (a) with respect to any Disposition, cash (including any cash received by way of deferred payment as and when received) received by the Borrower or any of the QRC Subsidiaries in connection with and as consideration therefor, on or after the date of consummation of such transaction, after (i) deduction of taxes payable in connection with or as a result of such transaction, and (ii) payment of all brokerage commissions and all other fees and expenses related to such transaction (including, without limitation, attorneys' fees and closing costs incurred in connection with such transaction), (b) with respect to the Debt Issuance or any other Indebtedness refinancing the Loans, proceeds of such Debt Issuance or other refinancing Indebtedness after payment of all cash closing costs and transaction costs, and (c) with respect to any Equity Offering, proceeds of such Equity Offering after payment of underwriting fees and payment of all cash closing costs and transaction costs.

Nonrenewal Notice Date has the meaning specified in Section 2.14(b)(iii).

16	Quest Resource Corp. 2nd Amended and Restated Credit Agreement

Notes means collectively the Original Term Loan Note, the Revolving O&G Development Loan Note, the Interest Deferral Note, the PIK Note and the Second PIK Note, and Note means any of the foregoing individually.

Obligations means all advances to, and debts, liabilities, obligations (including reimbursement obligations associated with any letter of credit issued by the L/C Issuer for the account of any Loan Party), covenants and duties of, any Loan Party arising under any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest that accrues after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding. In addition, all references to the “Obligations” in the Collateral Documents and in Sections 2.13 and 10.09 of this Agreement shall, in addition to the foregoing, also include all present and future indebtedness, liabilities, and obligations (and all renewals and extensions thereof or any part thereof) now or hereafter owed to any Lender or any Affiliate of a Lender arising pursuant to any Lender Hedging Agreement or to an Approved Hedge Counterparty arising pursuant to any Approved Hedge Counterparty Swap Contract.

Obligor means the Borrower or any other Person (other than the Administrative Agent, Collateral Agent or any Lender) obligated under any Loan Document.

Oil and Gas Properties means fee, leasehold or other interests in or under mineral estates or Hydrocarbon leases with respect to properties situated in the United States owned by a Loan Party, including overriding royalty and royalty interests, leasehold estate interests, net profits interests, production payment interests and mineral fee interests, together with contracts executed in connection therewith and all tenements, hereditaments, appurtenances and properties, real or personal, appertaining, belonging, affixed or incidental thereto.

Omnibus Agreement (QMLP) means the Omnibus Agreement dated as of December 22, 2006 among the Borrower, QMLPGP, QMLP and Bluestem Pipeline, LLC.

Omnibus Agreement (QELP) means the Omnibus Agreement dated as of November 15, 2007 among the Borrower, QELPGP and QELP.

Organization Documents means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the certificate of formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation, in each case as amended from time to time.

Original Credit Agreement has the meaning set forth in the Preliminary Statement A.

Original Term Loan Facility means the credit facility as described in and subject to the limitations set forth in Section 2.01.

17	Quest Resource Corp. 2nd Amended and Restated Credit Agreement

Original Term Loan Principal Debt means, on any date of determination, the aggregate unpaid principal balance of the Original Term Loan under the Original Term Loan Facility.

Original Term Loan means an extension of credit by the Lenders to the Borrower pursuant to Section 2.01 of the First Amended and Restated Credit Agreement.

Original Term Loan Note means that certain promissory note in the original principal amount of $35,000,000.00 dated July 11, 2008, from Borrower payable to the order of Royal Bank of Canada evidencing the Original Term Loan.

ORRI means those certain conveyances of overriding royalty interests by Quest Eastern and Quest O&G to the Lenders as of the Restatement Date.

ORRI Conveyance means an assignment in the form of Exhibit E pursuant to which a Loan Party conveys to the Lenders an ORRI if required by the terms of this Agreement.

Other Taxes has the meaning specified in Section 3.01(b).

Outstanding Amount on any date means (i) with respect to the Original Term Loan, the Original Term Loan Principal Debt, (ii) with respect to the Revolving O&G Development Loan, the Revolving O&G Development Loan Principal Debt, (iii) with respect to the PIK Loan, the aggregate unpaid principal balance of the PIK Loan, (iv) with respect to the Second PIK Loan, the aggregate unpaid principal balance of the Second PIK Loan, (v) with respect to the Interest Deferral Loan, the aggregate unpaid principal balance of the Interest Deferral Loan, (vi) with respect to any L/C Obligations, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date, and (vii) for purposes of Section 2.11(d) with respect to Obligations under a Lender Hedging Agreement or an Approved Hedge Counterparty Swap Contract, the amount then due and payable under such Lender Hedging Agreement or Approved Hedge Counterparty Swap Contract.

Participant has the meaning specified in Section 10.07(d).

PBGC means the Pension Benefit Guaranty Corporation.

Pension Plan means any “employee pension benefit plan” (as such term is defined in Section 3(2)(A) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

Permitted Liens means Liens permitted under Section 7.01 as described in such Section.

18	Quest Resource Corp. 2nd Amended and Restated Credit Agreement

Person means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture or Governmental Authority.

Phase I Oil and Gas Properties means (i) the H-1 Well, H-2A Well and WVCC#5 Well, each located on lands leased pursuant to the Mills Wetzel Lands, Inc. lease covering lands in Wetzel County, West Virginia and (ii) the Gregory Well located on lands leased pursuant to the Kevin Gregory Lease covering lands in Lewis County, West Virginia, said wells and leases comprising the Phase I Oil and Gas Properties to be developed in accordance with Schedule 6.12.

PIK Loan means that certain loan made by Royal Bank of Canada in the original principal amount of $282,500.00 evidencing the obligation of Borrower to repay the one percent (1%) amendment fee earned in full as of May 29, 2009 in connection with the First Amended and Restated Credit Agreement.

PIK Loan Principal Debt means, on any date of determination, the aggregate unpaid principal balance of the PIK Loan.

PIK Note means that certain promissory note of the Borrower dated May 29, 2009, in the original principal amount of $282,500.00, payable to the order of Royal Bank of Canada, evidencing the obligation of Borrower to repay the one percent (1%) amendment fee earned in full as of May 29, 2009 in connection with the First Amended and Restated Credit Agreement, together with all renewals and extensions of all or any part thereof.

PIK Notes collectively means (i) the PIK Note and (ii) the Second PIK Note. Additional PIK Interest on the Original Term Loan, Interest Deferral Loan, PIK Loan and Second PIK Loan shall be evidenced by the respective Note relating to such Loan and shall not be evidenced by a separate note.

Plan means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or any ERISA Affiliate.

Prime Rate means for any day, the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate.” Such rate is a rate set by the Administrative Agent based upon various factors including the Administrative Agent's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.

Proved Developed Producing Reserves means Proved Reserves which are categorized as both “Developed” and “Producing” in the Definitions for Oil and Gas reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

Proved Reserves means Proved Reserves as defined in the Definitions for Oil and Gas reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

PV10 means the present worth of future net revenue, discounted to present value at the simple interest rate of ten percent (10%) per year.

19	Quest Resource Corp. 2nd Amended and Restated Credit Agreement

Pro Rata Share with respect to each Lender, at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of Loans of such Lender at such time and the denominator of which is the amount of aggregate Loans at such time. The initial Pro Rata Share of each Lender is set out opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

QELP means Quest Energy Partners, L.P., a Delaware limited partnership.

QELPGP means Quest Energy GP, LLC, a Delaware limited liability company, and the sole general partner of QELP.

QELP Units means common or subordinated units of limited partnership in QELP which may be registered or unregistered under state or federal securities Laws.

QMLP means Quest Midstream Partners, L.P., a Delaware limited partnership.

QMLPGP means Quest Midstream GP, LLC, a Delaware limited liability company, and the sole general partner of QMLP.

QMLP Units means common or subordinated units of limited partnership in QMLP which may be registered or unregistered under state or federal securities Laws.

QRC Subsidiary means any Subsidiary of the Borrower other than the Excluded MLP Entities and Excluded Recombination Entities.

Quest Eastern means Quest Eastern Resource, LLC, a Delaware limited liability company, f/k/a PetroEdge Resources (WV), LLC.

Quest O&G  means Quest Oil & Gas, LLC, a Kansas limited liability company.

Recombination  means the transactions specified in the Recombination Agreement, pursuant to which the equity owners of Borrower, QELP and QMLP will exchange their equity in such entities for equity in New Quest Holdings Corp., a new holding company, which upon the closing of the Recombination will own 100% of the equity in Borrower, QELP and QMLP.

Recombination Agreement  means that certain Agreement and Plan of Merger, dated as of July 2, 2009, among New Quest Holdings Corp., the Borrower, QMLP, QELP, QMLPGP, QELPGP, Quest Resource Acquisition Corp., Quest Energy Acquisition, LLC, Quest Midstream Holdings Corp. and Quest Midstream Acquisition, LLC, as the same may be amended, modified or waived from time to time in accordance with Section 7.14, pursuant to which the Recombination will be consummated.

Reference Period has the meaning set forth in Section 7.17.

Register has the meaning set forth in Section 10.07(c).

Related Parties means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliate.

20	Quest Resource Corp. 2nd Amended and Restated Credit Agreement

Release means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposal, deposit, dispersal, migrating, or other movement into the air, ground, or surface water, or soil.

Reportable Event means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

Request for Credit Extension means (a) with respect to a Borrowing of Revolving O&G Development Loans, a Borrowing Notice, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

Required Lenders means, as of any date of determination, Lenders holding in the aggregate more than 66+2/3% of the combined principal amount of Loans plus the Aggregate Revolving O&G Development Loan Commitment; provided that the portion of any Loan or Aggregate Revolving O&G Development Loan Commitment held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

Repayment Notice means a notice of repayment of a Borrowing pursuant to Section 2.04(a), which, if in writing, shall be substantially in the form of Exhibit A-2.

Reserve Report means a report regarding the Proved Reserves attributable to the Phase I Oil and Gas Properties, using the criteria and parameters required by and acceptable to the SEC and incorporating the present cost of appropriate plugging and abandonment obligations to be incurred in the future, taking into account any plugging and abandonment fund required to be accrued or established by Borrower out of cash flow from the Phase I Oil and Gas Properties covered by such report with respect to such future obligations.

Responsible Officer means the president, chief executive officer, executive vice president, senior vice president, vice president, chief financial officer, controller, treasurer or assistant treasurer of a Person. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership, limited liability company, and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

Restatement Date means the date upon which this Agreement has been executed by the Borrower, the Lenders and the Administrative Agent at which time it shall replace, amend and restate the First Amended and Restated Credit Agreement in its entirety.

Restricted Payment by a Person means any dividend or other distribution (whether in cash, securities or other property) with respect to any equity interest in such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interest or of any option, warrant or other right to acquire any such equity interest.

Revolving O&G Development Loan means an extension of revolving credit by the Lenders to the Borrower pursuant to Section 2.02.

21	Quest Resource Corp. 2nd Amended and Restated Credit Agreement

Revolving O&G Development Loan Commitment means, as to each Lender, its obligation to (a) make Revolving O&G Development Loans to Borrower pursuant to Section 2.02, and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set out opposite such Lender’s name on Schedule 2.01 (which amount is subject to increase, reduction or cancellation as herein provided), or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

Revolving O&G Development Loan Principal Debt means, on any date of determination, the aggregate unpaid principal balance of the Revolving O&G Development Loan.

Revolving O&G Development Loan Note means a revolving promissory note of Borrower in substantially the form of Exhibit B-2, evidencing the obligation of Borrower to repay the Revolving O&G Development Loans and all renewals and extensions of all or any part thereof.

Rights means rights, remedies, powers, privileges, and benefits.

S&P means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

SEC means the Securities and Exchange Commission.

Second PIK Loan means that certain loan by Royal Bank of Canada in the original principal amount of $25,000.00 evidencing the obligation of Borrower to repay the amendment fee earned in full as of June 30, 2009 in connection with the First Amended and Restated Credit Agreement.

Second PIK Loan Principal Debt means, on any date of determination, the aggregate unpaid principal balance of the Second PIK Loan.

Second PIK Note means that certain promissory note of the Borrower dated June 30, 2009, in the original principal amount of $25,000.00, payable to Royal Bank of Canada, evidencing the obligation of Borrower to repay the amendment fee earned in full as of June 30, 2009 in connection with the First Amended and Restated Credit Agreement, together with all renewals and extensions of all or any part thereof.

Secured Parties means the Lenders party to this Agreement, the Lenders and/or any Affiliate of a Lender party to a Lender Hedging Agreement and an Approved Hedge Counterparty to any Approved Hedge Counterparty Swap Contract. The term “Secured Parties” shall include a former Lender or an Affiliate of a former Lender that is party to a Swap Contract with any Loan Party; provided that such former Lender or Affiliate was the Lender or an Affiliate of a Lender at the time it entered into such Swap Contract.

Security Agreements means, collectively, the security agreements, or similar instruments, executed by any of the Loan Parties in favor of the Administrative Agent or the Collateral Agent for the benefit of the Secured Parties, in form and substance acceptable to the Administrative Agent, and all supplements, assignments, amendments, and restatements thereto (or any agreement in substitution therefor), and “Security Agreement” means each of such Security Agreements.

22	Quest Resource Corp. 2nd Amended and Restated Credit Agreement

Subsidiary of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower (other than the Excluded MLP Entities and Excluded Recombination Entities).

Subsidiary Guaranty means any Guaranty made by a Subsidiary of the Borrower in favor of the Administrative Agent on behalf of the Lenders, in form and substance acceptable to the Administrative Agent.

Swap Contract means (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

Swap Termination Value means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Lender).

Synthetic Lease Obligation means the monetary obligation of a Person under (a) a so-called synthetic or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which are depreciated for tax purposes by such Person.

Taxes has the meaning set forth in Section 3.01(a).

Total Outstandings means the aggregate Outstanding Amount of Loans and all L/C Obligations.

Unfunded Pension Liability means the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan's assets, determined in accordance with

23	Quest Resource Corp. 2nd Amended and Restated Credit Agreement

the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

United States or U.S.   means the United States of America, its fifty states and the District of Columbia.

Unreimbursed Amount has the meaning set forth in Section 2.14(c)(i).

Value Enhancing CapEx means value enhancing Capital Expenditures for the Approved Development Activities as set forth in Schedule 6.12 and approved by the Administrative Agent.

Voting Stock means the capital stock (or equivalent thereof) of any class or kind, of a Person, the holders of which are entitled to vote for the election of directors, managers, or other voting members of the governing body of such Person.

Wholly-Owned when used in connection with a Person means any Subsidiary of such Person of which all of the issued and outstanding equity interests (except shares required as directors' qualifying shares) shall be owned by such Person or one or more of its Wholly-Owned Subsidiaries.

1.02	Other Interpretive Provisions

(a)       The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)       (i)         The words “herein” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii)       Unless otherwise specified herein, Article, Section, Exhibit and Schedule references are to this Agreement.

(iii)       The term “including” is by way of example and not limitation.

(iv)       The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced.

(c)       In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d)       Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03	Accounting Terms.

          (a)       All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be

24	Quest Resource Corp. 2nd Amended and Restated Credit Agreement

prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements, except as otherwise specifically prescribed herein.

          (b)       If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04     Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05     References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

ARTICLE II.

OUTSTANDING LOANS AND REVOLVING O&G DEVELOPMENT LOAN COMMITMENT

2.01	Loans Outstanding on Restatement Date.

(a)       Original Term Loan. The Original Term Loan, as evidenced by the Original Term Loan Note, continues to be outstanding as of the Restatement Date. The Borrower and Lenders acknowledge that the amount of the Original Term Loan Principal Debt on the Restatement Date is $28,250,000.00. On and after the Restatement Date, this Agreement will govern the respective rights, duties and obligations of the Borrower, Administrative Agent and Lenders with respect to the Original Term Loan but the Original Term Loan will continue to be evidenced by the Original Term Loan Note and the Original Term Loan shall mature on the applicable Maturity Date. If all or a portion of the Original Term Loan Principal Debt is paid or prepaid, then the amount so paid or prepaid may not be reborrowed. From and after the Restatement Date, interest shall accrue on the Original Term Loan at the Adjusted Base Rate, as further provided in Section 2.07.

(b)       Interest Deferral Loan. The Interest Deferral Loan, as evidenced by the Interest Deferral Note, continues to be outstanding as of the Restatement Date. The Borrower and Lenders acknowledge

25	Quest Resource Corp. 2nd Amended and Restated Credit Agreement

that the amount of the Interest Deferral Loan on the Restatement Date is $862,785.96. On and after the Restatement Date, this Agreement will govern the respective rights, duties and obligations of the Borrower, Administrative Agent and Lenders with respect to the Interest Deferral Loan but the Interest Deferral Loan will continue to be evidenced by the Interest Deferral Note and the Interest Deferral Loan shall mature on the Maturity Date. If all or a portion of the Interest Deferral Loan is paid or prepaid, then the amount so paid or prepaid may not be reborrowed. From and after the Restatement Date, interest shall accrue on the Interest Deferral Loan at the Adjusted Base Rate, as further provided in Section 2.07.

(c)       PIK Loan. The PIK Loan, as evidenced by the PIK Note, continues to be outstanding as of the Restatement Date. The Borrower and Lenders acknowledge that the amount of the PIK Loan on the Restatement Date is $282,500.00. On and after the Restatement Date, this Agreement will govern the respective rights, duties and obligations of the Borrower, Administrative Agent and Lenders with respect to the PIK Loan but the PIK Loan will continue to be evidenced by the PIK Note and the PIK Loan shall mature on the Maturity Date. If all or a portion of the PIK Loan is paid or prepaid, then the amount so paid or prepaid may not be reborrowed. From and after the Restatement Date, interest shall accrue on the PIK Loan at the Adjusted Base Rate, as further provided in Section 2.07.

(d)       Second PIK Loan. The Second PIK Loan, as evidenced by the Second PIK Note, continues to be outstanding and as of the Restatement Date. The Borrower and Lenders acknowledge that the amount of the Second PIK Loan on the Restatement Date is $25,000.00. On and after the Restatement Date, this Agreement will govern the respective rights, duties and obligations of the Borrower, Administrative Agent and Lenders with respect to the Second PIK Loan but the Second PIK Loan will continue to be evidenced by the Second PIK Note and the Second PIK Loan shall mature on the Maturity Date. If all or a portion of the Second PIK Loan is paid or prepaid, then the amount so paid or prepaid may not be reborrowed. From and after the Restatement Date, interest shall accrue on the Second PIK Loan at the Adjusted Base Rate, as further provided in Section 2.07.

2.02	Revolving O&G Development Loans.

Subject to and in reliance upon the terms, conditions, representations, and warranties in the Loan Documents, each Lender severally, but not jointly, agrees to make Revolving O&G Development Loans (each such Revolving O&G Development Loan a “Revolving O&G Development Loan”) to Borrower from time to time on any Business Day during the period from the Restatement Date to November 30, 2009 in an aggregate amount not to exceed at any time outstanding the amount of such Lender's Pro Rata Share of $5,600,000 and thereafter, in an aggregate amount not to exceed at any time outstanding the amount of such Lender's Pro Rata Share of the Revolving O&G Development Loan Commitment as set forth on Schedule 2.01; provided that, after giving effect to any Borrowing of Revolving O&G Development Loans, (a) the aggregate Outstanding Amount of Revolving O&G Development Loans, plus the Outstanding Amount of all L/C Obligations shall not exceed the Aggregate Revolving O&G Development Loan Commitment as in effect at such time and (b) the Outstanding Amount of Revolving O&G Development Loans of any Lender plus such Lender's Pro Rata Share of the Outstanding Amount of all L/C Obligations shall not exceed such Lender's Revolving O&G Development Loan Commitment. Within the limits of each Lender’s Revolving O&G Development Loan Commitment, and subject to the other terms and conditions hereof, Borrower may borrow under this Section 2.02, prepay under Section 2.04, and reborrow under this Section 2.02. The Revolving O&G Development Loans will be non-interest bearing and therefore interest shall not accrue on Revolving O&G Development Loans.

2.03	Borrowings of Revolving O&G Development Loans

26	Quest Resource Corp. 2nd Amended and Restated Credit Agreement

(a)       Each Borrowing of Revolving O&G Development Loans shall be made upon the Borrower's irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than noon, New York time, (i) two Business Days prior to the requested date of any Borrowing of Revolving O&G Development Loans. Each such telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a written Borrowing Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of Revolving O&G Development Loans shall be in a principal amount of $25,000 or a whole multiple of $10,000 in excess thereof; provided that any Revolving O&G Development Loan may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Revolving O&G Development Loan Commitment. Each Borrowing Notice (whether telephonic or written) shall specify (i) the requested date of the Borrowing (which shall be a Business Day) and (ii) the principal amount of Revolving O&G Development Loans to be borrowed.

(b)       Following receipt of a Borrowing Notice, the Administrative Agent shall promptly notify each Lender of its Pro Rata Share of the applicable Borrowing. Each Lender shall make the amount of its Revolving O&G Development Loan available to the Administrative Agent in immediately available funds at the Administrative Agent's Office not later than noon, New York time, on the Business Day specified in the applicable Borrowing Notice. Upon satisfaction of the applicable conditions set forth in Section 4.01 and Section 4.02, as applicable, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Borrower; provided, however, that if, on the date of the Borrowing there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, and second, to the Borrower as provided above.

27	Quest Resource Corp. 2nd Amended and Restated Credit Agreement

2.04	Prepayments.

(a)       Optional Prepayments. The Borrower may, upon delivery of a Repayment Notice to the Administrative Agent, at any time or from time to time voluntarily prepay in whole or in part the Original Term Loan, Revolving O&G Development Loan, Interest Deferral Loan, PIK Loan, or Second PIK Loan without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than noon, New York time, on the date of prepayment of any such Loan; and (ii) any prepayment of Loans shall be in a principal amount of $25,000 or a whole multiple of $25,000 in excess thereof; provided that any prepayment may be in an aggregate amount that is equal to the entire Outstanding Amount of the Loan being prepaid. Each such notice shall specify the date and amount of such prepayment. The Administrative Agent will promptly notify each Lender of its receipt of each such notice and of such Lender's Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Each optional prepayment shall be applied to the Loans of the Lenders in accordance with their respective Pro Rata Shares, as directed by the Borrower or if no such direction is given, first, to the repayment of any L/C Borrowings, second, to the repayment of the Interest Deferral Loan, third to the repayment of the PIK Note, fourth, to the repayment of the Second PIK Note fifth, to the repayment of the Revolving O&G Development Loan, and sixth, to the repayment of the Original Term Loan; provided that such prepayment of the Revolving O&G Development Loan will not result in or require a corresponding reduction in the Aggregate Revolving O&G Development Loan Commitment.

Unless a Default or Event of Default has occurred and is continuing or would arise as a result thereof, any payment or prepayment of the Revolving O&G Development Loan may be reborrowed by Borrower, subject to the terms and conditions hereof.

(b)	Mandatory Prepayments.

(i)        Dispositions. If any Net Cash Proceeds are received by any Loan Party from one or more Dispositions (including any deferred purchase price therefor but excluding any Disposition permitted by Section 7.07(a)), the Borrower shall immediately upon receipt of such Net Cash Proceeds repay the Obligations in an aggregate amount equal to 100% of such Net Cash Proceeds as provided in Section 2.04(b)(iv).

(ii)       Debt Issuances. Immediately upon receipt by any Loan Party of the Net Cash Proceeds of any Debt Issuance, the Borrower shall repay the Obligations in an aggregate amount equal to 100% of such Net Cash Proceeds as provided in Section 2.04(b)(iv).

(iii)      Insurance Proceeds. If pursuant to Section 6.07(b) any payments in excess of $1,000,000 are received by the Borrower or any QRC Subsidiary in connection with any insurance policy and the Administrative Agent elects to apply any portion of such payment as a mandatory prepayment of the Loans, Borrower shall immediately upon receipt of such insurance proceeds repay the Obligations in an aggregate amount equal to such portion in accordance with Section 6.07(b) as provided in Section 2.04(b)(iv).

28	Quest Resource Corp. 2nd Amended and Restated Credit Agreement

(iv)      Application of Mandatory Prepayments. The prepayments provided for in Sections 2.04(b)(i), (ii) and (iii) shall be applied as follows, unless an Event of Default has occurred and is continuing or would arise as a result thereof (whereupon the provisions of Section 2.11(d) shall apply): first, as a repayment of any L/C Borrowing, second, to the repayment of the Interest Deferral Loan, third, to the repayment of the PIK Loan, fourth, to the repayment of the Second PIK Loan, fifth, to the repayment of the Revolving O&G Development Loans until paid in full and sixth, to the repayment of the Original Term Loan; provided that such repayment of the Revolving O&G Development Loan will not result in or require a corresponding reduction in the Aggregate Revolving O&G Development Loan Commitment.

(c)       Prepayments: Interest/Consequential Loss. All prepayments under this Section 2.04 shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid.

2.05     Reduction or Termination of Aggregate Revolving O&G Development Loan Commitment. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving O&G Development Loan Commitment or permanently reduce the Aggregate Revolving O&G Development Loan Commitment to an amount not less than the sum of the Outstanding Amount of the then existing (i) unpaid principal balance of the Revolving O&G Development Loan and (ii) L/C Obligations; provided that (i) any such notice shall be received by the Administrative Agent not later than noon on the date of termination or reduction, and (ii) any such partial reduction shall be in an aggregate amount of $500,000 or any whole multiple of $100,000 in excess thereof. The Administrative Agent shall promptly notify the Lenders of any such notice of reduction or termination. Once reduced in accordance with this Section, the Aggregate Revolving O&G Development Loan Commitment may not be increased. Any reduction of the Aggregate Revolving O&G Development Loan Commitment shall be applied to the Revolving O&G Development Loan Commitment of each Lender according to its Pro Rata Share.

2.06	Repayment of Loans.

(a)       The Borrower shall repay to the Lenders on the applicable Maturity Date the Original Term Loan, the Revolving O&G Development Loan, the Interest Deferral Loan, the PIK Loan and the Second PIK Loan, including all Additional PIK Interest, if any, accrued on each such Loan.

(b)       The Borrower shall repay to the Lenders the Original Term Loan Principal Debt in quarterly installments on the last Business Day of each March, June, September and December and the Maturity Date, such installments commencing on September 30, 2010, each installment in the amount of $1,500,000, with the remaining Original Term Loan Principal Debt being payable in full on January 11, 2012.

2.07	Interest.

(a)       The Original Term Loan, Interest Deferral Loan, PIK Loan and Second PIK Loan shall each bear interest on the outstanding principal amount thereof from the last date any interest was paid or PIKed thereon to but not including the Restatement Date at the rate provided for in the Original Term Loan Note, Interest Deferral Note, PIK Note and Second PIK Note, respectively. From and after the Restatement Date the Original Term Loan, Interest Deferral Loan, PIK Loan and Second PIK Loan shall

29	Quest Resource Corp. 2nd Amended and Restated Credit Agreement

bear interest at a per annum rate equal to the Adjusted Base Rate. The Revolving O&G Development Loans will be non-interest bearing and therefore interest shall not accrue on Revolving O&G Development Loans.

           (b)       From and after the Restatement Date, on each Interest Payment Date interest accrued on the Original Term Loan, Interest Deferral Loan, PIK Loan and Second PIK Loan may, at Borrower's election, either be paid in cash or paid via an Additional PIK Loan made by Lenders to Borrower. If paid via an Additional PIK Loan, the amount of such Additional PIK Loan shall be added to the outstanding principal balance of the respective Loan and evidenced by the corresponding Note. Such Additional PIK Loan shall thereafter accrue interest thereon at a rate equal to the rate payable on the respective Loan from time to time as provided herein, but in no event to exceed the Maximum Rate.

(c)       If any amount payable by Borrower under any Loan Document is not paid when due (after giving effect to any applicable grace periods or the Borrower's ability to elect to pay via Additional PIK Loans pursuant to Section 2.07(b)), whether at stated maturity by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate, but in no event to exceed the Maximum Rate. Furthermore, while any Event of Default exists or after acceleration of any Loan (i) the Borrower shall pay interest on the principal amount of all outstanding Obligations at a fluctuating interest rate per annum at all times equal to the Default Rate, but in no event to exceed the Maximum Rate, and (ii) accrued and unpaid interest on past due amounts (including interest on past due interest, to the extent allowed by Law) shall be due and payable upon demand.

(d)        Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(e)       If the designated rate applicable to any Loan exceeds the Maximum Rate, the rate of interest on such Loan shall be limited to the Maximum Rate, but any subsequent reductions in such designated rate shall not reduce the rate of interest thereon below the Maximum Rate until the total amount of interest accrued thereon equals the amount of interest which would have accrued thereon if such designated rate had at all times been in effect. In the event that at maturity (stated or by acceleration), or at final payment of the Outstanding Amount of the Loans, the total amount of interest paid or accrued is less than the amount of interest which would have accrued if such designated rates had at all times been in effect, then, at such time and to the extent permitted by Law, the Borrower shall pay an amount equal to the difference between (a) the lesser of the amount of interest which would have accrued if such designated rates had at all times been in effect and the amount of interest which would have accrued if the Maximum Rate had at all times been in effect, and (b) the amount of interest actually paid or accrued on such Outstanding Amount.

2.08	Fees.

(a) Facility Fee. On the Restatement Date, each Lender shall have earned, in accordance with its Pro Rata Share, and the Borrower irrevocably agrees to pay to the Lenders, subject to reduction as set forth in this section, a facility fee in the amount of $2,000,000.00. The facility fee shall be payable on the earlier to occur of (i) the Maturity Date of the Revolving O&G Development Loan and (ii) the date the Facility Fee Reduction Conditions are all satisfied. The facility fee will be subject to a proportionate

30	Quest Resource Corp. 2nd Amended and Restated Credit Agreement

reduction upon the satisfaction of the Facility Fee Reduction Conditions. Such reduced facility fee will be equal to the product of $2,000,000.00 multiplied by a fraction, the numerator of which is the actual number of days from the Restatement Date to the date the Facility Fee Reduction Conditions are all satisfied, and the denominator of which is the number of days from the Restatement Date to the Maturity Date of the Revolving O&G Development Loan.

(b)	ORRI.

(i)        On the Restatement Date, each Lender shall have earned, and each of Quest Eastern and Quest O&G shall assign to such Lender, pursuant to the ORRI Conveyance, such Lender's Pro Rata Share of an ORRI in the Oil and Gas Properties owned by Quest Eastern or Quest O&G equal in the aggregate to two percent (2%) of such Loan Party's working interest (plus royalty interest, if any), proportionately reduced, in its Oil and Gas Properties.

(ii)       Each Lender irrevocably agrees to reconvey the ORRI (and any accrued payments owing to such Lender on account of its ORRI) to the grantor thereof if on or before July 11, 2010 the Facility Fee Reduction Conditions are satisfied and the Original Term Loan (including any Additional PIK Interest thereon) is paid in full.

(iii)      Each Lender irrevocably agrees to reconvey the ORRI (but not any accrued payments owing to such Lender on account of its ORRI which payments will be due and payable on July 11, 2010) to the grantor thereof if on or before July 11, 2010 the Facility Fee Reduction Conditions are satisfied.

(iv)      Any and all payments otherwise payable to the Lenders on account of their ORRI shall be accrued and retained by the respective ORRI Conveyance grantor until the first to occur of the following:

(A)      satisfaction of the conditions described in Section 2.08(b)(ii) (in which case the accrued ORRI payments will be reconveyed to the respective grantor by the Lenders);

(B)       satisfaction of the conditions described in Section 2.08(b)(iii) (in which case the accrued ORRI payments will be paid to the respective Lenders in accordance with their Pro Rata Shares); and

(C)       July 11, 2010 if none of the preceding events have occurred (in which case the accrued ORRI will be paid to the respective Lenders in accordance with their Pro Rata Shares on July 11, 2010 and will thereafter be payable by the respective ORRI Conveyance grantor within the usual and customary period of time for the payment of royalties associated with the sale of Hydrocarbons in the geographic area covered by the ORRI Conveyance).

(v)       Each Lender agrees that it will not Dispose of its ORRI before the earliest to occur of the events specified in Sections 2.08(b)(iv)(A), (B) or (C).

31	Quest Resource Corp. 2nd Amended and Restated Credit Agreement

(vi)      Borrower, Quest Eastern and Quest Oil & Gas, on the one hand, and Lenders, on the other hand, each acknowledge and agree that the ORRI is be given to the Lenders in partial compensation of the Lenders' providing the Aggregate Revolving O&G Development Loan Commitment under this Agreement and is not being given for speculative purposes.

2.09     Computation of Interest and Fees. Computation of interest on all Loans and all fees shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid.

2.10     Evidence of Debt. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loans. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of such Lender shall control absent manifest error. Upon the request of any Lender made through the Administrative Agent, the Loans may be evidenced by one or more promissory notes. Each Lender may attach schedules to its Note(s) and endorse thereon the date, amount and maturity of the applicable Loan and payments with respect thereto.

(b)       In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control.

2.11	Payments Generally.

          (a)       Subject to Sections 2.06 and 2.07, all payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent's Office in Dollars and in immediately available funds not later than noon, New York time, on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender's Lending Office. All payments received by the Administrative Agent after noon, New York time, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)       If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

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(c)       If no Event of Default exists and if no order of application is otherwise specified in the Loan Documents, payments and prepayments of the Obligations shall be applied first to fees, second to accrued interest then due and payable on the Outstanding Amount of Loans and L/C Obligations, and then to the remaining Obligations in the order and manner as Borrower may direct.

(d)       If at any time insufficient funds are received by and available to the Administrative Agent to pay fully the Obligations, or if an Event of Default exists, any payment or prepayment shall be applied in the following order: (i) to the payment of enforcement expenses incurred by the Administrative Agent, including Attorney Costs; (ii) to the ratable payment of all fees, expenses and indemnities (including amounts payable under Article III) for which the Administrative Agent, Lenders or Approved Hedge Counterparty have not been paid or reimbursed in accordance with the Loan Documents or Approved Hedge Counterparty Swap Contract (as used in this Section 2.11(d)(ii), a “ratable payment” for any Lender, the Administrative Agent or Approved Hedge Counterparty shall be, on any date of determination, that proportion which the portion of the total fees, expenses and indemnities owed to such Lender, the Administrative Agent or Approved Hedge Counterparty bears to the total aggregate fees, expenses and indemnities owed to all Lenders, the Administrative Agent and Approved Hedge Counterparty on such date of determination); (iii) to the ratable payment of accrued and unpaid Letter of Credit fees, the Outstanding Amount of L/C Borrowings, accrued and unpaid interest on, and principal of, the Outstanding Amount of Loans and the Outstanding Amount of Obligations under Lender Hedging Agreements or Approved Hedge Counterparty Swap Contracts (it being understood that for purposes of this clause (iii) the Outstanding Amount of Obligations under Lender Hedging Agreements and Approved Hedge Counterparty Swap Contracts refers to payments owing in connection with an Early Termination Date as defined in the 2002 Master Agreement form promulgated by the ISDA (or equivalent type payment obligation if some other form of Swap Contract is in effect)(as used in this Section 2.11(d)(iii), “ratable payment” means for any Lender (or Lender Affiliate, in the case of Lender Hedging Agreements or the Approved Hedge Counterparty, in the case of an Approved Hedge Counterparty Swap Contract), on any date of determination, that proportion which the accrued and unpaid Letter of Credit fees, the Outstanding Amount of L/C Borrowings, accrued and unpaid interest on, and principal of, the Outstanding Amount of Loans and the Outstanding Amount of Obligations under Lender Hedging Agreements owed to such Lender (or Lender Affiliate, in the case of Lender Hedging Agreements or the Approved Hedge Counterparty, in the case of an Approved Hedge Counterparty Swap Contract) bears to the accrued and unpaid Letter of Credit fees, the Outstanding Amount of L/C Borrowings, accrued and unpaid interest on, and principal of, the Outstanding Amount of Loans and the Outstanding Amount of Obligations under Lender Hedging Agreements owed to all Lenders)(or Lender Affiliates, in the case of Lender Hedging Agreements or the Approved Hedge Counterparty, in the case of an Approved Hedge Counterparty Swap Contract)); (iv) to Cash Collateralize the Letters of Credit; and (v) to the payment of the remaining Obligations, if any, in the order and manner the Required Lenders deem appropriate. Subject to Section 2.14(g), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause (iv) above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

(e)       Unless the Borrower or any Lender has notified the Administrative Agent prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall

33	Quest Resource Corp. 2nd Amended and Restated Credit Agreement

not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i)        if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds, at the Federal Funds Rate from time to time in effect; and

(ii)       if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Revolving O&G Development Loan, included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Revolving O&G Development Loan Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender with respect to any amount owing under this subsection (e) shall be conclusive, absent manifest error.

(f)        If any Lender makes available to the Administrative Agent funds for Revolving O&G Development Loans to be made by such Lender as provided in the foregoing provisions of this Article II, and the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(g)       The obligations of the Lenders hereunder to make Revolving O&G Development Loans are several and not joint. The failure of any Lender to make any Revolving O&G Development Loans on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving O&G Development Loans or purchase its participation.

(h)       Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

34	Quest Resource Corp. 2nd Amended and Restated Credit Agreement

2.12     Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in the L/C Obligations, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent, of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them, and/or such subparticipations in the participations in L/C Obligations held by them, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender's ratable share (according to the proportion of (i) the amount of such paying Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

2.13     Pari Passu Lien Securing Lender Hedging Obligations and Approved Hedge Counterparty Swap Contracts. All Obligations arising under the Loan Documents including, without limitation, Obligations under this Agreement and Obligations under any Lender Hedging Agreement (but not Indebtedness of any Loan Party owing to any non-Lender or non-Lender Affiliate which enters into a Swap Contract with the Borrower or any other Loan Party) or any Approved Hedge Counterparty Swap Contract, shall be secured pari passu by the Collateral. No Lender, any Affiliate of a Lender or Approved Hedge Counterparty shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any such Lender Hedging Agreement or Approved Hedge Counterparty Swap Contract, as applicable.

2.14	Letters of Credit. (a) The Letter of Credit Commitment.

(i)        Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees (1) from time to time on any Business Day during the period from the Restatement Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower (and such Letters of Credit may be issued for the benefit of the Borrower or any of the QRC Subsidiaries), and to amend or renew Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drafts under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit, if as of the date of such L/C Credit Extension, (x) the Total Outstandings would exceed the Aggregate Revolving O&G Development Loan Commitment, (y) the aggregate Outstanding Amount of the

35	Quest Resource Corp. 2nd Amended and Restated Credit Agreement

Revolving O&G Development Loans of any Lender, plus such Lender's Pro Rata Share of the Outstanding Amount of all L/C Obligations would exceed such Lender's Revolving O&G Development Loan Commitment or (z) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower's ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)	The L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A)      any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Restatement Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Restatement Date and which the L/C Issuer in good faith deems material to it; provided, however, if any of the forgoing occur, then the Borrower may, at its sole expense and effort, upon notice to L/C Issuer and Administrative Agent, require the L/C Issuer to resign as L/C Issuer and a new replacement L/C Issuer be appointed, which new replacement L/C Issuer shall be reasonably acceptable to the Administrative Agent;

(B)       subject to Section 2.14(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless the Required Lenders have approved such expiry date;

(C)       the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless the Required Lenders have approved such expiry date;

(D)      the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer generally applicable to all borrowers; or

(E)       such Letter of Credit is in a face amount less than $50,000 (unless upon Borrower’s request the L/C Issuer agrees to issue a Letter of Credit for a lesser amount), or is to be used for a purpose other than as described in Section 6.12 or is denominated in a currency other than Dollars.

(iii)      The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

36	Quest Resource Corp. 2nd Amended and Restated Credit Agreement

(iv)      The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and L/C Issuer documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)       Procedures for Issuance and Amendment of Letters of Credit; Evergreen Letters of Credit.

(i)        Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than noon, New York time, at least two Business Days (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require.

(ii)       Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer's usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a participation in such Letter of Credit in an amount equal to the product of such Lender's Pro Rata Share times the amount of such Letter of Credit.

(iii)      If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has

37	Quest Resource Corp. 2nd Amended and Restated Credit Agreement

automatic renewal provisions (each, an “Evergreen Letter of Credit”); provided that any such Evergreen Letter of Credit must permit the L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such renewal. Once an Evergreen Letter of Credit has been issued, the L/C Issuer shall permit the renewal of such Letter of Credit unless the L/C Issuer has received notice on or before the Business Day immediately preceding the Nonrenewal Notice Date from any Lender stating that one or more of the applicable conditions specified in Section 4.02 is not then satisfied or the L/C Issuer would not then be required to issue a replacement Letter of Credit pursuant to this Section 2.14.

(iv)      Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)	Drawings and Reimbursements; Funding of Participations.

(i)        Upon any drawing under any Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than noon, New York time, on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and such Lender's Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of a Revolving O&G Development Loan to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.03 for the principal amount of Revolving O&G Development Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving O&G Development Loan Commitment and the conditions set forth in Section 4.02 (other than the delivery of a Borrowing Notice) and the failure of the Borrower to so reimburse the Administrative Agent shall not be deemed a Default or an Event of Default. Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.14(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)       Each Lender (including the Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.14(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent's Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 11:00 a.m., New York time, on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.14(c)(iii), each Lender that so makes funds available shall be deemed to have made a Revolving O&G Development Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

38	Quest Resource Corp. 2nd Amended and Restated Credit Agreement

(iii)      With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Revolving O&G Development Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender's payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.14(c) (ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.14.

(iv)      Until each Lender funds its Revolving O&G Development Loan or L/C Advance pursuant to this Section 2.14(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender's Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

(v)       Each Lender's obligation to make Revolving O&G Development Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.14(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)      If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.14(c) by the time specified in Section 2.14(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)	Repayment of Participations.

(i)        At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender's L/C Advance in respect of such payment in accordance with Section 2.14(c), if the Administrative Agent receives for the account of the L/C Issuer any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of cash Collateral applied thereto by the Administrative Agent), or any payment of interest thereon, the Administrative Agent will distribute to such Lender its Pro Rata Share thereof in the same funds as those received by the Administrative Agent.

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(ii)       If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.14(c)(i) is required to be returned, each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(e)       Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit, and to repay each L/C Borrowing and each drawing under a Letter of Credit that is refinanced by a Borrowing of Revolving O&G Development Loans, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)        any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii)       the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)      any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)      any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)       any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, that might otherwise constitute a defense available to, or a discharge of, the Borrower.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower's instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

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(f)        Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. No Agent-Related Person nor any of the respective correspondents, Participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable, (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No Agent-Related Person, nor any of the respective correspondents, Participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.14(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer's willful misconduct or gross negligence or the L/C Issuer's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)       Cash Collateral. Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount). The Borrower hereby grants the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a Lien on all such cash and deposit accounts at the Lenders.

(h)       Applicability of ISP98. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Letter of Credit.

(i)        Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, a Letter of Credit fee for each Letter of Credit issued equal to four percent (4%) per annum of the actual daily undrawn amount under each Letter of Credit. Such fee for each Letter of Credit shall be due and payable on the last Business Day of each month during the term of this Agreement, commencing with the first such date to occur after the issuance of such Letter of Credit, and on the Letter of Credit Expiration Date.

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(j)        Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee in an amount with respect to each Letter of Credit issued equal to the greater of (i) $500 and (ii) ¼ of 1% (25 basis points) calculated on the face amount thereof. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such fees and charges are due and payable on demand and are nonrefundable.

(k)       Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(l)        Letters of Credit Issued for Borrower or QRC Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, the Borrower or any of the QRC Subsidiaries, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit in support of any obligation of, or for the account of the Borrower or any of the QRC Subsidiaries inures to the benefit of the Borrower, and that the Borrower's business derives substantial benefits from the businesses of the QRC Subsidiaries.

ARTICLE III.

TAXES AND YIELD PROTECTION

3.01	Taxes.

(a)       Any and all payments by the Borrower to or for the account of the Administrative Agent or any Lender under any Loan Document (other than the ORRI Conveyance, which shall be excluded from the provisions of Article III of this Agreement) shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto; excluding, in the case of the Administrative Agent and each Lender, taxes imposed on or measured by its net income (including any franchise taxes imposed on or measured by its net income), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized or maintains its Lending Office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document (other than the ORRI Conveyance) to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), each of the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws.

(b)       In addition, the Borrower agrees to pay any and all present or future stamp, mortgage, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document (other than the ORRI Conveyance) or from the

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execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (other than the ORRI Conveyance)(hereinafter referred to as “Other Taxes”).

(c)       If the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document (other than the ORRI Conveyance) to the Administrative Agent or any Lender, the Borrower shall also pay to the Administrative Agent (for the account of such Lender) or to such Lender, at the time interest is paid, such additional amount that such Lender specifies as necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) such Lender would have received if such Taxes or Other Taxes had not been imposed.

(d)       The Borrower agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent and such Lender, and (ii) amounts payable under Section 3.01(c) and (iii) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, except to the extent such sums are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent, the L/C Issuer or such Lender, as applicable. Neither the Administrative Agent, the L/C Issuer nor any Lender shall be entitled to receive any payment with respect to any indemnity claim under this Section 3.01 with respect to Taxes or Other Taxes that are incurred or accrued more than 180 days prior to the date such party gives notice and demand with respect thereto to the Borrower. Payment under this subsection (d) shall be made within 30 days after the date such Lender or the Administrative Agent makes a demand therefor.

(e)       As soon as practicable after any payment of indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)        Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law, or reasonably requested by Borrower, as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the

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request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)        duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(ii)	duly completed copies of Internal Revenue Service Form W-8ECI;

(iii)      in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a "bank" within the meaning of section 881(c)(3)(A) of the Code, (B) a "10 percent shareholder" of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a "controlled foreign corporation" described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN; or

(iv)      any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower to determine the withholding or deduction required to be made.

(g)      If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02	Intentionally Deleted.

3.03	Intentionally Deleted.

3.04	Increased Cost and Reduced Return; Capital Adequacy.

(a)       If any Lender or the L/C Issuer determines that as a result of a Change in Law, or such Lender's or L/C Issuer's compliance therewith, there shall be any increase in the cost to such Lender or L/C Issuer of participating in, issuing or maintaining any Letter of Credit, or a reduction in the amount received or receivable by such Lender or L/C Issuer in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i)

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Taxes or Other Taxes (as to which Section 3.01 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender or L/C Issuer is organized or has its Lending Office, then from time to time upon demand of such Lender or L/C Issuer (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender or L/C Issuer, as the case may be, such additional amounts as will compensate such Lender or L/C Issuer for such increased cost or reduction.

(b)       If any Lender determines a Change in Law has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender's obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender's desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

(c)	Intentionally deleted.

(d)       Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or the L/C Issuer's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the L/C Issuer's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

3.05	Intentionally Deleted.

3.06     Matters Applicable to all Requests for Compensation. A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

3.07     Survival. All of the Borrower's obligations under this Article III shall survive termination of the Aggregate Revolving O&G Development Loan Commitment and payment in full of all the other Obligations.

3.08     Mitigation Obligations. If any Lender or L/C Issuer requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender, L/C Issuer or any Governmental Authority for the account of any Lender or L/C Issuer, as applicable, pursuant to Section 3.01, then such Lender or L/C Issuer shall use reasonable efforts to designate a different lending office for funding or booking its Revolving O&G Development Loans or issuing Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or Section 3.04, as the case may be, in the future and (ii) would

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not subject such Lender or L/C Issuer to any un-reimbursed cost or expense and would not otherwise be disadvantageous to such Lender or L/C Issuer. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by such Lender or L/C Issuer in connection with any such designation or assignment.

ARTICLE IV.

CONDITIONS PRECEDENT

4.01     Conditions Precedent. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder and the effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent:

(a)       The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) and unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party or other Person party thereto, each dated the Restatement Date (or, in the case of certificates of governmental officials, a recent date before the Restatement Date), and each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i)        executed counterparts of this Agreement and amendments to existing Mortgages to reflect that they secure the Loans, sufficient in number for distribution to the Administrative Agent, the Lenders and Borrower;

(ii)       A Revolving O&G Development Loan Note executed by the Borrower in favor of each Lender requesting a Revolving O&G Development Loan Note in a principal amount equal to such Lender's Revolving O&G Development Loan Commitment;

(iii)	the ORRI Conveyance;

(iv)      such certificates of resolutions or other action, incumbency certificates and/or other certificates of officers of each Loan Party as the Administrative Agent may require to establish the identities of and verify the authority and capacity of each officer thereof authorized to act in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(v)       such evidence as the Administrative Agent may reasonably require to verify that each Loan Party is duly organized or formed, validly existing, and in good standing in the jurisdiction of its organization and is qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification;

(vi)      a certificate signed by a Responsible Officer of the Borrower certifying (A) that the representations and warranties contained in Article V are true and correct in all respects on and as of the Restatement Date, (B) no Default or Event of Default will exist as of the Restatement Date, (C) that as of the Restatement Date there are no environmental or legal issues affecting any Loan Party or any of the Collateral which could reasonably be expected to have a Material Adverse Effect (other than as set forth in Section 5.17), (D) all material governmental and third party approvals necessary or, in the discretion of the Administrative Agent, advisable in

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connection with the financing contemplated by this Agreement and the continuing operation of the Borrower and the QRC Subsidiaries has been obtained and is in full force and effect, and (E) no action, suit, investigation or proceeding is pending or, to the knowledge of such Responsible Officer, threatened in any court or before any arbitrator or governmental authority by or against the Borrower, any Guarantor, or any of their respective properties (other than any such actions disclosed on Schedule 5.06), that (x) could reasonably be expected to materially and adversely affect the Borrower and the Guarantors, taken as a whole, or (y) seeks to affect or pertains to any transaction contemplated hereby or the ability of the Borrower or any Guarantor to perform its obligations under the Loan Documents;

(vii)	a copy of the Approved Budgets;

(viii)    copies, each satisfactory to Administrative Agent, of each JOA or other material agreement affecting or concerning the Oil and Gas Properties; and

(ix)      such other assurances, certificates, documents, consents or opinions as the Administrative Agent reasonably may require.

(b)       The Administrative Agent's receipt of (i) a reserve report dated as of December 31, 2008 prepared by Cawley, Gillespie & Associates, Inc. covering the Phase I Oil and Gas Properties described therein and (ii) title opinions or other title due diligence with respect to the Phase I Oil and Gas Properties representing at least 80% of the PV10 value of the Proved Reserves included in the Phase I Oil and Gas Properties covered by the foregoing reserve report, each of (i) and (ii) to be in form and substance reasonably satisfactory to the Administrative Agent and with respect to (ii), it being acknowledged that landman title reports on proved but undeveloped Phase I Oil and Gas Properties are satisfactory to the Administrative Agent.

(c)       A Regulation U Statement of Purpose from the Borrower stating that no proceeds of the Revolving O&G Development Loans have been or will be used to purchase or carry margin stock.

(d)       An opinion from counsel to each Loan Party, in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(e)       The Borrower shall have paid Attorney Costs of the Administrative Agent to the extent invoiced prior to, or on, the Restatement Date.

(f)        The Administrative Agent’s receipt of Collateral Documents or amendments thereto, executed by each Loan Party that has assets or conducts business, in appropriate form for recording, where necessary, together with:

(i)        such Lien searches as the Administrative Agent shall have reasonably requested, and such termination statements or other documents as may be necessary to confirm that the Collateral is subject to no other Liens (other than Permitted Liens) in favor of any Persons;

(ii)       funds sufficient to pay any filing or recording tax or fee in connection with any and all UCC-1 and UCC-3 financing statements and fees associated with the filing of amendments to the Mortgages, including any mortgage tax;

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(iii)      evidence that the Administrative Agent has been named as loss payee or additional insured under all policies of casualty insurance pertaining to the Collateral and all general liability policies;

(iv)      certificates evidencing all of the issued and outstanding shares of capital stock, partnership interests, or membership interests pledged pursuant thereto, which certificates shall in each case be accompanied by undated stock powers duly executed in blank, or, if any securities pledged pursuant thereto are uncertificated securities, confirmation and evidence satisfactory to the Administrative Agent that the security interest in such uncertificated securities has been transferred to and perfected by the Administrative Agent for the benefit of the Lenders in accordance with the Uniform Commercial Code; and

(v)       evidence that all other actions reasonably necessary or, in the opinion of the Administrative Agent or the Lenders, desirable to perfect and protect the first priority Lien created by the Collateral Documents (except to the extent otherwise permitted hereunder), and to enhance the Administrative Agent's ability to preserve and protect its interests in and access to the Collateral, have been taken.

(g)       The Administrative Agent's receipt of the certificate of incorporation of the Borrower, together with all amendments, certified by an appropriate governmental officer in its jurisdiction of organization, as well as any other information required by Section 326 of the USA Patriot Act or necessary for the Administrative Agent or the Lenders to verify the identity of Borrower as required by Section 326 of the USA Patriot Act.

4.02     Conditions Precedent to all Credit Extensions. The obligation of each Lender to honor any Borrowing Notice for a Credit Extension and the obligation of the L/C Issuer to issue any Letter of Credit is subject to the following conditions precedent:

(a)       The representations and warranties of the Loan Parties contained in Article V (including, without limitation, Sections 5.05(b) and 5.06), or which are contained in any document furnished at any time under or in connection herewith, including, but not limited to the Collateral Documents, shall be true and correct in all material respects on and as of the date such Revolving O&G Development Loan is made or such Letter of Credit is issued except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(b)       No Default or Event of Default shall exist or would result from such proposed Revolving O&G Development Loan or L/C Credit Extension.

(c)       The Administrative Agent and, if applicable, the L/C Issuer, shall have received a Request for Credit Extension and, if applicable, a Letter of Credit Application in accordance with the requirements hereof.

(d)       The Administrative Agent and the Lenders shall have been, and shall continue to be, satisfied, in their good faith discretion, that the Borrower and each other applicable Loan Party holds Marketable Title to the Phase I Oil and Gas Properties, and that such ownership includes record title to an undivided net revenue interest in the production from each such Phase I Oil and Gas Property that is not

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less than, as well as an undivided working interest in each Phase I Oil and Gas Property that is not greater than (unless there is a corresponding increase in the net revenue interest attributed to such party therein), the net revenue interest therein and the working interest therein, respectively, reflected on the Mortgage encumbering such Phase I Oil and Gas Property, subject to the limitations and qualifications set forth in such Mortgage (or on any supplement, amendment or modification thereof) or new Mortgage executed in connection with any Oil and Gas Property that is added to the Phase I Oil and Gas Properties in connection with any subsequent funding after the Restatement Date).

(f)        The Administrative Agent shall have received, in form and substance reasonably satisfactory to it, such other assurances, certificates, documents or consents related to the foregoing as the Administrative Agent or the Required Lenders reasonably may require.

Each Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Section 4.02(b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01     Existence; Qualification and Power; Compliance with Laws. The Borrower and each other Loan Party (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except in each case referred to in clause (a), (b) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, (d) is not a Person (I) whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), or (II) who engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of Section 2, or (III) on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order, and (e) is in compliance, in all material respects, with (A) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (B) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans or L/C Credit Extensions will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

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5.02     Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not: (a) contravene the terms of any of such Person's Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any material Contractual Obligation (other than the Liens created under the Loan Documents) to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject; or (c) violate any Law except in each case referred to in clause (b) or (c), to the extent that any such conflict, breach, contravention, creation or violation could not reasonably be expected to have a Material Adverse Effect.

5.03     Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority, except for the filings in connection with the granting or continuation of security interests pursuant to the Collateral Documents or filings to maintain the existence, foreign qualification and good standing of the Borrower and the Loan Parties, is necessary or required in connection with the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document.

5.04     Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at Law.

5.05	Financial Statements; No Material Adverse Effect.

(a)       The financial statements delivered to the Lenders pursuant to Sections 6.01(a) and (b) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein. Such financial statements will: (i) fairly present in all material respects the financial condition of the entities named therein and their respective Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance in all material respects with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, subject in the case of quarterly financial statements delivered pursuant to Section 6.01(b) to year-end audit adjustments and the absence of footnotes; and (ii) show all material indebtedness and other liabilities of the entities named therein and their respective Subsidiaries as of the date thereof required to be reflected therein in accordance with GAAP consistently applied throughout the period covered thereby.

(b)       Since December 31, 2008 there has been no event or circumstance that has or could reasonably be expected to have a Material Adverse Effect.

5.06     Litigation. Except as set forth on Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened or contemplated in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any Borrower Affiliate or against any of their properties or revenues which (a) seek to affect or pertain to this Agreement or any other Loan Document, the borrowing of the Loans, the use of the proceeds thereof, or

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the issuance of Letters of Credit hereunder, or (b) could reasonably be expected to have a Material Adverse Effect.

5.07     No Default. Neither the Borrower nor any Borrower Affiliate is in default under or with respect to any Contractual Obligation which could be reasonably expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document. There is no default under any Material Agreement, which could reasonably be expected to have a Material Adverse Effect.

5.08     Ownership of Property; Liens. Each Loan Party has good title to, or valid leasehold interests in, all its real and personal property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, have a Material Adverse Effect, and the property of the Borrower and Loan Parties is subject to no Liens, other than Permitted Liens.

5.09     Environmental Compliance. The Borrower has reasonably concluded that (a) there are no claims alleging potential liability under or responsibility for violation of any Environmental Law except any such claims that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (b) there is no environmental condition or circumstance, such as the presence or Release of any Hazardous Substance, on any property owned, operated or used by the Borrower or any Borrower Affiliate that could reasonably be expected to have a Material Adverse Effect, and (c) there is no violation by the Borrower or any Borrower Affiliate of any Environmental Law, except for such violations as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10     Insurance. The properties of the Borrower and the Borrower Affiliates are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are consistent with past practice.

5.11     Taxes. The Borrower and the Borrower Affiliates have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP or to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. To the knowledge of the Borrower, there is no proposed tax assessment against any Borrower Affiliate or any of their respective Subsidiaries that would, if made, have a Material Adverse Effect.

5.12     ERISA Compliance. The representations and warranties set forth in this Section 5.12 shall apply only if the Borrower or an ERISA Affiliate establishes a Plan and are subject to the matter set forth on Schedule 5.12.

(a)       Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws except to the extent that noncompliance could not reasonably be expected to have a Material Adverse Effect. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS, an application for

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such a letter is currently being processed by the IRS with respect thereto or the Plan utilizes a prototype form plan document and the prototype plan’s sponsor has received a favorable opinion or advisory letter from the IRS upon which the Borrower may rely, and, to the knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification, except to the extent that nonqualification could not reasonably be expected to have a Material Adverse Effect. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan, except to the extent that nonpayment could not reasonably be expected to have a Material Adverse Effect.

(b)       There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any ERISA Affiliate has engaged in or knowingly permitted to occur and, to the Borrower's knowledge, no other party has engaged in or permitted to occur any prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)       (i)         No ERISA Event has occurred or is reasonably expected to occur that could reasonably be expected to have a Material Adverse Effect; (ii) no Pension Plan has any Unfunded Pension Liability that (when aggregated with any other Unfunded Pension Liability) has resulted or could reasonably be expected to result in a Material Adverse Effect; and (iii) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA that could reasonably be expected to have a Material Adverse Effect.

5.13     Subsidiaries and other Investments. Set forth on Schedule 5.13, are the Subsidiaries of the Borrower and each equity Investment in any other Person as of the Restatement Date.

5.14	Margin Regulations; Investment Company Act; Use of Proceeds.

(a)       Neither the Borrower nor any Borrower Affiliate is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board), or extending credit for the purpose of purchasing or carrying margin stock.

(b)       Neither the Borrower nor any Borrower Affiliate, no Person controlling the Borrower or any Borrower Affiliate, or any Subsidiary thereof is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

(c)       The Borrower will use all proceeds of Credit Extensions consisting of Revolving O&G Development Loans in the manner set forth in Section 6.12.

5.15     Disclosure; No Material Misstatements. All material factual information hereto furnished by or on behalf of the Borrower in writing to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby, as modified or supplemented by other information so furnished, is true and accurate in all material respects, and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information, in light of the circumstances under which it was made, not

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misleading. All estimates and projections delivered to the Administrative Agent or any Lender were based upon information that was available at the time such estimates or projections were prepared and believed to be correct and upon assumptions believed to be reasonable at that time; however, the Borrower does not warrant that such estimates and projections will ultimately prove to have been accurate.

5.16     Location of Business and Offices. Each Loan Party’s (i) jurisdiction of organization, (ii) organizational identification number, (iii) correct legal name, and (iv) principal place of business and chief executive offices are as set forth in the Security Agreement from such Loan Party.

5.17     Compliance with Laws. Except with respect to Environmental Laws and Laws relating to taxes and employee benefits (which are covered by Sections 5.09, 5.11 and 5.12, respectively), neither the Borrower nor any Borrower Affiliate is in violation of any Laws, other than such violations which could not, individually or collectively, reasonably be expected to have a Material Adverse Effect and except that the Borrower has not completed the remediation of its internal controls as reported in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, as filed with the SEC. Neither the Borrower nor any Borrower Affiliate has received notice alleging any noncompliance with any Laws, except for (i) such noncompliance which no longer exists (or as set forth in the preceding sentence, is in the process of being remediated), or (ii) noncompliance which could not reasonably be expected to have a Material Adverse Effect.

5.18     Third Party Approvals. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any party that is not a party to this Agreement is necessary or required in connection with the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document except where obtained or where the failure to receive such approval, consent, exemption, authorization, or the failure to do such other action by, or provide such notice could not reasonably be expected to have a Material Adverse Effect; and provided, however, that the transfer of rights in certain Collateral consisting of rights under contracts to a foreclosure purchaser may, in some instances, require the consent of third parties who have rights in such Collateral.

5.19     Solvency. On the Restatement Date, after giving effect to the transactions and Credit Extensions contemplated hereunder, the Borrower and the QRC Subsidiaries on a consolidated basis are not “insolvent” as such term is used and defined in (i) the United States Bankruptcy Code or (ii) the New York Uniform Fraudulent Transfer Act.

5.20     Oil and Gas Leases. The Leases which constitute any part of the Phase I Oil and Gas Properties are in full force and effect as to those portions thereof that comprise the Phase I Oil and Gas Properties.

5.21     Oil and Gas Contracts. Except (a) as set out on Schedule 5.21 attached hereto, and (b) as may subsequently occur and be disclosed by Borrower in the next Compliance Certificate delivered by Borrower after such occurrence, neither Borrower nor any other Loan Party is obligated, by virtue of any prepayment under any contract providing for the sale by Borrower or any other Loan Party of Hydrocarbons which contains a “take-or-pay” clause or under any similar prepayment agreement or arrangement, including, “gas balancing agreements”, to deliver a material amount of Hydrocarbons produced from the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor (i.e., in the case of oil, not in excess of sixty days, and in the case of gas, not in excess

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of ninety days). Except (a) as set out on Schedule 5.21 attached hereto, and (b) as may subsequently occur and be disclosed by Borrower in the next Compliance Certificate delivered by Borrower after such occurrence, the Oil and Gas Properties are not subject to any contractual or other arrangement for the sale of crude oil which cannot be canceled on ninety days’ (or less) notice, unless the price provided for therein is equal to or greater than the prevailing market price in the vicinity. To the best of the Borrower’s knowledge, the Oil and Gas Properties are not subject to any regulatory refund obligation and no facts exist which might cause the same to be imposed.

5.22     Producing Wells. All producing wells that constitute part of the Oil and Gas Properties (a) have been, during all times that any such wells were operated by Borrower or its Affiliates, and (b) to the knowledge of Borrower, have been at all other times, drilled, operated and produced in conformity with all applicable Laws, are subject to no penalties on account of past production, and are bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties, or on Leases which have been pooled, unitized or communitized with the Oil and Gas Properties.

5.23     Purchasers of Production. The names and business addresses of the Persons who (a) have purchased any of Borrower’s or any other Loan Party’s interests in oil and gas produced from the Oil and Gas Properties during the six calendar months preceding the Restatement Date, and (b) as of the Restatement Date, are considered by Borrower or other Loan Party to be potential future purchasers of Borrower’s interest in oil and gas produced from the Oil and Gas Properties, are identified on Schedule 5.23 attached hereto.

5.24     Swap Contracts. Schedule 5.24, as of the date hereof, and after the date hereof, each supplemental Schedule 5.24 sets forth, a true and complete list of all Swap Contracts of each Loan Party, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Revolving O&G Development Loan Commitment hereunder, or any Loan or other Obligation (other than contingent indemnity obligations and obligations under Lender Hedging Agreements or Approved Hedge Counterparty Swap Contracts) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless such Letter of Credit has been Cash Collateralized), the Borrower shall, and shall cause the QRC Subsidiaries to:

6.01     Financial Statements and Reports. Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders (and the Administrative Agent shall deliver to the Lenders):

(a)       as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (beginning with the 2009 fiscal year), stand alone balance sheets of the Borrower as at the end of such fiscal year, and the related statements of income and cash flows for such fiscal year (provided, that if the Borrower is a public company, such financial statements shall be required to be furnished no later than the date that the Borrower is required to timely file its annual report on Form 10-K or Form 10-KSB with the SEC (taking into account any extension of time available under Rule 12b-25

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under the Securities Exchange Act of 1934)), audited and accompanied by a report and opinion of UHY LLP or another nationally recognized firm of independent certified public accountants reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with GAAP (except as otherwise noted herein) and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any qualifications and exceptions not reasonably acceptable to the Required Lenders;

(b)       as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, an unaudited stand alone balance sheet of the Borrower as at the end of such fiscal quarter, and the related statements of income and cash flows for such fiscal quarter and for the portion of the Borrower's fiscal year then ended (provided, that if the Borrower is a public company, such financial statements shall be required to be furnished no later than the date that the Borrower is required to timely file its quarterly report on Form 10-Q with the SEC (taking into account any extension of time available under Rule 12b-25 under the Securities Exchange Act of 1934)), all in reasonable detail and certified by a Responsible Officer of the Borrower, as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower in accordance with GAAP (except as otherwise noted herein), subject only to normal year-end audit adjustments and the absence of footnotes;

(c)       on a monthly basis after the Restatement Date, by the 10th Business Day of the succeeding month, an updated Schedule 6.12 through July 11, 2010, reasonably satisfactory in all respects to Administrative Agent. In the event that Administrative Agent shall have not approved such updated Schedule 6.12, Borrower shall discuss such objections with Administrative Agent and shall further revise and resubmit the updated Schedule 6.12 until such updated Schedule 6.12 is in all respects reasonably satisfactory to Administrative Agent. All references in this Agreement to Schedule 6.12 shall refer to such schedule as updated from time to time in accordance with this Section 6.01(c);

(d)       on or before each March 31 and September 30 until the Maturity Date, the Borrower shall furnish to the Administrative Agent a Reserve Report, which shall set out, as of each preceding December 31 or June 30, as applicable, the Proved Reserves attributable to the Phase I Oil and Gas Properties. Each Reserve Report may be prepared by the Borrower's own internal petroleum engineers and shall be certified by the President or other Responsible Officer of the Borrower. Each Reserve Report relating to the Proved Reserves attributable to the Phase I Oil and Gas Properties as of December 31 shall be audited by Cawley Gillespie & Associates, Inc. or other independent reservoir engineers acceptable to Administrative Agent. Each Reserve Report as of June 30 shall include a reconciliation from the prior December 31 Reserve Report;

(e)       on a weekly basis, by Wednesday of the following week, a cash flow receipt and expenditure report for the Loan Parties listing cash flow receipts received the prior week and expenditures made the prior week for Mandatory CapEx, Value Enhancing CapEx, general and administrative expenses and advisory fees, in form and substance satisfactory to the Administrative Agent, together with a report comparing such actual receipts and expenditures against the most recently delivered 13-week cash flow forecast and accompanied by an explanation of any variances between such actual and forecasted cash flows and expenditures;

(f)        on a monthly basis after the Restatement Date, by the 10th Business Day of the succeeding month, Borrower shall deliver cash flow forecasts for the following 13-week period including

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details for the next four weeks' Mandatory CapEx, Value Enhancing CapEx, general and administrative expenses and advisory fee expenditures;

(g)       as soon as available, and in any event within twenty (20) days after the end of each calendar month, a report describing by Lease (and by well, if available) or unit the gross volume of production during such month from the Oil and Gas Properties; and

(h)       as soon as available, and in any event within thirty (30) days after the end of each calendar month, a lease operating statement describing by Lease or unit, and for the Loan Parties as a whole, the net volume of sales attributable to production during such month from the Oil and Gas Properties and describing the related royalties, severance taxes, other taxes, leasehold operating expenses and capital costs attributable thereto and incurred during such month.

6.02     Certificates; Other Information. Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a)       concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate in form of Exhibit C signed by a Responsible Officer of the Borrower;

(b)       promptly upon request, copies of each annual report, proxy or financial statement or other report or written communication sent to the equity owners of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c)	copies of Material Agreements and any material amendment thereto;

(d)       copies of any JOA entered into by any Loan Party not previously delivered to the Administrative Agent; and

(e)       promptly, such additional information (that is in the possession of the Borrower or that may be readily produced by the Borrower without undue effort or expense) regarding the business, financial or corporate affairs of any Loan Party as the Administrative Agent, at the request of any Lender, may from time to time reasonably request, which information may include copies of any detailed audit reports, if any, management letters or recommendations submitted to the board of directors or managers (or the audit committee of the board of directors or managers) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any of the QRC Subsidiaries, or any audit of any of them.

6.03	Notices. Promptly notify the Administrative Agent:

(a)       of the occurrence of any Default or Event of Default, as soon as possible but in any event within ten (10) days after Borrower has knowledge thereof;

(b)       of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including any of the following events if such has resulted or could reasonably be

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expected to result in a Material Adverse Effect: (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party; (ii) any litigation, investigation by or required by a Governmental Authority, proceeding or suspension of licenses or permits between any Loan Party and any Governmental Authority; and (iii) any dispute, litigation, investigation or proceeding involving any Loan Party related to any Environmental Law;

(c)       of any litigation, investigation or proceeding known to and affecting the Borrower or any Borrower Affiliate in which (i) the amount involved exceeds (individually or collectively) $1,000,000, or (ii) injunctive relief or other relief is sought, which could be reasonably expected to have a Material Adverse Effect;

(d)       of any material change in accounting policies or financial reporting practices by the Borrower; and

(e)       by written notice at least ten (10) days before any proposed (A) relocation of any Loan Party’s principal place of business or chief executive office, (B) change of any Loan Party’s name, identity, or corporate, partnership or limited liability company structure, (C) relocation of the place where the books and records concerning a Loan Party’s accounts are kept, (D) relocation of any Loan Party’s Collateral (other than delivery of inventory in the ordinary course of business to third party contractors for processing and sales of inventory in the ordinary course of business or as permitted by any Loan Document) to a location not described on Annex A to the Security Agreement to which such Loan Party is a party, and (E) change of any Loan Party’s jurisdiction of organization or organizational identification number, as applicable.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement or other Loan Document that have been breached.

6.04     Payment of Obligations. Pay and discharge as the same shall become due and payable (a) the Obligations, (b) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets and (c) all lawful claims which, if unpaid, would by Law become a Lien upon its property; except, in the case of clause (b) or (c), where (x) the validity thereof are being contested in good faith by appropriate proceedings and (y) adequate reserves in accordance with GAAP are being maintained by the appropriate Loan Party.

6.05     Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, except in a transaction permitted by Sections 7.06 and 7.07, and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises material to the conduct of its business, except in a transaction permitted by Sections 7.06 and 7.07, except where the failure to do so in each case could not reasonably be expected to have a Material Adverse Effect.

6.06     Maintenance of Assets and Business. (a) Keep all property material to the conduct of its business in good working order and condition (ordinary wear and tear excepted) and make all necessary repairs thereto and replacements thereof; (b) do all things necessary to obtain, renew, extend,

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and continue in effect all Authorizations which may at any time and from time to time be necessary for the operation of its business in compliance with applicable Law, except where the failure to so maintain, renew, extend, or continue in effect could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07     Maintenance of Insurance. (a) Maintain with responsible insurance companies insurance with respect to its properties and business (including business interruption insurance) against such casualties and contingencies and of such types and in such amounts as is customary in the case of similar businesses and which is reasonably acceptable to the Administrative Agent and will (i) furnish to the Administrative Agent on each anniversary of the Restatement Date a certificate or certificates of insurance from the applicable insurance company evidencing the existence of insurance required to be maintained by this Agreement and the other Loan Documents and evidencing that Administrative Agent is listed as loss payee on property insurance (except as to properties owned by the Excluded MLP Entities) and the Administrative Agent and Lenders are additional insureds on liability insurance, and (ii) upon request of the Administrative Agent, furnish to each Lender at reasonable intervals a certificate of an Authorized Officer of the Borrower setting forth the nature and extent of all insurance maintained in accordance with this Section.

(b)       Borrower will notify Administrative Agent in writing within five (5) Business Days of its, or any of the QRC Subsidiaries', receipt of any cash, checks, drafts, chattel paper and other instruments or writings for the payment of money in full or partial payment of amounts due under any insurance policy in an amount in excess of $1,000,000. Upon receipt of such written notice, Borrower and Administrative Agent will have twenty (20) Business Days to determine whether all or any portion of such proceeds should be applied to reduce the Outstanding Amount of the Loans, or retained by Borrower for reinvestment in its business. If, after such twenty (20) Business Day period, the Administrative Agent elects to apply any portion of such proceeds to reduce the Outstanding Amount of the Loans, the Borrower, or the applicable QRC Subsidiary, will transmit and deliver to the Administrative Agent, in the form received, the amount elected by the Administrative Agent of such cash, checks, drafts, chattel paper and other instruments or writings for the payment of money (properly endorsed, where required, so that such items may be collected by the Administrative Agent). Borrower may retain any portion of such proceeds in excess of the amount elected to be applied. Except as the Administrative Agent may otherwise consent in writing, any such items which may be received by the Borrower in excess of $1,000,000 and which Administrative Agent has elected to apply to reduce the Outstanding Amount of the Loans will not be commingled with any other funds or property of Borrower, but will be held separate and apart from Borrower's own funds or property and upon express trust for the Administrative Agent until delivery is made to the Administrative Agent.

6.08     Compliance with Laws and Contractual Obligations. (a) Comply in all material respects with the requirements of all Laws (including Environmental Laws) applicable to it or to its business or property, except in such instances in which (i) such requirement of Law is being contested in good faith or a bona fide dispute exists with respect thereto, (ii) the failure to comply therewith could not be reasonably expected to have a Material Adverse Effect, or (iii) such requirement of Law relates to the Borrower's deficiency in internal controls as of the Restatement Date as reported in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 as filed with the SEC; and (b) comply with all Contractual Obligations, except if the failure to comply therewith could not be reasonably expected to have a Material Adverse Effect.

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6.09     Books and Records. Maintain (a) proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied (except as otherwise noted herein) shall be made of all financial transactions and matters involving its assets and business, and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over it.

6.10     Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice. Additionally, Administrative Agent may, at the request of the Required Lenders, conduct or cause to be conducted a commercial field examination of the Borrower's and the QRC Subsidiaries' financial and accounting records and Borrower shall pay the cost of such commercial field examination; provided so long as no Event of Default shall exist and be continuing, no more than one such commercial field examination shall be undertaken at the Borrower’s expense during any period of twelve consecutive months and the Borrower shall not be obligated to pay more than $20,000 for any such annual commercial field examination.

6.11     Compliance with ERISA. With respect to each Plan maintained by the Borrower, do each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws, (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code, except to the extent that noncompliance, with respect to each event listed above, could not be reasonably expected to have a Material Adverse Effect.

6.12     Use of Proceeds. Use proceeds of the Revolving O&G Development Loan to (i) fund Borrower’s drilling program to develop the Phase I Oil and Gas Properties, general and administrative expenses, working capital and other corporate expenses as set forth on Schedule 6.12 and (ii) pay fees, costs and expenses owed pursuant to this Agreement.

6.13     Material Agreements. Enforce the obligations of parties to the Material Agreements, except where such failure could not reasonably be expected to have a Material Adverse Effect.

6.14     Guaranties. As an inducement to the Administrative Agent and Lenders to enter into this Agreement, cause each Subsidiary of the Borrower (other than an Excluded MLP Entity and Excluded Recombination Entity) to execute and deliver to Administrative Agent a Guaranty in form and substance reasonably satisfactory to the Administrative Agent, providing for the guaranty of payment and performance of the Obligations. In addition, within thirty (30) days after the formation or acquisition of any Subsidiary of the Borrower (other than an Excluded MLP Entity and Excluded Recombination Entity), cause such Subsidiary to execute and deliver to the Administrative Agent (a) a Guaranty in form and substance reasonably satisfactory to the Administrative Agent, providing for the guaranty of payment and performance of the Obligations, (b) Collateral Documents in form and substance reasonably satisfactory to the Administrative Agent creating Liens in substantially all of the assets and properties of

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such Subsidiary and in the equity interests in such Subsidiary (other than Excluded Assets), subject to Permitted Liens, (c) certified copies of such Subsidiary's Organization Documents and opinions of counsel with respect to such Subsidiary and such Guaranty, and (d) such other documents and instruments as may be required with respect to such Subsidiary pursuant to Section 6.15.

6.15     Further Assurances; Additional Collateral; In Lieu Letters. (a) The Borrower shall and shall cause each Subsidiary of the Borrower (other than the Excluded MLP Entities and Excluded Recombination Entities) to take such actions and to execute and deliver such documents and instruments as the Administrative Agent shall reasonably require to ensure that the Administrative Agent or Collateral Agent on behalf of the Secured Parties shall, at all times, have received currently effective, duly executed Loan Documents granting Liens and security interests in substantially all of the assets (other than Excluded Assets) of the Borrower and each Subsidiary of the Borrower (other than the Excluded MLP Entities and Excluded Recombination Entities), including all capital stock, partnership, joint venture, membership interests, or other equity interests except for (i) any motor vehicle or other equipment that has a certificate of title and a fair market value of less than $50,000, (ii) Excluded Assets, and (iii) those properties and assets as to which the Administrative Agent shall determine in its sole discretion (in consultation with the Borrower) that the costs of obtaining such security interest are excessive in relation to the value of the security to be afforded thereby. Without limiting the foregoing, the Borrower shall and shall cause each Subsidiary of the Borrower (other than the Excluded MLP Entities and Excluded Recombination Entities) to subject any of their deposit accounts to a control agreement in form and substance reasonably satisfactory to the Administrative Agent within 30 days of Administrative Agent's request therefor.

(b)       In connection with the actions required pursuant to the foregoing subsection (a), the Borrower shall and shall cause each Subsidiary of the Borrower (other than the Excluded MLP Entities and Excluded Recombination Entities) to execute and deliver such stock certificates, blank stock powers, evidence of corporate authorization, opinions of counsel, current valuations, evidence of title, and other documents, and shall use commercially reasonable efforts to obtain third party consents, as shall be reasonably requested by the Administrative Agent, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(c)       The Liens required by this Section 6.15 shall be first priority Liens in favor of the Administrative Agent or Collateral Agent for the benefit of the Secured Parties, subject to no other Liens except Permitted Liens of the type described in Section 7.01. The Liens required by this Section 6.15 shall be perfected Liens in favor of the Administrative Agent or Collateral Agent for the benefit of the Secured Parties in all Collateral to the extent perfection has or will occur by (i) the filing of a Uniform Commercial Code financing statement in the relevant jurisdiction, (ii) filing or recording a mortgage in real property records of the county in which such real property or fixtures is located, (iii) possession or control or (iv) the notation on a certificate of title. If the Administrative Agent shall determine that, as of any date, the Borrower shall have failed to comply with this Section 6.15, the Administrative Agent may (and at the direction of the Required Lenders, shall) notify the Borrower in writing of such failure and, within 30 days from and after receipt of such written notice by the Borrower, the Borrower shall execute and deliver to the Administrative Agent supplemental or additional Loan Documents, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, securing payment of the Notes and the other Obligations and covering additional assets and properties not then encumbered by any Loan Documents (together with such other information, as may be requested by the Administrative Agent, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent)

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such that the Administrative Agent shall have received currently effective duly executed and perfected Collateral Documents encumbering substantially all of the assets (other than Excluded Assets) of the Borrower and the QRC Subsidiaries as required by Section 6.15(a).

(d)       If an Event of Default exists and is continuing, Borrower agrees to deliver and to cause each other Loan Party to deliver, whenever requested by Administrative Agent, in its sole and absolute discretion, transfer orders or letters in lieu thereof with respect to the production and proceeds of production from the Oil and Gas Properties, in form and substance satisfactory to Administrative Agent.

6.16     Title Defects. Cure any title defects to the Phase I Oil and Gas Properties material in value, in the reasonable opinion of the Administrative Agent, within thirty (30) days after receipt of written notice thereof from Administrative Agent and, in the event any title defects are not cured in a timely manner, pay all related costs and fees reasonably incurred by the Administrative Agent for the account of the Lenders to do so. In the event that the Borrower is unable to cure a title defect, the Administrative Agent shall be entitled to reduce the Aggregate Revolving O&G Development Loan Commitment to reflect the amount of such title defect; provided, however, that reduction in the Aggregate Revolving O&G Development Loan Commitment related to such title defect shall not exceed the amount of Capital Expenditures associated with such Phase I Oil and Gas Properties on Schedule 6.12.

6.17     Leases. Keep and continue all Leases comprising the Phase I Oil and Gas Properties and related contracts and agreements relating thereto in full force and effect in accordance with the terms thereof and not permit the same to lapse or otherwise become impaired for failure to comply with the obligations thereof, whether express or implied; provided, however, that this provision shall not prevent the Borrower or any other Loan Party from abandoning and releasing any such Leases upon their termination as the result of cessation of production in paying quantities that did not result from the Borrower’s or any other Loan Party’s failure to maintain such production as a reasonably prudent operator. Subject to approval by the Administrative Agent, Borrower and each Loan Party shall have the right to replace Leases that lapse or become impaired.

6.18	Development of Phase I Oil and Gas Properties.

(a)       Borrower shall use all reasonable efforts promptly to complete in a timely manner the Approved Development Activities for the Phase I Oil and Gas Properties contemplated by Schedule 6.12. Borrower shall submit a Borrowing Notice requesting funding of Revolving O&G Development Loans only at the times and in the order of priority specified in Schedule 6.12 (in no event more frequently than once each calendar week) and in no event shall such Borrowings exceed 100% of the amount specified to be funded by the Lenders on Schedule 6.12.

(b)       Borrower shall ensure that at all times it has available to it, either through its employees or through independent contractors, petroleum engineers with appropriate experience and expertise in the proper operation and development of properties similar to the Oil and Gas Properties.

(c)       From time-to-time as provided in Section 6.01(c), Borrower shall deliver to Administrative Agent a written proposal containing revisions to Schedule 6.12 as then in effect, showing, if applicable, among other things, any revised projections of Approved Development Activities for the applicable period following such revision as prescribed by Section 6.01(c), which revisions shall in all respects be satisfactory to Administrative Agent. In the event that Administrative Agent shall object to a

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proposed revision, Borrower shall discuss such objections with Administrative Agent and shall further revise and resubmit such proposed revisions to Schedule 6.12 until such revised Schedule 6.12 is in all respects satisfactory to Administrative Agent. Once approved in writing by Administrative Agent, the then existing Schedule 6.12 shall be amended and Schedule 6.12 as revised and amended shall thereafter replace and supersede the prior Schedule 6.12.

6.19     Operation of Phase I Oil and Gas Properties. Operate or, to the extent that the right of operation is vested in others, exercise all reasonable efforts to require the operator to operate the Oil and Gas Properties and all wells drilled thereon and that may hereafter be drilled thereon, continuously and in a prudent and workmanlike manner and in accordance with all Laws of the state in which the Oil and Gas Properties are situated and the United States, as well as all rules, regulations, and Laws of any Governmental Authority having jurisdiction to regulate the manner in which the operation of the Oil and Gas Properties shall be carried on, and comply with all terms and conditions of the Leases it now holds, and any assignment or contract obligating the Borrower or any other Loan Party in any way with respect to the Oil and Gas Properties, except for any such non-compliance that would not have a Material Adverse Effect; but nothing herein shall be construed to empower the Borrower to bind the Administrative Agent or any Lender to any contract obligation, or render the Administrative Agent or any Lender in any way responsible or liable for bills or obligations incurred by the Borrower or any other Loan Party.

6.20     Change of Purchasers of Production. Concurrently with the delivery of (and as part of) the annual Compliance Certificate, and at any other time that the Administrative Agent may reasonably request in writing, the Borrower shall notify the Administrative Agent in writing of the identity and address of each Person who: (a) has purchased any of the Borrower’s or any other Loan Party’s interests in oil and gas produced from the Oil and Gas Properties during the preceding six calendar months, and (b) are considered by Borrower or another Loan Party to be potential future purchasers of Borrower’s or any other Loan Party’s interest in oil and gas produced from the Oil and Gas Properties.

6.21	Fiscal Year. The Borrower shall maintain its December 31 fiscal year end.

6.22     Liens on Oil and Gas Properties; Title Information. (a) At all times have granted in favor of the Administrative Agent for the benefit of the Lenders as security for the Obligations first priority perfected Liens on no less than ninety percent (90%) of PV10 of the Proved Reserves that are attributable to the Oil and Gas Properties.

(b)       On or before the delivery to the Administrative Agent of each Reserve Report required by Section 6.01(d), the Borrower will deliver (or have previously delivered to the Administrative Agent) title information in form and substance acceptable to the Administrative Agent comprising a minimum of ninety percent (90%) of the PV10 of the Proved Reserves that are attributable to those Phase I Oil and Gas Properties evaluated by such Reserve Report (it being acknowledged that landman title reports on proved but undeveloped Oil and Gas Properties shall be satisfactory to the Administrative Agent and Lenders for the purpose of demonstrating the status of title to such Oil and Gas Properties).

(c)       Quest Eastern shall have obtained from the farmor under that certain Amended and Restated Farmout Agreement dated January 13, 2009 but effective as of August 20, 2006 an assignment

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from the farmor of Quest Eastern's interest earned in each of the following wells by the date specified below:

Well Name	Date
H-1 in Wetzel County, WV	November 1, 2009
H-2A in Wetzel County, WV	November 1, 2009
WVCC #5 in Wetzel County, WV	90 days after the first payments are made to the holders of royalty and overriding royalty interests with respect to the production of Hydrocarbons from the well

6.23     Available Cash Balance. At November 30, 2009, the Borrower shall have an Available Cash balance of at least $1,500,000.00.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Revolving O&G Development Loan Commitment hereunder, or any Revolving O&G Development Loan or other Obligations (other than contingent indemnity obligations and obligations under Lender Hedging Agreements and Approved Hedge Counterparty Swap Contracts) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless such Letter of Credit has been Cash Collateralized), the Borrower agrees that it shall not, nor shall it permit any of the QRC Subsidiaries to, directly or indirectly:

7.01     Liens. Create, incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)	Liens pursuant to any Loan Document;

(b)       Liens existing on the Restatement Date and listed on Schedule 7.01 to this Agreement and any renewals or extensions thereof; provided that the property covered thereby is not increased, the amount of the Indebtedness secured thereby is not increased, and any renewal or extension of the obligations secured or benefited thereby is permitted under this Agreement;

(c)       Liens for taxes, assessments, or other governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)       landlord's, royalty owner's, supplier's, constructor's, operator's vendor's, carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business or which are incident to the exploration, development, operation and maintenance of Oil and Gas Properties not overdue for a period of more than 90 days or which are being contested in good faith

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and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)       pledges or deposits in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

(f)        deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business;

(g)       easements, rights-of-way, restrictions, and other encumbrances, affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)	judgment Liens not giving rise to an Event of Default;

(i)        any Lien existing on any asset (other than stock or other equity interests of a QRC Subsidiary) prior to acquisition thereof by the Borrower or any other Loan Party; provided that (i) no such Lien shall be extended to cover property other than the asset being acquired, and (ii) such Lien was not created in contemplation of or in connection with such acquisition;

(j)        Liens securing Capital Lease obligations; provided that the Indebtedness in respect of such Capital Lease obligations is permitted under Section 7.04(e);

(k)       purchase money Liens upon or in any property acquired, constructed or improved by Borrower or any other Loan Party (placed on such property at the time of such acquisition or the completion of the construction or improvement or within 90 days thereafter) to secure the deferred portion of the purchase price of such property or to secure Indebtedness incurred to finance the acquisition, construction or improvement of such property; provided that (i) no such Lien shall be extended to cover property other than the property being acquired, constructed or improved and (ii) the Indebtedness thereby secured is permitted by Section 7.04(d);

(l)        Liens reserved in or exercisable under any lease or sublease to which the Borrower or any other Loan Party is a lessee which secure the payment of rent or compliance with the terms of such lease or sublease; provided, that the rent under such lease or sublease is not then overdue and the Borrower or any other Loan Party is in material compliance with the terms and conditions thereof;

(m)      any interest or title of a lessor under any lease entered into by the Borrower or any other Loan Party in the ordinary course of its business and covering only the assets so leased, and any interest of a landowner in the case of easements entered into by the Borrower or any other Loan Party in the ordinary course of its business and covering only the property subject to the easement;

(n)       Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Borrower and the other Loan Parties;

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(o)       licenses of patents, trademarks and other intellectual property rights granted by the Borrower or any of the QRC Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Borrower and the QRC Subsidiaries;

(p)       Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution;

(q)       Liens on any additions, improvements, replacements, repairs, fixtures, appurtenances or component parts thereof attaching to or required to be attached to property or assets pursuant to the terms of any mortgage, pledge agreement, security agreement or other similar instrument, creating a Lien upon such property or asset otherwise permitted under this Section;

(r)        Liens securing an obligation of a third party neither created, assumed nor Guaranteed by the Borrower or any QRC Subsidiary upon lands over which easements or similar rights are acquired by the Borrower or any QRC Subsidiary in the ordinary course of business of the Borrower or any QRC Subsidiary;

(s)        any Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses of this Section; provided that such Indebtedness is not increased except for increases in an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such extension, renewal, refinancing, or replacement and in an amount equal to any existing commitments unutilized thereunder, and is not secured by any additional assets;

(t)        Liens arising out of the cash collateralization of letter of credit reimbursement obligations permitted under Section 7.04(i);

          (u)       contractual Liens which arise in the ordinary course of business under JOAs, operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for sale, purchase, transportation or exchange of oil or natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, royalty and overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent;

          (v)       Rights reserved to or vested in a Governmental Authority having jurisdiction to control or regulate any Oil and Gas Property in any manner whatsoever and all Laws of such Governmental Authorities, so long as the Borrower and the QRC Subsidiaries are in compliance with all such Laws, except for any non-compliance that would not result in a Material Adverse Effect;

          (w)      consents to assignment and similar contractual provisions affecting an Oil and Gas Property to the extent, and only to the extent, such consents are not affected by or required for the execution, delivery, performance and enforcement of any Loan Document;

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(x)       preferential rights to purchase and similar contractual provisions affecting an Oil and Gas Property to the extent, and only to the extent, such consents are not affected by delivery of any Loan Document or, if affected, have been waived;

          (y)       all defects and irregularities affecting title to an Oil and Gas Property that could not operate to reduce the net revenue interest of the Borrower and the QRC Subsidiaries for such Oil and Gas Property (if any), increase the working interest of the Borrower and the QRC Subsidiaries for such Oil and Gas Property (if any) without a corresponding increase in the corresponding net revenue interest, otherwise interfere materially with the operation, value or use of such Oil and Gas Property or cause a Material Adverse Effect; and

(z)       the Lien on the limited partnership interest in LGS Development, L.P. owned by Quest O&G arising as a result of the right of first refusal on such limited partnership interest contained in Article X of the Agreement of Limited Partnership for LGS Development, L.P.

7.02	Investments. Make or own any Investments, except:

(a)       Investments existing on the Restatement Date; provided the amount of such Investment may not be increased by any Loan Party after the Restatement Date;

(b)       Cash Equivalents; provided, however, so long as any Revolving O&G Development Loan Commitment remains outstanding, the Borrower shall not at any time permit its Available Cash balances to exceed $1,500,000.00 (and if Borrower's Available Cash balances would at any time exceed $1,500,000.00, Borrower shall immediately prepay the Revolving O&G Development Loan in an amount equal to such excess);

(c)	Investments constituting Indebtedness permitted under Section 7.04(b);

(d)       Investments (i) by the Borrower and the QRC Subsidiaries in any Subsidiary of the Borrower that, prior to such Investment, is a Guarantor, (ii) by Subsidiaries in the Borrower, (iii) by the Borrower in QMLPGP and QELPGP to maintain QMLPGP's and QELPGP’s 2% general partner interest in QMLP and QELP, respectively, and (iv) by the Borrower in New Quest Holdings Corp.;

(e)	Guarantees of Indebtedness permitted under Section 7.04;
(f)	Swap Contracts permitted under Section 7.03;

(g)       Investments consisting of extensions of credit, including without limitation, in the nature of accounts receivable, arising from the grant of trade credit or prepayments or similar transactions entered into in the ordinary course of business and investments by the Borrower or any QRC Subsidiary in satisfaction or partial satisfaction thereof from financially troubled account debtors to prevent or limit financial loss;

(h)	endorsements for collection or deposit in the ordinary course of business;

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(i)        Investments listed in Section (b) of Schedule 5.13; provided the amount of such Investment may not be increased by any Loan Party after the Restatement Date;

(j)        Investments in Oil and Gas Properties or assets used in the Midstream Business or Persons whose primary assets consist of Oil and Gas Properties or whose primary business is the Midstream Business; and

(k)       provided the Facility Fee Reduction Conditions have been satisfied, Investments not otherwise permitted by this Section 7.02 in an aggregate amount not to exceed $500,000 at any time outstanding.

7.03	Hedging Agreements.

          (a)       Enter into any Swap Contracts other than in the ordinary course of business for the purpose of protecting against fluctuations in interest rates, commodity prices, or foreign exchange rates and not for purposes of speculation; provided:

                      (i)        that the Swap Contract shall not contain any provision (a) exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party and (b) requiring any Loan Party at any time or under any circumstance to post any cash collateral or letter of credit or grant a Lien of any collateral to secure any Loan Party's obligations under such Swap Contract (except for Lender Hedging Agreements and Approved Hedge Counterparty Swap Contracts which shall be secured by a pari passu Lien on the Collateral as provided in Section 2.13 but which shall not be secured by any other or additional collateral; provided further in no event may any Approved Hedge Counterparty Swap Contract require any Loan Party at any time or under any circumstance to post any cash collateral or letter of credit as long as this Agreement is in effect);

                      (ii)       if the Swap Contract relates to Hydrocarbons, Borrower enters into such Swap Contract with or through a counterparty that has a credit rating of at least “A-” by S&P and “A3” by Moody’s;

                      (iii)      such Swap Contracts relating to Hydrocarbons cover monthly notional volumes of Hydrocarbons that do not exceed the greater of (i) ninety percent (90%) of Borrower’s forecasted oil and gas production for the next five years for each of Borrower’s crude oil and natural gas properties calculated separately, from Proved Developed Producing Reserves, and (ii) eighty-five percent (85%) of forecasted production for the next five years from total Proved Reserves and seventy-five percent (75%) of forecasted production from total Proved Reserves thereafter (such amounts computed on an annual basis and applied to crude oil and natural gas properties calculated separately); provided that the aggregate amount of all such Swap Contracts shall not exceed one hundred percent (100%) of actual oil or gas production, calculated separately, in any given month (or if as a result of a force majeure event the foregoing limitations are breached, then in any given three consecutive month period); and

                      (iv)      that where only annual volumes are presented in the Reserve Report, monthly volumes will be calculated by dividing the applicable volumes by the number of months covered by the Reserve Report for the applicable year.

7.04	Indebtedness.

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Create, incur, or assume any Indebtedness except:

(a)	Indebtedness incurred pursuant to the Loan Documents;

(b)       Indebtedness owed by a QRC Subsidiary to the Borrower or to a QRC Subsidiary or by the Borrower to a Wholly-Owned Subsidiary of the Borrower; provided that in each case such Indebtedness is evidenced by a promissory note which has been pledged to secure the Obligations and is in the possession of the Administrative Agent or Collateral Agent;

(c)       obligations (contingent or otherwise) of the Borrower or any other Loan Party existing or arising under any Swap Contract to the extent permitted by Section 7.03;

(d)       Indebtedness of the Borrower and any other Loan Party in respect of purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(k); provided, however, that the aggregate amount of such Indebtedness at any one time outstanding shall not exceed $500,000;

(e)       Indebtedness of the Borrower or any other Loan Party in respect of Capital Lease obligations; provided that, such Capital Lease obligations will not require the payment of an aggregate amount in excess of $500,000 annually; provided further, that any Capital Lease obligation relating to compressors or compression equipment shall be excluded from this subsection and dealt with in Section 7.05;

(f)        Indebtedness consisting of surety bonds that the Borrower or any other Loan Party is required to obtain in order to comply with applicable Law or the requirements of any Governmental Authority;

(g)       Indebtedness secured by any Lien permitted under Section 7.01(i); provided, however, that the aggregate amount of such Indebtedness at any one time outstanding shall not exceed $500,000;

(h)       other Indebtedness of the Borrower and any other Loan Party not to exceed $500,000 in the aggregate principal amount outstanding at any time;

(i)        reimbursement obligations under letters of credit issued for any Loan Party; provided the aggregate amount of such reimbursement obligations in connection with such letters of credit shall not exceed $1,500,000 at any time; and

(j)	Indebtedness existing on the date hereof and listed on Schedule 7.04;

provided, that if any Indebtedness is incurred pursuant to this Section 7.04, immediately after such Indebtedness is created, incurred or assumed, no Default or Event of Default shall exist.

7.05     Lease Obligations. Create or suffer to exist any obligations for the payment of rent for any property under operating leases or agreements to lease, except for (i) operating leases (or Capital Lease obligations) for compressors and compression equipment and services for which no dollar limitation shall be applicable and (ii) operating leases (or Capital Lease obligations) entered into or assumed by the Borrower or any other Loan Party prior to the date hereof or after the date hereof in the

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ordinary course of business; provided that, such other operating leases (or Capital Lease Obligations) will not require the payment of an aggregate amount of payments in excess of (excluding escalations resulting from a rise in the consumer price or similar index) $2,000,000 annually, exclusive of expenses for maintenance, repairs, insurance, taxes, assessments and similar changes, net of any reimbursement of such amounts by QELP or QMLP.

7.06     Fundamental Changes. Except in connection with the Recombination and as contemplated by the Recombination Agreement, merge, dissolve, liquidate or consolidate with or into, or convey, transfer, lease or otherwise Dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; except that, so long as no Default or Event of Default exists or would result therefrom:

(a)       any Person may merge, dissolve or liquidate into the Borrower; provided that in the case of a merger the Borrower is the surviving entity;

(b)       any other Loan Party may dissolve or liquidate or merge with (i) the Borrower; provided that in the case of a merger the Borrower shall be the continuing or surviving Person, or (ii) any one or more Loan Parties;

(c)       any Loan Party may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Borrower or to another Loan Party; and

(d)       any Person (other than the Borrower or any other Loan Party) may merge into any Loan Party; provided that such Loan Party is the surviving entity.

7.07	Dispositions.

Except in connection with the Recombination and as contemplated by the Recombination Agreement, make any Disposition or enter into any agreement to make any Disposition, except:

(a)       Dispositions of property by any Loan Party to the Borrower, or by the Borrower to a Wholly-Owned Subsidiary that is a Guarantor;

(b)       Dispositions of equipment or real property for fair market value to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(c)       other Dispositions for fair market value; provided no Default or Event of Default then exists or arises as a result thereof; and provided that if the Disposition is for cash and a prepayment is required by Section 2.04(b)(i), the Borrower shall make such prepayment in accordance with such Section;

          (d)        Dispositions of property that is no longer commercially viable to maintain or is obsolete, surplus or worn-out property; and

(e)	Dispositions permitted under Section 7.06.

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7.08     Restricted Payments; Distributions and Redemptions. Prior to the closing of the Recombination, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that each Subsidiary may make Restricted Payments to the Borrower and to other Loan Parties. In connection with the closing of the Recombination, Lenders and Borrower agree to negotiate changes to this Section 7.08 to permit Restricted Payments to New Quest Holdings Corp. on terms and conditions deemed fair and reasonable by Royal Bank of Canada's financial advisors, Zolfo Cooper, LLC and FTI Consulting, Inc.

7.09     ERISA. At any time engage in a transaction which could be subject to Section 4069 or 4212(c) of ERISA, or knowingly permit any Plan maintained by the Borrower to: (a) engage in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code); (b) fail to comply with ERISA or any other applicable Laws; or (c) incur any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), which, with respect to each event listed above, could be reasonably expected to have a Material Adverse Effect.

7.10     Nature of Business; Risk Management. Engage in any line of business substantially different from those lines of business conducted by the Borrower and the QRC Subsidiaries on the Restatement Date or lines of business associated with the acquisition of Oil and Gas Properties or the Midstream Business to be Disposed of by the Borrower or any of the QRC Subsidiaries to QMLP or QELP for development. Without the written approval of the Administrative Agent, neither the Borrower nor any other Loan Party may materially change its risk management policy.

7.11     Transactions with Affiliates. Sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) transactions between or among the Borrower and any other Loan Party not involving any other Affiliate, (ii) the transactions under the agreements listed on Schedule 7.11, (iii) any Restricted Payment permitted by Section 7.08, (iv) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such other Loan Party, as applicable, than could be obtained on an arm's length basis from unrelated third parties, and (v) after the closing of the Recombination, payments to New Quest Holdings Corp. and its Affiliates to reimburse such entities for general and administrative and other services provided or allocated to Borrower and the QRC Subsidiaries.

7.12     Burdensome Agreements. Enter into any Contractual Obligation that limits the ability of any Subsidiary to make Restricted Payments to the Borrower or to otherwise transfer property to the Borrower; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by applicable Law or by this Agreement, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, and (iii) the foregoing shall not apply to restrictions and conditions contained in the documentation evidencing any Indebtedness permitted hereunder. Notwithstanding the foregoing, (i) documents governing a Capitalized Lease or a purchase money Lien permitted by Sections 7.01(j) and (k) may prohibit other Liens on the asset encumbered by such Lien.

7.13     Use of Proceeds. Use the proceeds of any Revolving O&G Development Loan for purposes other than those permitted by Section 6.12, or use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within

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the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.14     Material Agreements. Except in connection with the Recombination and as contemplated by the Recombination Agreement, permit (a) any amendment to any Borrower Organization Document, the Recombination Agreement or any Material Agreement, if such amendment could reasonably be expected to (y) have a Material Adverse Effect on the ability of the Borrower or any Guarantor to perform its obligations under the Loan Documents to which it is a party or (z) otherwise materially adversely affect the Lenders, or (b) any assignment of any Material Agreement if such assignment could reasonably be expected to materially adversely affect the Lenders or have a Material Adverse Effect on the ability of the Borrower or any other Loan Party to perform its obligations under the Loan Documents to which it is a party.

7.15     Phase I Oil and Gas Property Capital Expenditures. Until the Facility Fee Reduction Conditions have been satisfied, make (A) Capital Expenditures for the development of Oil and Gas Properties unless Borrower is in compliance with the terms of this Agreement, and from no sources other than (i) distributions paid to Borrower as a result of Borrower's ownership interest in QMLP and QELP, (ii) revenues derived by Borrower or any Loan Party from the sale of Hydrocarbons from its Oil and Gas Properties, (iii) proceeds of the Revolving O&G Development Loan, and (iv) Net Cash Proceeds from Equity Offerings and/or, after the Recombination, contributions of capital from New Quest Holdings Corp. or (B) Mandatory CapEx or Value Enhancing CapEx expenditures in excess of the amounts set forth on Schedule 6.12 with respect to the Phase I Oil and Gas Properties by more than $100,000, unless otherwise consented to by the Administrative Agent in writing.

7.16     Material Acquisitions. Make or incur any obligation to make a Material Acquisition without the prior written consent of the Required Lenders.

7.17     Financial Covenants. The Borrower and the Administrative Agent agree that if the Facility Fee Reduction Commitments are satisfied on or before July 11, 2010, they shall negotiate in good faith to amend this Agreement to add financial covenants customary for similar credit agreements of this type.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default. Any of the following shall constitute an Event of Default:

(a)       Non-Payment . The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or (ii) within three Business Days after the same becomes due, any interest on any Loan, any L/C Obligation, any commitment or other fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b)       Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05 (with respect to the Borrower's existence), 6.10, 6.12,6.16, 6.17, 6.18, 6.19 or Article VII; or

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(c)       Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the date notice has been given to the Borrower by the Administrative Agent or a Lender; or

(d)       Representations and Warranties. Any representation or warranty made or deemed made by the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith proves to have been incorrect in any material respect when made or deemed made; or

(e)       Cross-Default. (i) The Borrower or any Borrower Affiliate (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guaranty Obligation in respect of Indebtedness (other than Indebtedness under Swap Contracts) having an aggregate principal amount (or, in the case of a Capitalized Lease or a Synthetic Lease Obligation, Attributable Indebtedness) (including undrawn or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than (individually or collectively) $1,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guaranty Obligation in respect of Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness, the lessor under such Synthetic Lease Obligation or the beneficiary or beneficiaries of such Guaranty Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased or redeemed (automatically or otherwise) prior to its stated maturity, or such Guaranty Obligation to become payable or cash collateral in respect thereof to be demanded; provided that this clause (e)(i)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; or (ii) (A) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from any event of default under such Swap Contract as to which the Borrower or any Borrower Affiliate is the Defaulting Party (as defined in such Swap Contract) and the Swap Termination Value owed by the Borrower or any Borrower Affiliate as a result thereof is greater than (individually or collectively) $1,000,000, or (B) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Borrower Affiliate is an Affected Party (as so defined) and the Early Termination Amount owed by the Borrower and Borrower Affiliate as a result thereof is greater than (individually or collectively) $1,000,000 and such amount is not paid when due under such Swap Contract; or

(f)        Insolvency Proceedings, Etc. (i) The Borrower or any Borrower Affiliate institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property or takes any action to effect any of the foregoing; or (ii) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or (iii) any proceeding under any Debtor Relief Law relating to any such Person or to all or any part of its property is instituted

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without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)       Inability to Pay Debts; Attachment. (i) The Borrower or any Borrower Affiliate becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against property which is a material part of the property of the Borrower and the QRC Subsidiaries taken as a whole, and is not released, vacated or fully bonded within 45 days after its issue or levy; or

(h)       Judgments. There is entered against the Borrower or any other Loan Party (i) a final non-appealable judgment or order for the payment of money in an aggregate amount exceeding (individually or collectively) $1,000,000 (to the extent not covered by third-party insurance as to which the insurer does not dispute coverage), or (ii) any non-monetary final non-appealable judgment that has or could reasonably be expected to have a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order and is not released, vacated or fully bonded within 60 days after its attachment or levy; or (B) there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)        ERISA. (i) If the Borrower, any Borrower Affiliate or any of their ERISA Affiliates maintains any Pension Plan or any Multiemployer Plan, an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower or any Borrower Affiliate under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $1,000,000, or (ii) if there is any Multiemployer Plan, the Borrower, any Borrower Affiliate or any ERISA Affiliate thereof fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $1,000,000; or

(j)        Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of all the Lenders or termination of the Aggregate Revolving O&G Development Loan Commitment and satisfaction in full of all the Obligations (other than contingent indemnity obligations under Lender Hedging Agreements and Approved Hedge Counterparty Swap Contracts), ceases to be in full force and effect, or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any material respect; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; provided, however, that the foregoing shall not apply to the Guaranty and other Collateral Documents of any Loan Party that is Disposed of by the Borrower in accordance with the provisions of this Agreement; or

(k)	Change of Control. There occurs any Change of Control; or

(l)        Dissolution. The Borrower or any other Loan Party shall dissolve, liquidate, or otherwise terminate its existence, except as permitted in Section 7.06; or

(m)      Material Agreements. (i) Except in connection with the Recombination and as contemplated by the Recombination Agreement, termination of any Material Agreement, or any material

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provision of any of the foregoing if such termination could reasonably be expected to have a Material Adverse Effect and such agreement or provision is not replaced (prior to such cessation) in a manner satisfactory to the Administrative Agent; or (ii) default by any Person in the performance or observance of any material term of any Material Agreement which is not cured within the applicable cure period specified in such Material Agreement, if such default could reasonably be expected to have a Material Adverse Effect;

(n)       Collateral; Impairment of Security, etc. (i) Any provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against a Loan Party or any Loan Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or (ii) any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason (other than as permitted herein or in any Collateral Document) cease to be a perfected and first priority security interest subject to Permitted Liens; provided, however, that the foregoing shall not apply to the Guaranty and other Collateral Documents of any Loan Party that is Disposed of by the Borrower in accordance with the provisions of this Agreement; or

(o)       Recombination Agreement. Failure of the Borrower by November 30, 2009 to (i) file with the SEC in connection with the Recombination a Joint Proxy Statement and Prospectus, (ii) deliver to the Administrative Agent evidence that the Recombination has been agreed to by the requisite lenders party to (A) that certain Amended and Restated Credit Agreement dated as of November 15, 2007, as amended, among Quest Cherokee, LLC, as borrower, Quest Energy Partners, L.P., as a guarantor, Royal Bank of Canada, as administrative agent and collateral agent, KeyBank National Association, as documentation agent, and the lenders party thereto, (B) that certain Second Lien Senior Term Loan Agreement dated July 11, 2008, as amended, among Quest Cherokee, LLC, as borrower, Quest Energy Partners, L.P., as a guarantor, Royal Bank of Canada, as administrative agent and collateral agent, KeyBank National Association, as syndication agent, Sociètè Gènèrale, as documentation agent, and the lenders party thereto, and (C) that certain Amended and Restated Credit Agreement dated November 1, 2007, as amended, among Quest Midstream Partners, L.P. and Bluestem Pipeline, LLC, as borrowers, Royal Bank of Canada, as administrative agent and collateral agent, and the lenders party thereto; and (iii) deliver to the Administrative Agent satisfactory evidence that the board of directors or other governing body of each of Borrower, Quest Energy Partners, L.P., Quest Cherokee, LLC, Quest Midstream Partners, L.P. and Bluestem Pipeline, LLC have approved the terms of any amendments, restatements or new credit facilities to renew, rearrange or replace this Agreement and the credit facilities described in clauses (A), (B) and (C) above.

8.02     Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders:

(a)       declare the Revolving O&G Development Loan Commitment of each Lender to make Revolving O&G Development Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such Revolving O&G Development Loan Commitments and obligations shall be terminated;

(b)       declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest, notice of intent to accelerate,

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notice of acceleration or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)       declare that an amount equal to the then Outstanding Amount of all L/C Obligations be immediately due and payable by the Borrower, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby expressly waived by the Borrower, and require that the Borrower deliver such payments to the Administrative Agent to Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)       exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided, however, that upon the occurrence of any event specified in subsection (f) of Section 8.01, the obligation of each Lender to make Revolving O&G Development Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and an amount equal to the then Outstanding Amount of all L/C Obligations shall be deemed to be forthwith due and owing by the Borrower to the L/C Issuer and the Lenders as of the date of such occurrence and the Borrower's obligation to pay such amounts shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit and, to the fullest extent permitted by applicable Law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower may now or hereafter have against any such beneficiary, the L/C Issuer, the Administrative Agent, the Lenders or any other Person for any reason whatsoever. Such payments shall be delivered to and held by the Administrative Agent as cash collateral securing the L/C Obligations. It is further agreed that if on or before July 11, 2010 the Revolving O&G Development Loans, Interest Deferral Loan, PIK Loan and Second PIK Loan are not repaid in full, the unpaid amount of the Original Term Loan and all interest due thereon shall automatically become due and payable on July 11, 2010.

8.03     Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent as set forth in Section 2.11(d).

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01     Appointment and Authorization of Agents; Lender Hedging Agreements. (a) Each Lender hereby irrevocably (subject to Section 9.10) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any

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fiduciary relationship with any Lender or Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent or Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)       The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time (and except for so long) as the Administrative Agent may agree at the request of the Required Lenders to act for the L/C Issuer with respect thereto; provided, however, that the L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article IX included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.

(c)       To the extent any Lender or any Affiliate of a Lender is a party to any Lender Hedging Agreement and accepts the benefits of the Liens in the Collateral arising pursuant to the Collateral Documents, such Lender (for itself and on behalf of any such Affiliates) shall be deemed (i) to appoint the Administrative Agent and Collateral Agent, as its nominee and agent, to act for and on behalf of such Lender or Affiliate thereof in connection with the Collateral Documents and (ii) to be bound by the terms of this Article IX.

9.02     Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents (including the Collateral Agent), employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Neither the Administrative Agent nor Collateral Agent shall be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

9.03     Default; Collateral. (a) Upon the occurrence and continuance of a Default or Event of Default, the Lenders agree to promptly confer in order that Required Lenders or the Lenders, as the case may be, may agree upon a course of action for the enforcement of the rights of the Lenders; and the Administrative Agent shall be entitled to refrain from taking any action (without incurring any liability to any Person for so refraining) unless and until the Administrative Agent shall have received instructions from Required Lenders. All rights of action under the Loan Documents and all right to the Collateral, if any, hereunder may be enforced by the Administrative Agent (or Collateral Agent) and any suit or proceeding instituted by the Administrative Agent (or Collateral Agent) in furtherance of such enforcement shall be brought in its name as the Administrative Agent (or Collateral Agent) without the necessity of joining as plaintiffs or defendants any other Lender, and the recovery of any judgment shall be for the benefit of the Lenders (and, with respect to Lender Hedging Agreements, Affiliates, if applicable) subject to the expenses of the Administrative Agent and Collateral Agent. In actions with respect to any property of the Borrower or any other Obligor, the Administrative Agent (and the Collateral Agent) is acting for the ratable benefit of each Lender (and, with respect to Lender Hedging

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Agreement, Affiliates, if applicable). Any and all agreements to subordinate (whether made heretofore or hereafter) other indebtedness or obligations of Borrower to the Obligations shall be construed as being for the ratable benefit of each Lender (and, with respect to Lender Hedging Agreements, Affiliates, if applicable).

(b)       Each Lender authorizes and directs the Administrative Agent and the Collateral Agent to enter into the Collateral Documents on behalf of and for the benefit of the Lenders (and, with respect to Lender Hedging Agreements, Affiliates, if applicable)(or if previously entered into, hereby ratifies the Administrative Agent's and Collateral Agent's previously entering into such agreements and Collateral Documents).

(c)       Except to the extent unanimity (or other percentage set forth in Section 10.01) is required hereunder, each Lender agrees that any action taken by the Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by the Required Lenders of the power set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.

(d)       The Administrative Agent and Collateral Agent are each hereby authorized on behalf of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time to take any action with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Collateral Documents.

(e)       Neither the Administrative Agent nor the Collateral Agent shall have any obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned by any Obligor or is cared for, protected, or insured or has been encumbered or that the Liens granted to the Administrative Agent and/or Collateral Agent herein or pursuant thereto have been properly or sufficiently or lawfully created, perfected, protected, or enforced, or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the Rights granted or available to the Administrative Agent or Collateral Agent in this Section 9.03 or in any of the Collateral Documents; it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given the Administrative Agent's own interest in the Collateral as one of the Lenders and that the Administrative Agent shall have no duty or liability whatsoever to any Lender, other than to act without gross negligence or willful misconduct and the same shall apply to the Collateral Agent so long as the Administrative Agent is also the Collateral Agent.

(f)        The Lenders hereby irrevocably authorize the Administrative Agent and/or Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent or Collateral Agent upon any Collateral: (i) constituting property in which no Obligor owned an interest at the time the Lien was granted or at any time thereafter; (ii) constituting property leased or granted to an Obligor under a lease, easement or right-of-way which has expired or been terminated in a transaction permitted under the Loan Documents or is about to expire and which has not been, and is not intended by such Obligor to be, renewed; and (iii) consisting of an instrument evidencing Indebtedness pledged to the Administrative Agent or Collateral Agent (for the benefit of the Lenders), if the Indebtedness evidenced thereby has been paid in full. In addition, the Lenders irrevocably authorize the

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Administrative Agent and Collateral Agent to release Liens upon Collateral as contemplated in Section 10.01(c) or (d), or if approved, authorized, or ratified in writing by the requisite Lenders. Upon request by the Administrative Agent (or Collateral Agent) at any time, the Lenders will confirm in writing the Administrative Agent's (or Collateral Agent's) authority to release particular types or items of Collateral pursuant to this Section 9.03.

(g)       In furtherance of the authorizations set forth in this Section 9.03, each Lender hereby irrevocably appoints the Administrative Agent and Collateral Agent its attorney-in-fact, with full power of substitution, for and on behalf of and in the name of each such Lender (i) to enter into Collateral Documents (including, without limitation, any appointments of substitute trustees under any Collateral Documents), (ii) to take action with respect to the Collateral and Collateral Documents to perfect, maintain, and preserve Lenders' Liens, and (iii) to execute instruments of release or to take other action necessary to release Liens upon any Collateral to the extent authorized in paragraph (f) hereof. This power of attorney shall be liberally, not restrictively, construed so as to give the greatest latitude to the Administrative Agent's and the Collateral Agent's power, as attorney, relative to the Collateral matters described in this Section 9.03. The powers and authorities herein conferred on the Administrative Agent and Collateral Agent may be exercised by the Administrative Agent or Collateral Agent through any Person who, at the time of the execution of a particular instrument, is an officer of the Administrative Agent or Collateral Agent (or any Person acting on behalf of the Administrative Agent or Collateral Agent pursuant to a valid power of attorney). The power of attorney conferred by this Section 9.03(g) to the Administrative Agent and Collateral Agent is granted for valuable consideration and is coupled with an interest and is irrevocable so long as the Obligations, or any part thereof, shall remain unpaid or the Lenders have any Revolving O&G Development Loan Commitment hereunder.

9.04     Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or Participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent or Collateral Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents, or the validity, genuineness, enforceability, existence, value or sufficiency of any collateral security, or to make any inquiry respecting the performance by the Borrower of its obligations hereunder or under any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or Participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

9.05     Reliance by Administrative Agent. (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, facsimile, electronic mail message or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of

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legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders or all the Lenders, if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and Participants. Where this Agreement expressly permits or prohibits an action unless the Required Lenders otherwise determine, the Administrative Agent shall, and in all other instances, the Administrative Agent may, but shall not be required to, initiate any solicitation for the consent or a vote of the Lenders.

(b)       For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has funded its Pro Rata Share of the Borrowing(s) on the Restatement Date (or, if there is no Borrowing made on such date, each Lender other than Lenders who gave written objection to the Administrative Agent prior to such date) shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

9.06     Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

9.07     Credit Decision; Disclosure of Information by Administrative Agent. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based

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on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent Related Person.

9.08     Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have been caused primarily by such Agent-Related Person's own gross negligence or willful misconduct; provided, however, it being agreed by all Lenders that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs and costs and expenses in connection with the use of Intralinks, Inc. or other similar information transmission systems in connection with this Agreement) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of the Revolving O&G Development Loan Commitments, the payment of all Obligations hereunder and the resignation or replacement of the Administrative Agent.

9.09     Administrative Agent in its Individual Capacity. Royal Bank of Canada and its Affiliates may make loans to, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though Royal Bank of Canada were not the Administrative Agent, Collateral Agent or the L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Royal Bank of Canada or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Royal Bank of Canada shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, Collateral Agent or the L/C Issuer, and the terms “Lender” and “Lenders” include Royal Bank of Canada in its individual capacity.

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9.10             Successor Administrative Agent and Collateral Agent.

          (a)       The Administrative Agent may resign as Administrative Agent and Collateral Agent upon 30 days' notice to the Lenders with a copy of such notice to the Borrower. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent and collateral agent for the Lenders which successor administrative agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld, conditioned or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor administrative agent from among the Lenders who shall also succeed to the role of successor collateral agent. Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent and the retiring Administrative Agent's appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent and Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

          (b)       The Collateral Agent may resign as Collateral Agent upon 30 days' notice to the Administrative Agent with a copy of such notice to the Borrower. If the Collateral Agent resigns under this Agreement, the Administrative Agent shall designate a successor collateral agent. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent and the term “Collateral Agent” shall mean such successor collateral agent and the retiring Collateral Agent's appointment, powers and duties as Collateral Agent shall be terminated. After any retiring Collateral Agent's resignation hereunder as Collateral Agent, the provisions of this Article IX and Sections 10.04 and 10.13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement.

9.11     Other Agents; Arrangers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” as a “documentation agent,” any other type of agent (other than the Administrative Agent and Collateral Agent), “arranger,” or “bookrunner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

          9.12     Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether

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the principal of any Loans or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)        to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.08, 2.14(i) and (j), 10.04 and 10.05) allowed in such judicial proceeding; and

(ii)       to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08, 10.04 and 10.05.

          Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

          9.13     Hedging Agreements. To the extent any Affiliate of a Lender is a party to a Swap Contract with the Borrower or any Loan Party and thereby becomes a beneficiary of the Liens pursuant to the Collateral Document, such Affiliate of a Lender shall be deemed to appoint the Administrative Agent and Collateral Agent its nominee and agent to act for and on behalf of such Affiliate in connection with the Collateral Documents and to be bound by the terms of this Article IX, Section 10.01(e) and the last sentence of Section 2.13.

ARTICLE X.

MISCELLANEOUS

10.01   Amendments, Release of Collateral, Etc. (a) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall, unless in writing and signed by each of the Lenders directly affected thereby and by the Borrower

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(in the case of the Borrower, only if no Event of Default has occurred and is continuing), and acknowledged by the Administrative Agent, do any of the following:

(i)        extend or increase the Revolving O&G Development Loan Commitment of any Lender (or reinstate any Revolving O&G Development Loan Commitment terminated pursuant to Section 8.02);

(ii)       extend the Maturity Date or extend, postpone or delay any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;

(iii)      reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing or (subject to clause (ii) of the proviso below) any fees or other amounts payable hereunder or under any other Loan Document; provided, however, that only the consent of the Required Lenders shall be necessary to (A) amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(iv)      change the amount of the Aggregate Revolving O&G Development Loan Commitment or of the aggregate unpaid principal amount of Loans and L/C Obligations which is set forth in the definition of “Required Lenders”;

(v)	change the Pro Rata Share of any Lender;

(vi)      release a material amount of Collateral or release any Guarantor from a Guaranty (except in connection with a Disposition permitted under Section 7.07 or as otherwise permitted under this Section 10.01); or

(vii)     amend this Section, or Section 2.04(b) or 2.12, or any provision herein providing for unanimous consent or other action by all the Lenders;

and, provided further: (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Required Lenders or all the Lenders, as the case may be, affect the rights or duties of the L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; and (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Required Lenders or all the Lenders, as the case may be, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, any Lender that has failed to fund any portion of the Revolving O&G Development Loans or participation in L/C Obligations required to be funded by it hereunder shall not have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Revolving O&G Development Loan Commitment and the Pro Rata Share of such Lender may not be increased without the consent of such Lender.

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(b)       Any amendment to any Loan Document which purports to (i) decrease the amount of any mandatory prepayment or (ii) change this Section 10.01(b), must be by an instrument in writing executed by Borrower, the Administrative Agent, and the Required Lenders.

(c)       Upon any sale, transfer, or Disposition of Collateral which is permitted pursuant to the Loan Documents, and upon 5 Business Days' prior written request by the Borrower (which request must be accompanied by (i) true and correct copies of all material documents of transfer or Disposition, including any contract of sale, (ii) a preliminary closing statement and instructions to the title company, if any, (iii) all requested release instruments in form and substance satisfactory to the Administrative Agent and (iv) if required, written consent of the requisite Lenders), the Administrative Agent and/or Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of Liens granted to the Administrative Agent and/or Collateral Agent for the benefit of the Secured Parties pursuant hereto in such Collateral. Neither the Administrative Agent nor the Collateral Agent shall be required to execute any release instruments on terms which, in the Administrative Agent’s (or Collateral Agent’s) opinion, would expose the Administrative Agent or Collateral Agent to liability or create any obligation or entail any consequence other than the release of Liens without recourse or warranty. No such release shall impair the Administrative Agent's and/or Collateral Agent’s Lien on the proceeds of sale of such Collateral.

(d)       If all outstanding Loans and other Obligations (other than contingent indemnity obligations and obligations under Approved Hedge Counterparty Swap Contracts) have been indefeasibly paid in full, and (or, with respect to L/C Obligations, Cash Collateralized) and the Revolving O&G Development Loan Commitments have terminated or have been reduced to zero, subject to Section 10.01(e) all Lender Hedging Agreements have terminated, the Administrative Agent agrees to, and the Lenders hereby instruct the Administrative Agent and Collateral Agent to, at the Borrower's expense, execute and authorize such releases of the Collateral Documents as the Borrower shall reasonably request and this Agreement shall be deemed terminated except that such termination shall not relieve the Borrower of any obligation to make any payments to the Administrative Agent or any Lender required by any Loan Document to the extent accruing, or relating to an event occurring, prior to such termination.

(e)       Notwithstanding any provision herein to the contrary, if the Revolving O&G Development Loan Commitments have been terminated, and the only outstanding Obligations (other than contingent indemnity obligations and L/C Obligations that are Cash Collateralized) are amounts owed pursuant to one or more Lender Hedging Agreements and/or Approved Hedge Counterparty Swap Contracts, the Administrative Agent and/or Collateral Agent will, and is hereby authorized to, (A) release the Liens created under the Loan Documents and (B) release all Guaranties of the Guarantors; provided, that contemporaneously with such release, (i) the Borrower (and, if applicable, any Loan Party that is a party to the Lender Hedging Agreements) (A) executes a margin agreement in form and substance acceptable to the Lender(s) (or its Affiliates) that are parties to the Lender Hedging Agreements (the “Lender Counterparties”) and (B), if required, provides collateral in the form of cash or a letter of credit having an aggregate value acceptable to the Lender Counterparties, and (ii) if the Lender Hedging Agreements are executed by a Loan Party and the Borrower is not party thereto, the Borrower executes a guaranty covering such Loan Party's obligations thereunder, such guaranty to be in form and substance satisfactory to the Lender Counterparties. Any release under this Section 10.01(e) must be in writing and signed by the Administrative Agent.

10.02	Notices and Other Communications; Facsimile Copies.

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(a)       General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder and under the other Loan Documents shall be in writing (including by facsimile transmission) and mailed, faxed or delivered, to the address, facsimile number or (subject to subsection (c) below) electronic mail address specified for notices on Schedule 10.02 (for the Borrower, any Guarantor and the Administrative Agent) or on the Administrative Details Form (for the other Lenders); or, in the case of the Borrower, the Guarantors, the Administrative Agent, or the L/C Issuer, to such other address as shall be designated by such party in a notice to the other parties, and in the case of any other party, to such other address as shall be designated by such party in a notice to the Borrower, the Administrative Agent and the L/C Issuer. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the intended recipient and (ii) (A) if delivered by hand or by courier, when signed for by the intended recipient; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Administrative Agent or the L/C Issuer pursuant to Article II shall not be effective until actually received by such Person. Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended recipient at the number specified in accordance with this Section, it being understood and agreed that a voicemail message shall in no event be effective as a notice, communication or confirmation hereunder.

(b)       Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c)       Limited Use of Electronic Mail. Electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information, and to distribute Loan Documents for execution by the parties thereto, and shall not be recognized hereunder for any other purpose.

(d)       Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03   No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege

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hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04   Attorney Costs; Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent and Arranger for all reasonable costs and expenses incurred in connection with the development, preparation, negotiation, syndication, administration and execution of this Agreement and the other Loan Documents, including the filing, recording, refiling or rerecording of any mortgage, any pledge agreement and any Security Agreement and/or any Uniform Commercial Code financing statements relating thereto and all amendments, supplements and modifications to any thereof and any and all other documents or instruments of further assurance required to be filed or recorded or refiled or rerecorded by the terms hereof or of any mortgage, any pledge agreement or any security agreement, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs and reasonable costs and expenses in connection with the use of Intralinks, Inc. or other similar information transmission systems in connection with this Agreement, and (b) to pay or reimburse the Administrative Agent and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any workout or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender. The agreements in this Section shall survive the termination of the Aggregate Revolving O&G Development Loan Commitment and repayment of all the other Obligations.

10.05   Indemnification. Whether or not the transactions contemplated hereby are consummated, each of the Borrower and each Guarantor (by execution of a Guaranty), jointly and severally, agrees to indemnify, save and hold harmless each Agent-Related Person, the Administrative Agent, the Collateral Agent, the Arranger, each Lender, the L/C Issuer and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against: (a) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person (other than the Administrative Agent or any Lender) relating directly or indirectly to a claim, demand, action or cause of action that such Person asserts or may assert against any Loan Party, any Affiliate of any Loan Party or any of their respective officers or directors, arising out of or relating to, the Loan Documents, the Aggregate Revolving O&G Development Loan Commitment, the use or contemplated use of the proceeds of any Loans, or the relationship of any Loan Party, the Administrative Agent, the Collateral Agent, the Lenders and the L/C Issuer under this Agreement or any other Loan Document; (b) any and all claims, demands, actions or causes of action that may at any time (including at any time following repayment of the Obligations and the resignation of the Administrative Agent or the replacement of any Lender) be asserted or imposed against any Indemnitee by any Person or by the Borrower or any other Loan Party, arising out of or relating to, the Loan Documents, the Revolving O&G Development Loan Commitments, the use or contemplated use of the proceeds of any Loans, or the relationship of any Loan Party, the Administrative Agent, the Collateral Agent, the Lenders and the L/C

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Issuer under this Agreement or any other Loan Document; (c) without limiting the foregoing, any and all claims, demands, actions or causes of action, judgments and orders, penalties and fines that are asserted or imposed against any Indemnitee, (i) under the application of any Environmental Law applicable to the Borrower or any of its Subsidiaries or any of their properties or assets, including the treatment or disposal of Hazardous Substances on any of their properties or assets, (ii) as a result of the breach or non-compliance by the Borrower or any of the QRC Subsidiaries with any Environmental Law applicable to the Borrower or any of the QRC Subsidiaries, (iii) due to past ownership by the Borrower or any of the QRC Subsidiaries of any of their properties or assets or past activity on any of their properties or assets which, though lawful and fully permissible at the time, could result in present liability, (iv) due to the presence, use, storage, treatment or disposal of Hazardous Substances on or under, or the escape, seepage, leakage, spillage, discharge, emission or Release from, any of the properties owned or operated by the Borrower or any of its Subsidiaries (including any liability asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, the Borrower or any of its Subsidiaries, or (v) due to any other environmental, health or safety condition in connection with the Loan Documents; (d) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in subsection (a), (b) or (c) above; and (e) any and all liabilities (including liabilities under indemnities), losses, costs, damages or expenses (including Attorney Costs and settlement costs) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, WHETHER OR NOT ARISING OUT OF THE STRICT LIABILITY OR NEGLIGENCE OF AN INDEMNITEE, and whether or not an Indemnitee is a party to such claim, demand, action, cause of action or proceeding (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitees, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. The agreements in this Section shall survive and continue for the benefit of the Indemnitees at all times after the Borrower's acceptance of the Lenders' Revolving O&G Development Loan Commitments under this Agreement, whether or not the Restatement Date shall occur and shall survive the termination of the Revolving O&G Development Loan Commitments and repayment of all the other Obligations.

10.06   Payments Set Aside. To the extent that the Borrower makes a payment to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

10.07	Successors and Assigns.

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(a)       The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)       Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving O&G Development Loan Commitment and Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that:

except in the case of an assignment of the entire remaining amount of the assigning Lender's Revolving O&G Development Loan Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Revolving O&G Development Loan Commitment (which for this purpose includes Revolving O&G Development Loans outstanding thereunder) or, if the applicable Revolving O&G Development Loan Commitment is not then in effect, the outstanding principal balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consent (Borrower’s consent not to be unreasonably withheld, conditioned or delayed);

(i) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans or the Revolving O&G Development Loan Commitment assigned;

(ii) any assignment of a Revolving O&G Development Loan Commitment must be approved by the Administrative Agent and L/C Issuer unless the Person that is the proposed assignee is itself the Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Details Form.

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Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.07, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)       The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving O&G Development Loan Commitment of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)       Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower's Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Revolving O&G Development Loan Commitment and/or the Revolving O&G Development Loans (including the Lender's participation in L/C Obligations) owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would (i) postpone any date upon which any payment of money is scheduled to be paid to such Participant, (ii) reduce the principal, interest, fees or other amounts payable to such Participant, or (iii) release any Guarantor from its Guaranty. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 and 3.04 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided said Participant agrees to be subject to Sections 3.08 and 10.15 as though it were a Lender. To the extent permitted by Law, each Participant

89	Quest Resource Corp. 2nd Amended and Restated Credit Agreement

also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

(e)       A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01 as though it were a Lender.

(f)        Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)       If the consent of the Borrower to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment threshold specified in clause (i) of the proviso to the first sentence of Section 10.07(b)), the Borrower shall be deemed to have given its consent five Business Days after the date notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth Business Day.

(h)       Notwithstanding anything to the contrary contained herein, if at any time Royal Bank of Canada assigns all of its Revolving O&G Development Loan Commitment and Revolving O&G Development Loans pursuant to subsection (b) above, Royal Bank of Canada may, upon 30 days' notice to the Borrower and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Royal Bank of Canada as L/C Issuer. Royal Bank of Canada shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Revolving O&G Development Loans or fund participations in Unreimbursed Amounts pursuant to Section 2.14(c)).

10.08   Confidentiality. Each Lender agrees that it will not disclose without the prior consent of the Borrower (other than to directors, officers, employees, auditors, accountants, counsel or other professional advisors of the Administrative Agent or any Lender) any information with respect to the Borrower or any of the QRC Subsidiaries, which is furnished pursuant to this Agreement; provided that any Lender may disclose any such information (a) as has become generally available to the public, (b) as may be required or appropriate in any report, statement or testimony submitted to or required by any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Lender or submitted to or required by the Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in response to any summons or subpoena in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Lender, (e) to any Eligible Assignee

90	Quest Resource Corp. 2nd Amended and Restated Credit Agreement

of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; provided that such Eligible Assignee or Participant or prospective Eligible Assignee or Participant executes an agreement containing provisions substantially similar to those contained in this Section 10.08, (f) in connection with the exercise of any remedy by such Lender if an Event of Default pertaining to the Loan Documents has occurred and is continuing, (g) in connection with any litigation involving such Lender pertaining to the Loan Documents, (h) to any Lender or the Administrative Agent, or (i) to any Affiliate of any Lender (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and obligated to keep such information confidential).

10.09   Set-off. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to the Administrative Agent and the Lenders, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

10.10   Interest Rate Limitation. Regardless of any provision contained in any Loan Document, neither the Administrative Agent nor any Lender shall ever be entitled to contract for, charge, take, reserve, receive, or apply, as interest on all or any part of the Obligations, any amount in excess of the Maximum Rate, and, if any Lender ever does so, then such excess shall be deemed a partial prepayment of principal and treated hereunder as such and any remaining excess shall be refunded to the Borrower. In determining if the interest paid or payable exceeds the Maximum Rate, the Borrower and the Lenders shall, to the maximum extent permitted under applicable Law, (a) treat all Borrowings as but a single extension of credit (and the Lenders and the Borrower agree that such is the case and that provision herein for multiple Borrowings is for convenience only), (b) characterize any nonprincipal payment as an expense, fee, or premium rather than as interest, (c) exclude voluntary prepayments and the effects thereof, and (d) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the Obligations. However, if the Obligations are paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Amount, the Lenders shall refund such excess, and, in such event, the Lenders shall not, to the extent permitted by Law, be subject to any penalties provided by any Laws for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Amount.

10.11   Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.12   Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes

91	Quest Resource Corp. 2nd Amended and Restated Credit Agreement

all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

10.13   Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation shall remain unpaid or unsatisfied.

10.14   Severability. Any provision of this Agreement and the other Loan Documents to which the Borrower is a party that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.15   Replacement of Lenders. If (i) any Lender fails or refuses to consent to any requested amendment or waiver pursuant to Section 10.01, (ii) any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) any Lender is in breach of any of its obligations under this Agreement or (iv) if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.07), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a)       the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.07(b)(iii);

(b)       such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, L/C Advances, L/C Borrowings, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) such payment being at par, with no premium or discount;

(c)       in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

92	Quest Resource Corp. 2nd Amended and Restated Credit Agreement

(d)   such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.16	Governing Law.

(a)       THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER UNITED STATES FEDERAL LAW.

(b)       THE BORROWER AND EACH OTHER PARTY HERETO, AND EACH GUARANTOR, BY EXECUTION OF A GUARANTY, AGREES TO THIS SECTION 10.16(b). ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK AND APPELLATE COURTS FROM ANY THEREOF, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, AND BY EXECUTION OF A GUARANTY, EACH GUARANTOR CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, EACH GUARANTOR, THE ADMINISTRATIVE AGENT AND EACH LENDER (1) IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO, AND (2) IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, POSTAGE PREPAID, AT ITS ADDRESS FOR NOTICES DESIGNATED HEREIN. THE BORROWER, EACH GUARANTOR, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

10.17   Waiver of Right to Trial by Jury, Etc. EACH PARTY TO THIS AGREEMENT AND EACH GUARANTOR, BY EXECUTION OF A GUARANTY, HEREBY (a) EXPRESSLY AND IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES TO THE LOAN DOCUMENTS OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY,

93	Quest Resource Corp. 2nd Amended and Restated Credit Agreement

AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH PARTY TO THIS AGREEMENT AND EACH GUARANTOR TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY; AND (b) EXPRESSLY AND IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH ACTION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; PROVIDED THAT THE WAIVER CONTAINED IN THIS SECTION 10.17(b) SHALL NOT APPLY TO THE EXTENT THAT THE PARTY AGAINST WHOM DAMAGES ARE SOUGHT HAS ENGAGED IN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

10.18	Time of the Essence. Time is of the essence of the Loan Documents.

10.19   Amendment and Restatement. This Agreement amends and restates in its entirety the First Amended and Restated Credit Agreement, which First Amended and Restated Credit Agreement amended and restated in its entirety the Original Credit Agreement, and the Original Term Loan Note, Interest Deferral Note, First PIK Note and Second PIK Note continue to evidence the Indebtedness incurred in connection with First Amended and Restated Credit Agreement and/or Original Credit Agreement, as the case may be. All liens and security interests created and existing under the First Amended and Restated Credit Agreement and Original Credit Agreement shall continue in force and effect to secure the Obligations of Borrower to the Lenders pursuant to the Notes and this Agreement, and Borrower hereby ratifies, adopts and confirms all such prior liens and security interests.

          10.20   ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

94	Quest Resource Corp. 2nd Amended and Restated Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

QUEST RESOURCE CORPORATION,
as Borrower

By:	/s/ David C. Lawler
David C. Lawler
President

Each of the undersigned hereby confirms and agrees that (i) the Loan Documents (which specifically includes each Mortgage and the Guaranty and Security Agreement executed by the undersigned) in effect on the date hereof to which it is a party are, and shall continue to be, in full force and effect and are hereby confirmed and ratified in all respects except that, on and after the Restatement Date, all references in such Loan Documents to the "Credit Agreement" shall mean the First Amended and Restated Credit Agreement, as amended and restated by this Agreement, and the "Note" or "Notes" shall mean each of the Original Term Loan Note, Interest Deferral Note, First PIK Note, Second PIK Note and Revolving O&G Development Loan Note and (ii) such Loan Documents do, and shall continue to, secure the payment by the Borrower of its obligations under this Agreement and each of the Original Term Loan Note, Interest Deferral Note, First PIK Note, Second PIK Note and Revolving O&G Development Loan Note.

QUEST ENERGY SERVICE, LLC,		QUEST EASTERN RESOURCE, LLC,
a Kansas limited liability company,		a Delaware limited liability company,
as Guarantor		as Guarantor

By:	/s/ David C. Lawler	By:	/s/ David C. Lawler
	David C. Lawler		David C. Lawler
	President		President

QUEST OIL & GAS, LLC,		QUEST MERGERSUB, INC.,
a Kansas limited liability company,		a Delaware corporation,
as Guarantor		as Guarantor

By:	/s/ David C. Lawler	By:	/s/ David C. Lawler
	David C. Lawler		David C. Lawler
	President		President

Quest Resource Corp. 2nd Amended and Restated Credit Agreement

ROYAL BANK OF CANADA,
as Administrative Agent and Collateral Agent

By:	/s/ Susan Khokher
Name:	Susan Khokher
Title:	Manager, Agency

Quest Resource Corp. 2nd Amended and Restated Credit Agreement

ROYAL BANK OF CANADA,
as Lender

By:	/s/ Leslie P. Vowell
Leslie P. Vowell
Attorney-in-Fact

Quest Resource Corp. 2nd Amended and Restated Credit Agreement

SCHEDULE 2.01

LOANS AND COMMITMENTS

AS OF RESTATEMENT DATE

Lender	Original Term Loan	Interest Deferral Loan	PIK Loan	Second PIK Loan	Revolving O&G Development Loan Commitment	Total
Royal Bank of Canada	$28,250,000.00	$862,785.96	282,500.00	$25,000.00	$8,000,000.00	$37,420,285.96

As of the Restatement Date, the Pro Rata Share of Royal Bank of Canada is 100%.

Quest Resource Corp. 2nd Amended and Restated Credit Agreement

SCHEDULE 5.06

LITIGATION

•

Michael Friedman, individually and on behalf of all others similarly situated v. Quest Energy Partners LP, Quest Energy GP LLC, Quest Resource Corporation, Jerry Cash, and David E. Grose, Case No. 08-cv-936-M U.S., District Court for the Western District of Oklahoma, filed September 5, 2008.

•

James Jents, individually and on behalf of all others similarly situated v. Quest Resource Corporation, Jerry Cash, David E. Grose, and John Garrison, Case No. 08-cv-968-M, U.S. District Court for the Western District of Oklahoma, filed September 12, 2008.

•

J. Braxton Kyzer and Bapui Rao, individually and on behalf of all others similarly situated v. Quest Energy Partners LP, Quest Energy GP LLC, Quest Resource Corporation and David E. Grose, Case No. 08-cv-1066-M, U.S. District Court for the Western District of Oklahoma, filed October 6, 2008.

•

Paul Rosen, individually and on behalf of all others similarly situated v. Quest Energy Partners LP, Quest Energy GP LLC, Quest Resource Corporation, Jerry Cash, and David E. Grose, Case No. 08-cv-978-M, U.S. District Court for the Western District of Oklahoma, filed September 17, 2008.

•

James Stephens, derivatively on behalf of nominal defendant Quest Resource Corporation. v. William H. Damon III, Jerry Cash, David Lawler, David E. Grose, James B. Kite Jr., John C. Garrison and Jon H. Rateau, Case No. 08-cv-1025-M, U.S. District Court for the Western District of Oklahoma, filed September 25, 2008.

•

William Dean Enders, derivatively on behalf of nominal defendant Quest Energy Partners, L.P. v. Jerry D. Cash, David E. Grose, David C. Lawler, Gary Pittman, Mark Stansberry, J. Phillip McCormick, Douglas Brent Mueller, Mid Continent Pipe & Equipment, LLC, Reliable Pipe & Equipment, LLC, RHB Global, LLC, RHB, Inc., Rodger H. Brooks, Murrell, Hall, McIntosh & Co. PLLP, and Eide Bailly LLP, Case No. CIV-09-752-F, U.S. District Court for the Western District of Oklahoma, filed July 17, 2009.

•

Tim Bodeker, derivatively on behalf of nominal defendant Quest Resource Corporation v. Jerry Cash, David E. Grose, Bob G. Alexander, David C. Lawler, James B. Kite, John C. Garrison, Jon H. Rateau and William H. Damon III, Case No. CJ-2008-9042, in the District Court of Oklahoma County, State of Oklahoma, filed October 8, 2008.

•

William H. Jacobson, derivatively on behalf of nominal defendant Quest Resource Corporation v. Jerry Cash, David E. Grose, David C. Lawler, James B. Kite, Jon H. Rateau, Bob G. Alexander, William H. Damon III, John C. Garrison, Murrell, Hall, McIntosh & Co., LLP, and Eide Bailly, LLP, Case No. CJ-2008-9657, in the District Court of Oklahoma County, State of Oklahoma, filed October 27, 2008.

•

Amy Wulfert, derivatively on behalf of nominal defendant Quest Resource Corporation, v. Jerry D. Cash, David C. Lawler, Jon C. Garrison, John H. Rateau, James B. Kite Jr., William H. Damon III, David E. Grose, N. Malone Mitchell III, and Bryan Simmons, Case No. CJ-2008-

Quest Resource Corp. 2nd Amended and Restated Credit Agreement

9042 — consolidated December 30, 2008, in the District Court of Oklahoma County, State of Oklahoma (Original Case No. CJ-2008-9624, filed October 24, 2008).

Quest Resource Corp. 2nd Amended and Restated Credit Agreement

Section 5.12

ERISA Compliance

The Company is in the process of preparing a submission under the IRS’s Voluntary Correction Program to address certain operational and documentation errors with respect to the Company’s 401(k) plan.”

Quest Resource Corp. 2nd Amended and Restated Credit Agreement

SCHEDULE 5.13

SUBSIDIARIES AND EQUITY INVESTMENTS

•	The Borrower owns 100% of the issued and outstanding membership interests in the following Subsidiaries (collectively, the "QRC Subsidiaries"):

(1) Quest Oil & Gas, LLC, a Kansas limited liability company,

(2) Quest Energy Service, LLC, a Kansas limited liability company,

(3) Quest Eastern Resource LLC, a Delaware limited liability company (formerly PetroEdge Resources (WV) LLC) and

(4) Quest Mergersub, Inc., a Delaware corporation.

The Borrower has no other Subsidiaries or equity Investments in any other Person (other than the Excluded MLP Entities and Excluded Recombination Entities).

•

Quest Oil & Gas, LLC owns a 26.7990076% limited partnership interest (before payout) and will own a 15.0% limited partnership interest (after payout) in LGS Development, L.P., a Texas limited partnership.

Quest Resource Corp. 2nd Amended and Restated Credit Agreement

SCHEDULE 5.21

TAKE-OR PAY AND GAS BALANCING OBLIGATIONS

NONE.

Quest Resource Corp. 2nd Amended and Restated Credit Agreement

SCHEDULE 5.23

PURCHASERS OF PRODUCTION

Clearfield Energy P.O. Box 430 Frazeyburgh, OH 43822	Mid American Natural Resources, LLC 200 Northpointe Circle, Suite 200 Seven Fields, PA 16046
Dominion Field Services, Inc. P.O. Box 1570 Clarksburg, WV 26302-1570	Millenium Energy, LLC 243 Purdy Road Ex Burgettstown, PA 15021
East Resources, Inc. P.O. Box 5519 Vienna, WV 26105-5519	Mountaineer Gas Company 2401 Sissonville Drive Charleston, WV 25312
Eastern American Energy Corporation 501 56th Street Charleston, WV 25304	Petroleum Development Corporation 120 Genesis Boulevard, Charles Pointe Bridgeport, WV 26330
Equitable Gas Company 200 Allegheny Center Pittsburgh, PA 15212-5352	Central Trading Co. P.O. Box 3612 Ponte Vedra Beach, FL 32004-3612
Hays and Company P.O. Box 649 Spencer, WV 25768	Meadow Ridge Development LLC P.O. Box 1549 Washington, PA 15301
Hess Corporation 1 Hess Plaza Woodbridge, NJ 07095	National Fuel Supply Corporation 6363 Main Street Williamsville, NY 14221-5887
Hope Gas, Inc. P.O. Box 25593 Richmond, VA 23260

Quest Resource Corp. 2nd Amended and Restated Credit Agreement

SCHEDULE 5.24

SWAP CONTRACTS

NONE.

Quest Resource Corp. 2nd Amended and Restated Credit Agreement

Schedule 6.12

Phase I Oil and Gas Property Development Funding

[***]

[Text omitted and filed separately.

Confidential Treatment Requested

Pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended]

Quest Resource Corp. 2nd Amended and Restated Credit Agreement

SCHEDULE 7.01

EXISTING LIENS

•

Mechanic's Lien filed by Pinpoint Drilling and Directional Services, LLC filed on June 18, 2009 in Wetzel County, West Virginia (case number 64350.00007.000). Note: the mechanic's lien was filed by the drilling company against several companies, including Quest Eastern Resource, LLC. Quest Eastern, QRC and the other QRC Subsidiaries do not own or possess any leasehold rights or other interest in the acreage on which the lien proceeding was filed.

Quest Resource Corp. 2nd Amended and Restated Credit Agreement

SCHEDULE 7.04

INDEBTEDNESS

NONE.

Quest Resource Corp. 2nd Amended and Restated Credit Agreement

SCHEDULE 7.11

TRANSACTIONS WITH AFFILIATES

•

Contribution, Conveyance and Assumption Agreement, dated as of December 22, 2006, but effective as of December 1, 2006, among Quest Midstream Partners, L.P., Quest Cherokee, LLC, Quest Midstream GP, LLC, Quest Resource Corporation, Bluestem Pipeline, LLC, and other Quest subsidiaries.

•	Amended and Restated Investors’ Rights Agreement, dated as of November 1, 2007, among Quest Midstream Partners, L.P., Quest Midstream GP, LLC, Quest Resource Corporation and 17 investors.
•

Purchase Agreement, dated as of December 22, 2006, among Quest Midstream Partners, L.P., Quest Midstream GP, LLC, Quest Resource Corporation, Alerian Opportunity Partners IV, L.P., Swank MLP Convergence Fund, LP, Swank Investment Partners, LP, The Cushing MLP Opportunity Fund I, LP, The Cushing GP Strategies Fund, LP, Tortoise Capital Resources Corporation, Huizenga Opportunity Partners, LP and HCM Energy Holdings, LLC.

•

Purchase Agreement, dated as of October 16, 2007, among Quest Midstream Partners, L.P., Quest Midstream GP, LLC, Quest Resource Corporation, Alerian Opportunity Partners, IX, L.P., Bel Air MLP Energy Infrastructure Fund, LP, Tortoise Capital Resources Corporation, Tortoise Gas and Oil Corporation, Dalea Partners, LP, Hartz Capital MLP, LLC, ZLP Fund, L.P., KED MME Investment Partners, LP, KED MME Investment Partners, LP, Eagle Income Appreciation Partners, L.P., Eagle Income Appreciation II, L.P., Citigroup Financial Products, Inc., and The Northwestern Mutual Life Insurance Company.

•

Second Amended and Restated Agreement of Limited Partnership of Quest Midstream Partners, L.P., dated as of November 1, 2007, among Quest Midstream GP, LLC, Quest Resource Corporation, and certain limited partners, as amended.

•	Second Amended and Restated Limited Liability Company Agreement of Quest Midstream GP, LLC.
•	Omnibus Agreement, dated as of December 22, 2006, among Quest Resource Corporation, Quest Midstream GP, LLC, Bluestem Pipeline, LLC and Quest Midstream Partners, L.P.
•	Amended and Restated Limited Liability Company Agreement of Quest Energy GP, LLC, dated as of November 15, 2007, by Quest Resource Corporation.
•

Midstream Services and Gas Dedication Agreement, dated as of December 22, 2006, but effective as of December 1, 2006, between Quest Resource Corporation and Bluestem Pipeline, LLC, as amended by Amendment No. 1 to the Midstream Services and Gas Dedication Agreement, between Quest Resource Corporation and Bluestem Pipeline, LLC.

Quest Resource Corp. 2nd Amended and Restated Credit Agreement

•

Assignment and Assumption Agreement, dated as of November 15, 2007, among Quest Resource Corporation, Bluestem Pipeline, LLC and Quest Energy Partners, L.P. (whereby Quest Resource Corporation will assign the Midstream Services and Gas Dedication Agreement to Quest Energy Partners, L.P., and Quest Energy Partners, L.P. will assume all of Quest Resource Corporation’s rights and obligations).

•	Underwriting Agreement, dated as of November 8, 2007, among Quest Energy Partners, L.P., Quest Energy GP, LLC, Quest Cherokee, LLC, Quest Resource Corporation, and Wachovia Capital Markets, LLC.
•	First Amended and Restated Limited Partnership Agreement of Quest Energy Partners, L.P., dated as of November 15, 2007, between Quest Energy GP, LLC and Quest Resource Corporation, as amended.
•

Contribution, Conveyance and Assumption Agreement, dated as of November 15, 2007, among Quest Resource Corporation, Quest Energy Partners, L.P., Quest Energy GP, LLC, Quest Cherokee, LLC, Quest Oil & Gas, LLC, and Quest Energy Service, LLC.

•	Omnibus Agreement, dated as of November 15, 2007, among Quest Energy Partners, L.P., Quest Energy GP, LLC, and Quest Resource Corporation.
•	Management Services Agreement, dated as of November 15, 2007, among Quest Energy GP, LLC, Quest Energy Partners, L.P., and Quest Energy Service, LLC.
•	Agreement for Purchase & Sale, dated as of July 11, 2008, among Quest Eastern Resource LLC, f/k/a PetroEdge Resources (WV), LLC, Quest Resource Corporation and Quest Cherokee, LLC.
•

Agreement and Plan of Merger dated as of July 2, 2009 among New Quest Holdings Corp., Quest Resource Corporation, Quest Midstream Partners, L.P., Quest Midstream GP, LLC, Quest Energy Partners, L.P., Quest Energy GP, LLC, Quest Resource Acquisition Corp., Quest Energy Acquisition, LLC, Quest Midstream Holdings Corp., and Quest Midstream Acquisition, LLC.

•

Support Agreement, dated as of July 2, 2009, among Quest Resource Corporation, Quest Midstream Partners, L.P., Quest Energy Partners, L.P. and each of the unitholders of Quest Midstream Partners, L.P. party thereto.

•

Midstream Services and Gas Dedication Agreement, as amended, between Bluestem Pipeline, LLC and Quest Energy Partners, L.P. (as assignee of Quest Resource Corporation), entered into on December 22, 2006, but effective as of December 1, 2006.

Quest Resource Corp. 2nd Amended and Restated Credit Agreement

SCHEDULE 10.02

ADDRESSES FOR NOTICES TO BORROWER,

GUARANTORS AND ADMINISTRATIVE AGENT

ADDRESS FOR NOTICES TO BORROWER

QUEST RESOURCE CORPORATION

210 Park Avenue, Suite 2750

Oklahoma City, Oklahoma 73102

Attn: Chief Executive Officer

Telephone: (405) 600-7704

Facsimile: (405) 600-7722

ADDRESS FOR NOTICES TO GUARANTORS

Quest Energy Services, LLC

210 Park Avenue, Suite 2750

Oklahoma City, Oklahoma 73102

Attn: Chief Executive Officer

Telephone: (405) 600-7704

Facsimile: (405) 600-7722

ADDRESSES FOR ROYAL BANK OF CANADA

Royal Bank of Canada's Lending Office:

Royal Bank of Canada

New York Branch

One Liberty Plaza, 3rd Floor

New York, New York 10006-1404

Attention: Manager, Loans Administration

Telephone: (212) 428-6332

Facsimile: (212) 428-2372

For matters related to letters of credit:

Attention: Manager, Trade Products

Telephone: (212) 428-6235

Facsimile: (212) 428-3015

Quest Resource Corp. 2nd Amended and Restated Credit Agreement

in each case with a copy to:

Royal Bank of Canada

3 World Financial Center

200 Vessey Street, 12th Floor

New York, New York

Attention: Leslie P. Vowell

Telephone: (212) 428-6607

Facsimile: (212) 428-3097

Electronic Mail: Less.Vowell@rbccm.com

in each case with a copy to:

Royal Bank of Canada

2800 Post Oak Boulevard

3900 Williams Tower

Houston, Texas 77056

Attention: Jason York

Telephone: (713) 403-5679

Facsimile: (713) 403-5624

Electronic Mail: Jason.York@rbccm.com

Administrative Agent's Office:

Royal Bank of Canada

Agency Services Group

Royal Bank Plaza

P. O. Box 50, 200 Bay Street

12th Floor, South Tower

Toronto, Ontario M5J 2W7

Attention: Manager Agency

Facsimile: (416) 842-4023

Wiring Instructions:

JPMorgan Chase Bank, New York, New York

ABA 021-000021

For account Royal Bank of Canada, New York

Swift Code: ROYCUS3X

A/C 920-1033363

For further credit to A/C 293-746-4, Transit 1269

Ref: Quest Resource

Attn: Agency Services

Quest Resource Corp. 2nd Amended and Restated Credit Agreement

EXHIBIT A-1

FORM OF BORROWING NOTICE

Date: ____________, _____
To:	Royal Bank of Canada, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of September 11, 2009 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Quest Resource Corporation, a Nevada corporation (the “Borrower”), Royal Bank of Canada, as Administrative Agent and Collateral Agent, and the Lenders from time to time party thereto.

The undersigned hereby requests:

I.	LOAN
1.	Status Information for the Aggregate Revolving O&G Development Loan Commitment
(a)	Amount of Commitment: Maximum of $5,600,000 until 11/30/09; thereafter up to $8,000,000: $__________
(b)	Revolving O&G Development Loans outstanding prior to the Borrowing requested herein: $__________
(c)	Letters of Credit outstanding prior to the Borrowing requested herein: $__________
(d)	Principal amount of Revolving O&G Development Loans available to be borrowed (1(a) minus the sum of 1(b) and 1(c)): $__________
2.	Amount of Borrowing: $__________
3.	Requested date of Borrowing: _______________, 200_; must be prior to Maturity Date.
4.	Purpose of Revolving O&G Development Loan:

___ To finance [Mandatory CapEx][Value Enhancing CapEx] associated with [description of capital expenditure item on Schedule 6.12]

___ To pay general and administrative expenses, working capital or other corporate purposes provided for in Schedule 6.12

___ To pay fees, costs and expenses owed pursuant to the Agreement

The undersigned hereby certifies that the following statements will be true on the date of the proposed Borrowing(s) after giving effect thereto and to the application of the proceeds therefrom:

Exhibit A-1 Page 1 Form of Borrowing Notice

(a)       the representations and warranties of the Borrower contained in Article V of the Agreement are true and correct in all material respects as though made on and as of such date (except such representations and warranties which expressly refer to an earlier date, which are true and correct in all material respects as of such earlier date);

(b)       the amount of the requested Borrowing, when added to Revolving O&G Development Loans outstanding prior to the Borrowing and Letters of Credit outstanding prior to the Borrowing will not exceed the Aggregate Revolving O&G Development Loan Commitment;

(c)       the amount of the requested Borrowing, when added to Revolving O&G Development Loans previously funded for the purpose above, do not exceed 100% of the amount budgeted for such purpose as set forth on Schedule 6.12; and

(d)       no Default or Event of Default has occurred and is continuing, or would result from such proposed Borrowing(s).

The Borrowing requested herein complies with Section 2.02 of the Agreement, as applicable.

QUEST RESOURCE CORPORATION
a Nevada corporation, as Borrower

By:
Name:
Title:

Exhibit A-1 Page 2 Form of Borrowing Notice

EXHIBIT A-2

FORM OF REPAYMENT NOTICE

Date: ____________, _____
To:	Royal Bank of Canada, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of September 11, 2009 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Quest Resource Corporation, a Nevada corporation (the “Borrower”), Royal Bank of Canada, as Administrative Agent and Collateral Agent, and the Lender from time to time party thereto.

The undersigned hereby is repaying the below described Loan(s) as follows:

I.	REVOLVING O&G DEVELOPMENT LOAN
1.	Outstanding Principal Balance of Revolving O&G Development Loan outstanding prior to the repayment referred to herein: $__________
2.	Amount of repayment: $__________
3.	Date of repayment: _______________, 20__.
II.	ORIGINAL TERM LOAN
1.	Outstanding Principal Balance of Original Term Loan (including Additional PIK Interest) outstanding prior to the repayment referred to herein: $__________
2.	Amount of repayment: $__________
3.	Date of repayment: _______________, 20__.
III.	INTEREST DEFERRAL LOAN
1.	Outstanding Principal Balance of Interest Deferral Loan (including Additional PIK Interest) outstanding prior to the repayment referred to herein: $__________
2.	Amount of repayment: $__________
3.	Date of repayment: _______________, 20__.

IV.	PIK LOAN

Exhibit A-2 Page 1 Form of Repayment Notice

1.	Outstanding Principal Balance of PIK Loan (including Additional PIK Interest) outstanding prior to the repayment referred to herein: $__________
2.	Amount of repayment: $__________
3.	Date of repayment: _______________, 20__.
V.	SECOND PIK LOAN
1.	Outstanding Principal Balance of Second PIK Loan (including Additional PIK Interest) outstanding prior to the repayment referred to herein: $__________
2.	Amount of repayment: $__________
3.	Date of repayment: _______________, 20__.

The repayment referred to herein complies with Section 2.04 of the Agreement.

QUEST RESOURCE CORPORATION
a Nevada corporation, as Borrower

By:
Name:
Title:

Exhibit A-2 Page 2 Form of Repayment Notice

EXHIBIT B-1

ORIGINAL TERM NOTE

$35,000,000.00	July 11, 2008

FOR VALUE RECEIVED, the undersigned (the "Borrower"), hereby promises to pay to the order of ROYAL BANK OF CANADA (the "Lender"), on the Maturity Date (as defined in the Credit Agreement referred to below) the principal amount of THIRTY FIVE MILLION AND NO Dollars ($35,000,000), or such lesser principal amount of Term Loans made by Lender under the Facility (both as defined in such Credit Agreement) due and payable by the Borrower to the Lender on the Maturity Date under that certain Amended and Restated Credit Agreement, dated as of even date herewith (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Credit Agreement"; the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Royal Bank of Canada, as Administrative Agent and Collateral Agent.

The Borrower promises to pay scheduled principal payments as specified in Section 2.06 of the Credit Agreement and interest on the unpaid principal amount of each Term Loan from the date of such Term Loan until such principal amount is paid in full, at such interest rates, and at such times as are specified in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds to the account designated by the Administrative Agent in the Credit Agreement. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Term Note is one of the Term Notes referred to in the Credit Agreement, is entitled to the benefits thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. This Term Note is also entitled to the benefits of each Subsidiary Guaranty. Upon the occurrence of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Term Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Term Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term Note and endorse thereon the date, amount and maturity of its Term Loans and payments with respect thereto.

This Term Note is a Loan Document and is subject to Section 10.10 of the Credit Agreement, which is incorporated herein by reference the same as if set forth herein verbatim.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, notice of intent to accelerate, notice of acceleration, demand, dishonor and non-payment of this Term Note.

Exhibit B-1 Page 1 Copy of Original Term Loan Note

THIS TERM NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

QUEST RESOURCE CORPORATION, a Nevada
corporation, as Borrower

By:	/s/ Jerry D. Cash
Jerry D. Cash
Chief Executive Officer

Exhibit B-1 Page 2 Copy of Original Term Loan Note

EXHIBIT B-2

FORM OF REVOLVING O&G DEVELOPMENT NOTE

$8,000,000.00	September 11, 2009

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to the order of _____________________ (the “Lender”), on the Maturity Date (as defined in the Credit Agreement referred to below) the principal amount of EIGHT MILLION AND NO/100 Dollars ($8,000,000), or such lesser principal amount of Revolving O&G Development Loans made by Lender due and payable by the Borrower to the Lender on the Maturity Date under that certain Second Amended and Restated Credit Agreement, dated September 11, 2009 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Royal Bank of Canada, as Administrative Agent and Collateral Agent.

The Borrower promises to pay principal on the unpaid principal amount of each Revolving O&G Development Loan from the date of such Revolving O&G Development Loan until such principal amount is paid in full at such times as are specified in the Credit Agreement. All payments of principal shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds to the account designated by the Administrative Agent in the Credit Agreement. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Revolving O&G Development Loan Note is one of the Revolving O&G Development Loan Notes referred to in the Credit Agreement, is entitled to the benefits thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. This Revolving O&G Development Loan Note is also entitled to the benefits of each Subsidiary Guaranty, Security Agreement and Mortgage. Upon the occurrence of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Revolving O&G Development Loan Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Additional Revolving O&G Development Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving O&G Development Loan Note and endorse thereon the date, amount and maturity of its Revolving O&G Development Loans and payments with respect thereto.

This Revolving O&G Development Loan Note is a Loan Document and is subject to Section 10.10 of the Credit Agreement, which is incorporated herein by reference the same as if set forth herein verbatim.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, notice of intent to accelerate, notice of acceleration, demand, dishonor and non-payment of this Revolving O&G Development Loan Note.

Exhibit B-2 Page 1 Revolving O&G Development Loan Note

THIS REVOLVING O&G DEVELOPMENT LOAN NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

QUEST RESOURCE CORPORATION a Nevada
corporation, as Borrower

By:
Name:
Title:

Exhibit B-2 Page 2 Revolving O&G Development Loan Note

Exhibit B-3

PIK NOTE

PIK NOTE

$282,500.00	May 29, 2009

FOR VALUE RECEIVED, the undersigned (the "Borrower"), hereby promises to pay to the order of ROYAL BANK OF CANADA (the "Lender"), on the Maturity Date (as defined in the Credit Agreement referred to below) the principal amount of TWO HUNDRED EIGHTY TWO THOUSAND FIVE HUNDRED AND NO Dollars ($282,500.00) due and payable by the Borrower to the Lender on the Maturity Date under that certain Amended and Restated Credit Agreement, dated as of July 11, 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Credit Agreement"; the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Royal Bank of Canada, as Administrative Agent and Collateral Agent.

The Borrower promises to pay interest on the unpaid principal amount of this PIK Note from the date hereof until such principal amount is paid in full, at the Adjusted Base Rate, payable at maturity. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds to the account designated by the Administrative Agent in the Credit Agreement. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement

This PIK Note is the PIK Note referred to in the Credit Agreement, is entitled to the benefits thereof and is subject to optional prepayment in whole or in part as provided therein. This PIK Note is also entitled to the benefits of each Subsidiary Guaranty. Upon the occurrence of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this PIK Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. The Loan evidenced by this PIK Note shall he evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this PIK Note and endorse thereon the date, amount and maturity of its Loans hereunder and payments with respect thereto.

This PIK Note is a Loan Document and is subject to Section 10.10 of the Credit Agreement, which is incorporated herein by reference the same as if set forth herein verbatim.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, notice of intent to accelerate, notice of acceleration, demand, dishonor and non-payment of this PIK Note.

Exhibit B-3 Page 1 Form of PIK Note

THIS PIK NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

QUEST RESOURCE CORPORATION,
a Nevada corporation, as Borrower

By:	/s/ David Lawler
David Lawler
President

Exhibit B-3 Page 2 Form of PIK Note

Exhibit B-4

FORM OF INTEREST DEFERRAL NOTE

$862,785.96	September 11, 2009

This Interest Deferral Note is executed and delivered in modification, renewal, extension and replacement (and not in extinguishment) of the indebtedness, both unpaid principal and accrued unpaid interest, as of the date hereof, on that certain Interest Deferral Note dated June 30, 2009 in the principal amount of $862,785.96 executed by Quest Resource Corporation payable to the order of the Royal Bank of Canada (the “Prior Note”); and all liens, security interests, pledges, collateral assignments and guaranties securing and/or guaranteeing payment of the Prior Note are hereby ratified, confirmed, renewed, extended and brought forward as security and/or guaranty for the payment hereof.

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to the order of ROYAL BANK OF CANADA (the “Lender”), on the Maturity Date the principal amount of EIGHT HUNDRED SIXTY-TWO THOUSAND SEVEN HUNDRED EIGHTY-FIVE AND 96/100 Dollars ($862,785.96) due and payable by the Borrower to the Lender on such date under that certain Amended and Restated Credit Agreement, dated as of July 11, 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Royal Bank of Canada, as Administrative Agent and Collateral Agent.

The Borrower promises to pay interest on the unpaid principal amount of this Interest Deferral Note from the date hereof until such principal amount is paid in full, at the Adjusted Base Rate, payable as specified in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds to the account designated by the Administrative Agent in the Credit Agreement. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Interest Deferral Note is the Interest Deferral Note referred to in the Credit Agreement, is entitled to the benefits thereof and is subject to optional prepayment in whole or in part as provided therein. This Interest Deferral Note is also entitled to the benefits of each Subsidiary Guaranty. Upon the occurrence of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Interest Deferral Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. The Loan evidenced by this Interest Deferral Note shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Interest Deferral Note and endorse thereon the date, amount and maturity of its Loans hereunder and payments with respect thereto.

This Interest Deferral Note is a Loan Document and is subject to Section 10.10 of the Credit Agreement, which is incorporated herein by reference the same as if set forth herein verbatim.

Exhibit B-4 Page 1 Interest Deferral Note

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, notice of intent to accelerate, notice of acceleration, demand, dishonor and non-payment of this Interest Deferral Note.

THIS INTEREST DEFERRAL NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

QUEST RESOURCE CORPORATION
a Nevada corporation, as Borrower

By:
Name:
Title:

Exhibit B-4 Page 2 Interest Deferral Note

Exhibit B-5

SECOND PIK NOTE

SECOND PIK NOTE

$25,000.00	June 30, 2009

FOR VALUE RECEIVED, the undersigned (the "Borrower"), hereby promises to pay to the order of ROYAL BANK OF CANADA (the "Lender"), on the Maturity Date (as defined in the Credit Agreement referred to below) the principal amount of TWENTY-FIVE THOUSAND AND NO Dollars ($25,000.00) due and payable by the Borrower to the Lender on the Maturity Date under that certain Amended and Restated Credit Agreement, dated as of July 11, 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Credit Agreement"; the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Royal Bank of Canada, as Administrative Agent and Collateral Agent.

The Borrower promises to pay interest on the unpaid principal amount of this Second PIK Note from the date hereof until such principal amount is paid in full, at the Adjusted Base Rate, payable at maturity. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds to the account designated by the Administrative Agent in the Credit Agreement. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Second PIK Note is the Second PIK Note-referred to in the Credit Agreement, is entitled to the benefits thereof and is subject to optional prepayment in whole or in part as provided therein. This Second PIK Note is also entitled to the benefits of each Subsidiary Guaranty. Upon the occurrence of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Second PIK Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. The Loan evidenced by this Second PIK Note shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Second PIK Note and endorse thereon the date, amount and maturity of its Loans hereunder and payments with respect thereto.

This Second PIK Note is a Loan Document and is subject to Section 10.10 of the Credit Agreement, which is incorporated herein by reference the same as if set forth herein verbatim.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, notice of intent to accelerate, notice of acceleration, demand, dishonor and non-payment of this Second PIK Note.

Exhibit B-5 Page 1 Second PIK Note

THIS SECOND PIK NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

QUEST RESOURCE CORPORATION,
a Nevada corporation, as Borrower

By:	/s/ David C. Lawler
Name:	David C. Lawler
Title:	President and Chief Executive Officer

Exhibit B-5 Page 2 Second PIK Note

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

(Pursuant to Section 6.02 of the Agreement)

Financial Statement Date: ___________, ____

To:	Royal Bank of Canada, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of September 11, 2009 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Quest Resource Corporation, a Nevada corporation (the “Borrower”), the Lenders from time to time party thereto, and Royal Bank of Canada, as Administrative Agent and Collateral Agent. Capitalized terms used herein but not defined herein shall have the meaning set forth in the Agreement.

The undersigned Responsible Officer hereby certifies as of the date hereof that he is the ___________________________ of the Borrower, and that, as such, he is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use the following for fiscal year-end financial statements]

Attached hereto as Schedule 1 are the year-end audited consolidated financial statements of the Borrower and its Subsidiaries required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section; and

[Use the following for fiscal quarter-end financial statements]

Attached hereto as Schedule 1 are, the unaudited consolidated financial statements of the Borrower and its Subsidiaries required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date and the portion of the Borrower’s fiscal year then ended, together with a certificate of a Responsible Officer of the Borrower stating that such financial statements fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

[Use the following for both fiscal year-end and quarter-end financial statements]

1.         The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements.

2.         A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and no Default or Event of Default has occurred and is continuing except as follows (list of each such Default or Event of Default and include the information required by Section 6.03 of the Credit Agreement):

Exhibit C Page 1 Compliance Certificate

3.         Beginning with the fiscal quarter ending September 30, 2010 and thereafter, the covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of ___________, ________.

QUEST RESOURCE CORPORATION
a Nevada corporation, as Borrower

By:
Name:
Title:

Exhibit C Page 2 Compliance Certificate

SCHEDULE 1

To the Compliance Certificate

[UPDATE AS REQUIRED][CONFIRM COVENANTS]

Exhibit C Page 3 Compliance Certificate

For the Quarter/Year ended

_______________________ ("Statement Date")

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

I.	Section 7.17(a) – Interest Coverage Ratio.

A.	Consolidated EBITDA measured on a pro forma rolling four consecutive fiscal quarter basis ending on the Statement Date (“Reference Period”) (see Credit Agreement definition of “Consolidated EBITDA”):

	1.	Consolidated EBITDA for Reference Period (prior to pro forma adjustments for Material Dispositions and Material Acquisitions pursuant to Section 7.17(c)):	$_________
2.

Pro forma adjustments to EBITDA for Material Dispositions and Material Acquisitions during the Reference Period (Section 7.17(c)), giving effect to such Material Dispositions and Material Acquisitions on a pro forma basis for the Reference Period as if such Material Dispositions and Material Acquisitions occurred on the first day of the Reference Period:

$_________
	3.	Consolidated EBITDA including pro forma adjustments for Material Dispositions and Material Acquisitions (Lines I.A.1 +I.A.2):	$_________
B.		Consolidated Interest Charges for the Reference Period
	1.	Consolidated Interest Charges for the four consecutive fiscal quarters ending on the Statement Date:	$_________
	2.	Pro forma adjustment to Consolidated Interest Charges for Material Dispositions and Material Acquisitions during the four consecutive fiscal quarters ending on the Statement Date (Section 7.17(c)):	$_________
	3.	Consolidated Interest Charges including pro forma adjustments for Material Dispositions and Material Acquisitions (Lines I.B.1 + I.B.2):	$_________
C.		Interest Coverage Ratio
	1.	Consolidated EBITDA adjusted for Material Dispositions and Material Acquisitions (Line I.A.3):	$_________
	2.	Consolidated Interest Charges adjusted for Material Dispositions and Material Acquisitions (Line I.B.3):	$_________
	3.	Imputed interest charges on Synthetic Lease Obligations of the Borrower and its Subsidiaries (other than the Excluded MLP Entities and Excluded Recombination Entities) for the Reference Period:	$_________
	4.	Interest Coverage Ratio: (Line I.C.1) divided by (Lines I.C.2 + I.C.3):	____ to 1.0
		Is the Interest Coverage Ratio less than 2.5 to 1.0?	Yes/No

Exhibit C Page 4 Compliance Certificate

II. Section 7.17(b) – Leverage Ratio.

A.	Consolidated Funded Debt
	1.	Consolidated Funded Debt on Statement Date (borrowed money Indebtedness, letter of credit reimbursement obligations, Capital Leases, Synethetic Leases, Guaranty Obligations)	$_________

B.	Consolidated EBITDA
	1.	Consolidated EBITDA (including pro forma adjustments for Material Dispositions and Material Acquisitions) (Line I.A.3 above)	$_________
	2.	Leverage Ratio: (Line II.A.1) divided by (Line II.B.1):	____ to 1.0
	3.	Is the Leverage Ratio less than 2.0 to 1.0?	Yes/No

Exhibit C Page 5 Compliance Certificate

EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated Credit Agreement identified below (as may be amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor's rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:
2.	Assignee:

[and is an Affiliate/Approved Fund of [identify Lender]

3.	Borrower(s):	Quest Resource Corporation
4.	Administrative Agent: Royal Bank of Canada, as the administrative agent under the Credit Agreement
5.

Credit Agreement:           Second Amended and Restated Credit Agreement dated as of September 11, 2009 among Quest Resource Corporation, the Lenders parties thereto, and Royal Bank of Canada, as Administrative Agent.

Exhibit D Page 1 Form of Assignment and Assumption

6.	Assigned Interest:

	Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans
Original Term Loan:	$	$	%
Revolving O&G Development Loan
Interest Deferral Loan
PIK Loan
Second PIK Loan
Total:	$	$	%

[7.	Trade Date:	________________	]

Effective Date: __________ ____, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNOR
[NAME OF ASSIGNEE]

By:
Title:

*Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

Consented to and Accepted:

[NAME OF ADMINISTRATIVE AGENT], as
Administrative Agent

Exhibit D Page 2 Form of Assignment and Assumption

By:
Title:

[Consented to:]

QUEST RESOURCE CORPORATION,
a Nevada corporation

By:
Name:
Title:

Exhibit D Page 3 Form of Assignment and Assumption

ANNEX 1

TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties.

1.1       Assignor. The Assignor: (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.      Assignee. The Assignee: (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.         Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.         General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and

Exhibit D Page 4 Form of Assignment and Assumption

Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit D Page 5 Form of Assignment and Assumption

EXHIBIT E

FORM OF CONVEYANCE OF OVERRIDING ROYALTY INTEREST

          For a good and valuable consideration, the receipt of which is hereby acknowledged, QUEST EASTERN RESOURCE LLC, a Delaware limited liability company, with headquarters located at 210 Park Avenue, Suite 2750, Oklahoma City, Oklahoma 73102 (“Grantor”) does hereby grant, bargain, sell, transfer, assign and convey to ROYAL BANK OF CANADA, as agent (“Grantee”), whose address is Royal Bank Plaza, 12th Floor, South Tower, Toronto, Ontario, Canada, M5J 2W7, an overriding royalty interest (the “Overriding Royalty”) equal to two percent (2%) of the Applicable Percentage (below defined) of the oil, gas and other minerals in, under and that may be produced from the lands (i) described in Exhibit “A” attached hereto and made a part hereof and (ii) covered by the oil and gas leases described in such Exhibit “A” (collectively the “Subject Lands”).

The term "Applicable Percentage" shall mean, with respect to the Subject Lands or any portion thereof identified on Exhibit "A", the percentage working interest (including, but not limited to, record title and operating rights interests), overriding royalty interest or other royalty interest, production payment or other ownership interest of Grantor for such Subject Lands or portion thereof, as applicable. Should the Subject Leases (defined below) cover less than a full mineral estate in the Subject Lands and/or if Grantor’s interest in the Subject Leases is less than the full oil and gas leasehold estate, then the Overriding Royalty shall be proportionately reduced to the extent not otherwise reflected in the working interest set forth on Exhibit "A".

          It is understood and agreed that, the Overriding Royalty is conveyed by Grantor to Grantee out of Grantor's interest (such interest, subject to the Overriding Royalty, being herein called the "Burdened Interest") in the oil and gas leases (the "Subject Leases") identified on the attached Exhibit "A" insofar as they cover Subject Lands, such Overriding Royalty shall be equal to a full two percent (2%) of the Applicable Percentage of the oil, gas and other minerals produced from the Subject Lands, and shall not be reduced for any reason, including, without limitation, the same shall not be reduced if the undivided interest of Grantor in a Subject Lease is less than the entire interest in such Subject Lease (or is less than the interest, if any, stated on Exhibit "A" with respect to such Subject Lease) or if the interest in oil, gas and other minerals underlying any portion of the Subject Lands which is covered by a particular Subject Lease (or group of Subject Leases) is less than the entire interest in the oil, gas and other minerals underlying such portion of the Subject Lands, or if the share of production from any portion of Subject Lands to which Grantor is entitled by virtue of its ownership interest in the Subject Leases is less than the Applicable Percentage set forth on Exhibit "A" for such portion of the Subject Lands.

          TO HAVE AND TO HOLD the Overriding Royalty unto Grantee, its successors and assigns forever. The Overriding Royalty herein conveyed, and the Burdened Interest of Grantor, shall be subject to the following provisions:

          1.         To the extent that Grantor acts as operator of a Subject Lease, Grantor shall have the obligation to market, or cause to be marketed, the oil, gas and other minerals produced from the Subject Lands and attributable to the Overriding Royalty (the “ORRI Hydrocarbons”) on behalf of and for the account of Grantee in arm's-length transactions with reputable purchasers in accordance with prudent business judgment, with each such sale to be upon terms and conditions at least as favorable as (i) Grantor obtains for the share of oil, gas and/or other minerals attributable to the Burdened Interest in the Subject Lands to which such sale relates, (ii) Grantor obtains for its interest in other oil, gas and/or other minerals which are of comparable type and quality and which are produced in the same area as the Subject Lands to which such sale relates, and (iii) those obtained by any Affiliates (below defined) of Grantor for oil, gas and/or

Exhibit E Page 1 Form of Conveyance of Overriding Royalty Interest

other minerals produced from the Subject Lands to which such sale relates or from lands in the same area. As used herein, (i) “Affiliate” shall mean any person directly or indirectly owning or holding with power to vote 10% or more of the outstanding voting securities of Grantor, any person with 10% or more of its outstanding voting securities directly or indirectly owned, controlled or held with power to vote by Grantor, any person directly or indirectly controlling, controlled by or under common control with Grantor, and (ii) “person” shall include an individual, an estate, a corporation, a limited liability company, a partnership, an association, a joint stock company or a trust. Grantor shall duly perform all obligations performable by it under production sales contracts under which ORRI Hydrocarbons are sold and shall take all appropriate measures to enforce the performance under each such production sales contract of the obligations of the other parties thereto.

          2.         Grantee shall be entitled to receive payment for all ORRI Hydrocarbons directly from the purchasers thereof or from other parties obligated to make payment therefor. Grantor shall cause to be prepared and executed such division orders, transfer orders, or instructions in lieu thereof, as Grantee (or any third party) may require from time to time to cause payments to be made directly to Grantee. In the event that, for any reason, Grantee cannot (or does not) receive such payments directly, the same shall be collected by Grantor and shall constitute trust funds in Grantor's hands and shall be immediately paid over to Grantee. Grantee may also, at any time, and from time to time, at Grantee’s option and expense, take all or any part of the ORRI Hydrocarbons in kind, to the extent that Grantor acts as operator of a Subject Lease, Grantor shall make reasonable efforts to cause and all production sales contracts covering ORRI Hydrocarbons that Grantor enters after the effective date hereof to be subject to Grantee's right to take in kind; during such time or times as Grantee is so taking ORRI Hydrocarbons in kind Grantor's obligation to market the same, as provided above, shall be suspended as to the ORRI Hydrocarbons so taken, but shall again become effective when Grantee elects to cease such taking in kind.

          3.         Grantor does hereby represent and warrant to Grantee that Grantor owns the interests specified in Schedule 1 hereto in and to the Subject Leases insofar as they cover Subject Lands (and Grantor has good and marketable title to such interests, free of liens and encumbrances by, through or under the Grantor, but not otherwise), that Grantor has good right and authority to sell and convey the Overriding Royalty, and that this Conveyance vests in Grantee good and marketable title to the Overriding Royalty free of liens and encumbrances by, through or under the Grantor, but not otherwise. Grantor hereby binds itself to warrant and forever defend, all and singular, title to the Overriding Royalty unto Grantee, its successors and assigns, against the claims and demands of all persons claiming or to claim the same or any part thereof by, through or under Grantor, but not otherwise. This Conveyance is made with full substitution and subrogation of Grantee in and to all covenants and warranties by others heretofore given or made with respect to the Subject Lands or lands pooled or unitized therewith.

          4.         Grantor shall promptly pay, when due, its share of all costs and expenses (including all taxes and all costs, expenses and liabilities for labor, materials and equipment incurred in connection with the Burdened Interests and all obligations to the holders of royalty interests and other interests affecting the Subject Leases) incurred in developing, operating and maintaining the Burdened Interests; subject to the Grantor's right, in good faith, to dispute any such costs and expenses.

          5.         Grantor shall keep full, true, and correct records of the oil, gas, and other hydrocarbons produced from or attributable to the Subject Lands each calendar month, and the portion attributable to the Overriding Royalty. Such records may be inspected by Grantee or its authorized representatives and copies made thereof at all reasonable times. Grantee shall also have, upon request, access to review all reports, data and information relating to the Subject Lands (and lands pooled or unitized therewith) or to exploration, development, production and other operations conducted on the Subject Lands (and lands pooled or unitized therewith). In the event that Grantee does not receive direct payment of proceeds from the sale of ORRI Hydrocarbons (or take ORRI Hydrocarbons in kind) pursuant to Section 2 above,

Exhibit E Page 2 Form of Conveyance of Overriding Royalty Interest

Grantor shall (a) send to Grantee a statement setting forth (i) the production from the Subject Lands for the preceding calendar month, (ii) the portion of such production attributable to the Overriding Royalty, (iii) the gross proceeds (“ORRI Collected Proceeds”) attributable to the sale of ORRI Hydrocarbons (and the taxes and other costs permitted to be deducted therefrom under Section 6 below) and (iv) such other data as Grantee may reasonably request in such form as Grantee may reasonably request, and (b) to the extent Grantee does not receive direct payment of proceeds from the sale of ORRI Hydrocarbons (or take ORRI Hydrocarbons in kind) pursuant to Section 2 above, make a payment to Grantee of such ORRI Collected Proceeds (less such permitted deductions) in immediately available funds by wire transfer (or such other form specified by Grantee) to such bank or location as Grantee may direct from time to time in writing. Payment by Grantor to Grantee shall be made within five (5) days from the date that Grantor receives the ORRI Collected Proceeds. Any amounts owing by Grantor to Grantee hereunder not paid on the date due shall bear interest at the rate of ten percent (10%) per annum or the maximum rate permitted by law, whichever is less, from the date due until paid. Grantor hereby agrees to pay on demand all reasonable costs and expenses, including reasonable attorneys’ fees, costs of settlement and out-of-pocket expenses incurred by Grantee in enforcing any obligations of or in collecting any payments due from Grantor hereunder, whether or not such enforcement and collection includes the filing of a lawsuit.

          6.         The Overriding Royalty shall be free of all costs, expenses, and liabilities of exploration, development, production and operation of the Subject Lands; provided, in the event Grantee does not elect to take all of the ORRI Hydrocarbons in kind, the Overriding Royalty shall be subject to marketing, gathering, compression, treating and transportation costs and expenses actually incurred by Grantor in connection with Grantor’s marketing of such ORRI Hydrocarbons as required by and in compliance with Section 1 hereof. Specifically, but not by way of limitation, the Overriding Royalty shall never bear, either directly or indirectly, any costs, expenses or liabilities for building, constructing, acquiring, drilling, developing, producing or operating the Subject Lands, Subject Leases, or wells situated on the Subject Lands or lands pooled or unitized therewith, or production of oil and/or gas from the Subject Lands or lands pooled or unitized therewith; provided, however, the Overriding Royalty shall bear its proportionate share of production, severance and similar taxes.

          7.         Grantor and Grantee agree to execute and deliver, and, to the extent it is within Grantor's power to do so, to cause any third parties to execute and deliver, to Grantee all such other and additional instruments and to do all such further acts and things as may be necessary more fully to vest in and assure to Grantee all of the rights, titles, interests, remedies, powers and privileges herein granted or intended so to be.

          8.         Certain portions of the Subject Lands may have been pooled or unitized for the production of oil, gas and/or minerals prior to the date hereof. With respect to each such existing pool or unit (and with respect to each pool or unit in which the Overriding Royalty is included, as below provided, after the date hereof), the Overriding Royalty in each portion of Subject Lands included in such pool or unit shall apply to the portion of production from such pool or unit which is attributable to such portion of Subject Lands under and by virtue of the applicable pooling and unitization agreements, designations and/or orders. To the extent Grantee acts as operator of a Subject Lease, from and after the date hereof, without the joinder of Grantee with respect to the Overriding Royalty, Grantor shall have the right or power to unitize or pool any portion or portions of the Overriding Royalty as would any prudent operator. If pursuant to any law, rule, regulation or order of any governmental body or official, any portion of the Subject Lands is pooled or unitized in any manner, the Overriding Royalty insofar as it affects such portion of Subject Lands shall also be pooled and unitized and, in each event, the Overriding Royalty shall apply to the production which is attributable to such portion of Subject Lands under and by virtue of such pooling and unitization arrangements.

          9.         Nothing herein contained shall in any way limit or restrict the right of Grantee to sell, convey, assign or mortgage (or grant a deed of trust on) the Overriding Royalty (including its rights, titles, interests, estates, remedies,

Exhibit E Page 3 Form of Conveyance of Overriding Royalty Interest

powers and privileges appurtenant or incident to the Overriding Royalty under this Conveyance) in whole or in part. No change of ownership of the Overriding Royalty shall be binding upon Grantor until Grantor is furnished with copies of the original documents evidencing such change. Upon receipt by Grantor of copies of the original documents evidencing a sale, conveyance, assignment or mortgage of (or grant of a deed of trust on) the Overriding Royalty, Grantor shall deal with the purchaser or assignee in place of Grantee and shall deal with the mortgagee (or the beneficiary of the deed of trust) in addition to the Grantee, and references herein to the Grantee shall thereafter also be deemed to be references to such purchaser, assignee or mortgagee (or the beneficiary of the deed of trust).

          10.       If the Grantor proposes or intends to make any sale or other disposition of all or any portion of its Burdened Interest (other than a sale or other disposition to a person controlling, controlled by or under common control with Grantor), Grantor shall so inform Grantee by notice in writing (the “Transfer Notice”) describing the interest (or portion thereof) that is the subject of such proposed or intended sale or disposition (the “Offered Interest”), and the other pertinent and reasonable details of such proposed or intended sale or disposition. Grantee shall thereupon have 30 days after receipt of the Transfer Notice to notify Grantor in writing that Grantee desires Grantor to market the Overriding Royalty, or some portion thereof, in connection with such intended sale or disposition. Failure of Grantee to notify Grantor in writing that Grantee desires Grantor to market the Overriding Royalty, or some portion thereof, in connection with such intended sale or disposition within such 30 day period shall be deemed an election by Grantee not to participate. If Grantee does timely submit its notice to Grantor: (i) Grantor shall jointly market the Burdened Interest, or portion thereof that is to be covered by such intended sale or disposition, and the Overriding Royalty (or portion thereof as designated by Grantee in its notice) together, on such terms as Grantor and Grantee shall mutually agree, (ii) Grantor shall timely submit to Grantee any offer to purchase such interests, (iii) each of Grantor and Grantee shall have an independent right and a reasonable amount of time to either accept or decline any such offer, and (iv) in the event either Grantor or Grantee shall accept any such offer, and the other party shall decline such offer, such accepting party shall be entitled to sell or dispose of such interests separate and apart from the other party’s interests.

          11.       Grantor shall have the right without the joinder of Grantee to release, surrender and/or abandon its Burdened Interest, or any part thereof, or interest therein even though the effect of such release, surrender or abandonment will be to release, surrender or abandon the Overriding Royalty; provided, however, that Grantor shall not release, surrender or abandon any Burdened Interest unless and until Grantor has determined in good faith that such Burdened Interest will no longer produce in commercial paying quantities.

          12.       Without the prior written consent of Grantee, Grantor shall not elect, as to any Burdened Interest, (i) to be a non-participating party (whether pursuant to an operating agreement or other agreement or arrangement, including without limitation, non-consent rights and obligations imposed by statute and/or regulatory agency) with respect to any drilling, deepening, plugging back, reworking, sidetracking or completion (or other) operation on any Burdened Interest or (ii) elect to be an abandoning party with respect to a well located on any Burdened Interest in the event Grantor or any Affiliate of Grantor will be a participating party in such operation.

          13.       The Overriding Royalty shall apply to all renewals, extensions and other similar arrangements (and/or interests therein) of the Subject Leases insofar as they cover Subject Lands. A new lease taken before the expiration of the existing Subject Lease which it replaced or within one (1) year after expiration of such Subject Lease, and covering the same interest (or any part thereof) which was covered by the Subject Lease, shall be considered a renewal or extension for the purposes hereof.

          14.       All covenants and agreements of Grantor and Grantee herein contained shall be deemed to be covenants running with the Subject Lands. All of the provisions hereof shall inure to the benefit of Grantor and Grantee and their successors and assigns.

Exhibit E Page 4 Form of Conveyance of Overriding Royalty Interest

          15.       All communications required or permitted to be given under this Conveyance shall be in writing and shall be given by registered or certified mail, postage prepaid, telecopy or telex, or by personal service (including express or courier service), and addressed to the addresses specified at the beginning of this Conveyance (or to such other address, telecopy or telex number as may be designated in writing in accordance herewith). Notices shall be deemed given upon receipt.

          16        This Conveyance is being executed in several counterparts, all of which are identical, except that, to facilitate recordation, in certain counterparts hereof only that portion of Exhibit “A” which contains specific descriptions of the Subject Lands located in the recording jurisdiction in which the counterpart is to be recorded shall be included, and all other portions of Exhibit A shall be included by reference only. Complete copies of this Conveyance containing the entire Exhibit “A” have been retained by Grantor and Grantee. All of such counterparts together shall constitute but one and the same instrument.

[Remainder of Page Intentionally Left Blank]

Exhibit E Page 5 Form of Conveyance of Overriding Royalty Interest

          IN WITNESS WHEREOF, this Conveyance is executed as of the 20th day of August, 2009, effective as of 7 o'clock a.m. local time at the locations of the Subject Lands, respectively, on such date.

“GRANTOR”

QUEST EASTERN RESOURCE LLC

By:
David C. Lawler, President

STATE OF OKLAHOMA

COUNTY OF OKLAHOMA

This instrument was acknowledged before me this 11th day of September, 2009, by David C. Lawler, President of QUEST EASTERN RESOURCE LLC, a Delaware limited liability company on behalf of such company.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal on the day and year first above written.

NOTARY PUBLIC IN AND FOR
THE STATE OF OKLAHOMA
My Commission Expires:
(printed name)

Exhibit E Page 6 Form of Conveyance of Overriding Royalty Interest

Exhibit “A”

Attached to and made a part of that certain Conveyance of Overriding Royalty Interest from QUEST EASTERN RESOURCE LLC to ROYAL BANK OF CANADA, as agent,

dated August 20, 2009

Lease Number	Lessor Name	Town	County	State	Recording Information	Working Interest	Net Revenue Interest
NY-Troup-045-000	Carpenter, David and Dorothy	Troupsburg	Steuben	NY	1794/296 as assigned 1815/350	50.00%	37.50%
NY-Troup-042-000	Cook, Marion Et Ux	Trougsburg	Steuben	NY	1719/142 as assigned 1745/154	50.00%	37.303516%
NY-Troup-010-000	Zinck, Wallace and Karen	Woodhull	Steuben	NY	1792/66 as assigned 1803/315	50.00%	37.50%

Exhibit E Page 7 Form of Conveyance of Overriding Royalty Interest